                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


  Filed by the Registrant  /X/
  Filed by a Party other than the Registrant  / /

  Check the appropriate box:
  / /  Preliminary Proxy Statement
  / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
  /X/  Definitive Proxy Statement
  / /  Definitive Additional Materials
  / /  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
       240.14a-12


                       SHARED TECHNOLOGIES FAIRCHILD INC.
--------------------------------------------------------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

--------------------------------------------------------------------------------
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

/ /  No fee required.
/X/  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:
         Common Stock, par value $.004 per share, of Shared Technologies
           Fairchild Inc.
           ("STF Common Stock")
         Series D Preferred Stock of Shared Technologies Fairchild Inc. ("STF") Series I 6% Cumulative Convertible Preferred Stock of STF
         Warrants of STF to purchase STF Common Stock
         Employee and director stock options of STF to purchase STF Common Stock
     (2) Aggregate number of securities to which transaction applies:
         21,170,469 shares of STF Common Stock (assuming exercise or conversion of the outstanding STF preferred stock, options and warrants).
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set for the amount on which the filing fee is calculated and state how it was determined): $15.00 per share in cash.
     (4) Proposed maximum aggregate value of transaction: $317,557,035.
     (5) Total fee paid: $63,511.40.
/X/  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

                       SHARED TECHNOLOGIES FAIRCHILD INC.
                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                     TO BE HELD TUESDAY, FEBRUARY 10, 1998

To the Stockholders of
SHARED TECHNOLOGIES FAIRCHILD INC.:

    NOTICE IS HEREBY GIVEN that a Special Meeting of the Stockholders (the "Special Meeting") of Shared Technologies Fairchild Inc., a Delaware corporation (the "Company"), will be held at 100 Great Meadow Road, Suite 104, Wethersfield, Connecticut 06109, on Tuesday, February 10, 1998, at 9:00 a.m., Eastern time, for the following purposes:

        1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger dated as of November 20, 1997 (the "Merger Agreement") among the Company, Intermedia Communications Inc. ("Intermedia") and Moonlight Acquisition Corp. ("Moonlight"), a wholly-owned subsidiary of Intermedia, pursuant to which Moonlight will be merged into the Company (the "Merger") and each holder of the Company's issued and outstanding common stock, par value $.004 per share (the "Shares"), Series D Preferred Stock, par value $.01 per share (the "Series D Preferred Stock"), and Series I 6% Cumulative Convertible Preferred Stock, par value $.01 per share (the "Convertible Preferred Stock") (other than such capital stock of the Company owned by the Company, Intermedia, Moonlight or their respective subsidiaries), will receive in cash $15.00, $15.00 and $251.21 per share, respectively.

        2. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

    Only stockholders of record at the close of business on January 6, 1998, will be entitled to notice of, and to vote at, the Special Meeting.

    THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY HAS APPROVED THE MERGER AND THE MERGER AGREEMENT, HAS DETERMINED THAT THE TERMS OF THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S COMMON STOCKHOLDERS AND RECOMMENDS THAT COMMON STOCKHOLDERS VOTE "FOR" THE MERGER PROPOSAL.

    Under Delaware law, holders of the Company's Common Stock and Series D Preferred Stock are entitled to appraisal rights in connection with the Merger.

                                          By Order of the Board of Directors
                                          Kenneth M. Dorros
                                          Secretary

Dated: January 9, 1998

                       SHARED TECHNOLOGIES FAIRCHILD INC.

                        100 GREAT MEADOW ROAD, SUITE 104

                        WETHERSFIELD, CONNECTICUT 06109
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                        SPECIAL MEETING OF STOCKHOLDERS

                    TO BE HELD ON TUESDAY, FEBRUARY 10, 1998

    This proxy statement (the "Proxy Statement") is being furnished to the stockholders of Shared Technologies Fairchild Inc., a Delaware corporation (the "Company" or "STF"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board of Directors" or the "Board") for use at a Special Meeting of Stockholders to be held at 9:00 a.m. on Tuesday, February 10, 1998 at 100 Great Meadow Road, Suite 104, Wethersfield, Connecticut 06109 and at any adjournments or postponements thereof (the "Special Meeting").

    At the Special Meeting, the holders of common stock, par value $.004 per share (the "Common Stock"), of the Company will consider and vote upon the approval and adoption of the Agreement and Plan of Merger dated as of November 20, 1997 (the "Merger Agreement") among the Company, Intermedia Communications Inc., a Delaware corporation ("Intermedia"), and Moonlight Acquisition Corp., a Delaware corporation ("Moonlight") and a wholly owned subsidiary of Intermedia. On the terms and subject to the conditions of the Merger Agreement, Moonlight will be merged with and into the Company (the "Merger") and the Company will be the surviving corporation (the "Surviving Corporation").

    Upon the consummation of the Merger, (i) each outstanding share (the "Shares") of the Common Stock of the Company will be converted into the right to receive $15.00 in cash, (ii) each share of Series D Preferred Stock of the Company, par value $.01 per share (the "Series D Preferred Stock"), will be converted into the right to receive $15.00 in cash and (iii) each share of Series I 6% Cumulative Convertible Preferred Stock, par value $.01 per share (the "Convertible Preferred Stock"), of the Company will be converted into the right to receive $251.21 per share (in each case other than shares owned by the Company, Intermedia, Moonlight or their respective subsidiaries and other than shares held by dissenting stockholders).

    A copy of the Merger Agreement is attached hereto as Annex I. The summaries of the portions of the Merger Agreement set forth in this Proxy Statement do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the text of the Merger Agreement.

    YOUR BOARD OF DIRECTORS, AFTER CAREFUL CONSIDERATION, UNANIMOUSLY HAS APPROVED THE MERGER AGREEMENT AND DETERMINED THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY, AND RECOMMENDS THAT YOU VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

    In connection with the Merger, appraisal rights will be available to those stockholders of the Company who meet and comply with the requirements of Section 262 of the Delaware General Corporation Law (the "DGCL"), a copy of which is attached as Annex III hereto. For a discussion of the procedures to be followed in asserting appraisal rights under Section 262 of the DGCL in connection with the Merger, see "Rights of Dissenting Stockholders."
                            ------------------------

          This Proxy Statement is first being mailed to the Company's stockholders on or about January 9, 1998.
                            ------------------------

                               TABLE OF CONTENTS

                                                                                                                PAGE
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SUMMARY....................................................................................................          ii
INTRODUCTION...............................................................................................           1
  Purpose of the Special Meeting...........................................................................           1
  Voting at the Special Meeting............................................................................           1
  Proxies..................................................................................................           2
  Proxy Solicitation.......................................................................................           2
  Other Matters to Be Considered...........................................................................           2
THE MERGER.................................................................................................           3
  Background of the Merger; Recommendation of the Company's Board Of Directors.............................           3
  Opinion of Financial Advisor.............................................................................           7
  Interests of Certain Persons.............................................................................          11
  Certain Effects of the Consummation of the Merger........................................................          12
  The Merger Agreement.....................................................................................          13
  Stock Purchase Agreement.................................................................................          18
  Loan Agreement...........................................................................................          19
  The Stock Option Agreement...............................................................................          19
  Settlement Agreement.....................................................................................          20
  Source and Amount of Funds...............................................................................          21
  Intermedia's Purpose for the Merger......................................................................          21
  Accounting Treatment of the Merger.......................................................................          21
RIGHTS OF DISSENTING STOCKHOLDERS..........................................................................          22
  Appraisal Rights of Dissenting Stockholders and Series D Holders.........................................          22
CERTAIN FEDERAL INCOME TAX CONSEQUENCES....................................................................          25
REGULATORY APPROVALS.......................................................................................          25
SELECTED CONSOLIDATED FINANCIAL DATA.......................................................................          27
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS......................          28
  Overview and Recent Developments.........................................................................          28
  Nine Months Ended September 30, 1997 compared to September 30, 1996......................................          28
  Year Ended December 31, 1996 compared to Year Ended December 31, 1995....................................          29
  Year Ended December 31, 1995 compared to Year Ended December 31, 1994....................................          31
  Liquidity and Capital Resources..........................................................................          32
PRICE RANGE OF SHARES......................................................................................          34
BUSINESS OF THE COMPANY....................................................................................          34
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.............................................          35
CERTAIN INFORMATION CONCERNING INTERMEDIA AND MOONLIGHT....................................................          36
OTHER MATTERS..............................................................................................          36
ADDITIONAL INFORMATION.....................................................................................          37
STOCKHOLDER PROPOSALS......................................................................................          38
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................................................          38

ANNEX I--Agreement and Plan of Merger
ANNEX II--Opinion of Credit Suisse First Boston Corporation
ANNEX III--Text of Section 262 of the General Corporation Law of the State of Delaware

                                    SUMMARY

    This summary has been prepared to assist stockholders of the Company in their review of the proposal described in detail in this Proxy Statement, to approve and adopt the Merger Agreement. As a result of the Merger, (i) the Company will be the Surviving Corporation and will become a wholly-owned subsidiary of Intermedia, and (ii) each share of the Company's issued and outstanding Common Stock, Series D Preferred Stock and Convertible Preferred Stock (other than such capital stock of the Company owned by the Company, Intermedia, Moonlight or their respective subsidiaries and other than shares of such capital stock held by dissenting stockholders), will be converted automatically into the right to receive cash in the amount of $15.00, $15.00 and $251.21, respectively, without interest thereon. Pursuant to the Merger Agreement, as the first step in the acquisition of the Company by Intermedia, Intermedia commenced a cash tender offer on November 26, 1997 for 4,000,000 Shares, at a price of $15.00 per share, net to the seller in cash (the "Offer"). The Offer was consummated on December 26, 1997. Based on information provided from Continental Stock Transfer & Trust Company, the transfer agent for the Offer, approximately 16,006,204 Shares, or 88.3% of the Shares, were tendered. Since the Shares tendered exceeded the 4,000,000 Shares sought by Moonlight, a proration factor of .2499031 was applied to all tendered Shares. As a result of the rounding of fractional shares from the proration factor, Moonlight actually purchased 4,000,064 Shares through the Offer.

    This Proxy Statement and the accompanying notice of special meeting and form of proxy are first being mailed on or about January 9, 1998 to stockholders entitled to notice of and to vote at the Special Meeting of Stockholders of the Company to be held on Tuesday, February 10, 1998 (the "Special Meeting").

    This summary is not intended to be a complete explanation of the matters relating to the Merger Agreement or the proposed Merger and is qualified in all respects by reference to the detailed explanation contained in this Proxy Statement and the Annexes hereto. Stockholders are urged to review carefully the entire Proxy Statement, including the Annexes. Cross-references in this summary are to captions in the Proxy Statement.

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PURPOSE OF SPECIAL MEETING........  To vote upon the Merger. See "INTRODUCTION--Purpose of the Special Meeting."

DATE AND TIME OF SPECIAL
  MEETING.........................  Tuesday, February 10, 1998 at 9:00 a.m., Eastern time

PLACE OF MEETING..................  100 Great Meadow Road, Suite 104, Wethersfield,
                                    Connecticut

RECORD DATE.......................  January 6, 1998

NUMBER OF OUTSTANDING SHARES OF
  STOCK ENTITLED TO VOTE..........  18,129,508 Shares

APPROXIMATE NUMBER OF OWNERS OF
  RECORD OF SHARES OF STOCK.......  205

MERGER TERMS......................  In the Merger, the Company will be merged with and into
                                    Moonlight, with the Company as the surviving
                                    corporation, and the Company will become a wholly-owned
                                    subsidiary of Intermedia, and each Share, share of
                                    Series D Preferred Stock and share of Convertible
                                    Preferred Stock (other than such capital stock of the
                                    Company owned by the Company, Intermedia, Moonlight or
                                    their respective subsidiaries and other than shares of
                                    such capital stock held by dissenting stockholders) will
                                    be converted automatically into the right to receive
                                    cash in

                                    the amount of $15.00, $15.00 and $251.21, respectively,
                                    without interest thereon (the "Merger Consideration").
                                    See "THE MERGER."

REQUIRED VOTE.....................  The affirmative vote of the holders of a majority of the outstanding Shares is required for approval of the
                                    Merger. See "INTRODUCTION-- Voting at the Special
                                    Meeting." AT THE CLOSE OF BUSINESS ON THE RECORD DATE,
                                    INTERMEDIA BENEFICIALLY OWNED 5,134,564 SHARES AND
                                    250,000 SHARES OF CONVERTIBLE PREFERRED STOCK,
                                    CONSTITUTING APPROXIMATELY 28.3% OF THE OUTSTANDING
                                    SHARES (APPROXIMATELY 38.2% OF THE OUTSTANDING SHARES ON
                                    A FULLY DULUTED BASIS ASSUMING CONVERSION OF THE
                                    CONVERTIBLE PREFERRED STOCK). INTERMEDIA ENTERED INTO A
                                    STOCK OPTION AGREEMENT WITH CERTAIN STOCKHOLDERS WHO
                                    OWNED AN AGGREGATE OF APPROXIMATELY 24.6% OF THE
                                    OUTSTANDING SHARES (APPROXIMATELY 33.2% OF THE
                                    OUTSTANDING SHARES ON A FULLY DILUTED BASIS INCLUDING
                                    THE CONVERTIBLE PREFERRED STOCK NOW OWNED BY
                                    INTERMEDIA). AMONG OTHER THINGS, SUCH STOCKHOLDERS HAVE
                                    AGREED TO VOTE ALL SHARES OWNED BY THEM IN FAVOR OF THE
                                    MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED
                                    THEREBY AND HAVE GRANTED INTERMEDIA AN OPTION TO
                                    PURCHASE ALL SHARES, SHARES OF SERIES D PREFERRED STOCK
                                    AND OPTIONS TO PURCHASE SUCH SHARES OWNED BY THEM AT A
                                    PRICE EQUAL TO $15.00 PER SHARE OF COMMON STOCK, $15.00
                                    PER SHARE OF SERIES D PREFERRED STOCK AND $15.00 MINUS
                                    THE EXERCISE PRICE OF EACH OPTION. APPROVAL OF THE
                                    MERGER IS THEREFORE ENSURED.

RECOMMENDATION OF THE COMPANY'S
  BOARD OF DIRECTORS..............  The Company's Board of Directors (the "Company Board")
                                    unanimously has approved the Merger and the Merger
                                    Agreement, has determined that the Merger is fair to and
                                    in the best interests of the Company's common
                                    stockholders (the "Stockholders") and recommends that
                                    the Stockholders vote "FOR" the Merger Proposal. See
                                    "THE MERGER-- Recommendation of the Company's Board of
                                    Directors."

OPINION OF FINANCIAL ADVISOR......  Credit Suisse First Boston Corporation ("CSFB"), the
                                    Company's financial advisor, has delivered to the
                                    Company Board its written opinion dated November 26,
                                    1997 that, as of such date and on the basis of and
                                    subject to the matters set forth therein, the
                                    consideration to be received by the holders of Shares
                                    (other than Intermedia and The Fairchild Corporation and
                                    its affiliates) in the Offer and the Merger was fair,
                                    from a

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                                    financial point of view, to such holders. See "THE
                                    MERGER-- Opinion of Financial Advisor."

RIGHTS OF DISSENTING
  STOCKHOLDERS....................  Stockholders and holders of the Company's Series D
                                    Preferred Stock ("Series D Holders") of the Company are
                                    entitled to appraisal rights under Delaware law in
                                    connection with the Merger. A Stockholder who objects to
                                    the Merger and follows specified procedures is entitled
                                    to appraisal rights with respect to the Merger. See
                                    "Rights of Dissenting Stockholders"

                                    A STOCKHOLDER WHO RETURNS A SIGNED PROXY BUT FAILS TO
                                    PROVIDE INSTRUCTIONS AS TO THE MANNER IN WHICH SUCH
                                    SHARES ARE TO BE VOTED WILL BE DEEMED TO HAVE VOTED TO
                                    APPROVE THE MERGER AGREEMENT AND THE MERGER AND
                                    THEREFORE TO HAVE WAIVED HIS APPRAISAL RIGHTS. NEITHER A
                                    VOTE AGAINST, NOR AN ABSTENTION, NOR A FAILURE TO VOTE
                                    WITH REGARD TO THE MERGER AGREEMENT AND THE MERGER WILL
                                    CONSTITUTE A TIMELY WRITTEN OBJECTION TO THE MERGER. See
                                    "Rights Of Dissenting Stockholders" in the Proxy
                                    Statement for a more complete discussion of stockholders
                                    appraisal rights.

                                    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
                                    STOCKHOLDERS VOTE "FOR" THE MERGER PROPOSAL.

                                    Stockholders are urged to read and consider carefully
                                    the information contained in this Proxy Statement and to
                                    consult with their personal financial and tax advisors.

                                    This Proxy Statement and the accompanying form of proxy
                                    are first being mailed to stockholders on or about
                                    January 9, 1998.

                                    IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY.
                                    THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL
                                    MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE
                                    PROXY CARD IN THE ENCLOSED POSTAGE PAID ENVELOPE.

                                    NO PERSON IS AUTHORIZED BY THE COMPANY TO GIVE ANY
                                    INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED
                                    IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH
                                    INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON
                                    AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS PROXY
                                    STATEMENT SHALL NOT IMPLY THAT THERE HAS BEEN NO CHANGE
                                    IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF
                                    THE COMPANY, MOONLIGHT OR INTERMEDIA SINCE THE DATE
                                    HEREOF.

                                  INTRODUCTION

    This Proxy Statement is being furnished to the Stockholders of the Company in connection with the solicitation of proxies on behalf of the Company Board for use at the Special Meeting.

    This Proxy Statement and accompanying Notice of Special Meeting of Stockholders and form of proxy are being mailed on or about January 9, 1998 to stockholders entitled to notice of, or to vote at, the Special Meeting.

PURPOSE OF THE SPECIAL MEETING

    At the Special Meeting, the Stockholders are being asked to consider and vote upon the approval and adoption of the Merger Agreement. Under the terms of the Merger Agreement, at the Effective Time (as hereinafter defined), (i) Moonlight will be merged with and into the Company, (ii) the Company will be the corporation surviving the Merger (the "Surviving Corporation"), (iii) the separate existence of Moonlight will cease, (iv) the Company will become a wholly-owned subsidiary of Intermedia, and (v) each share of issued and outstanding Common Stock, Series D Preferred Stock and Convertible Preferred Stock (other than such capital stock of the Company owned by the Company, Intermedia, Moonlight or their respective subsidiaries and other shares of such capital stock held by dissenting stockholders) will be converted automatically into the right to receive cash in the amount of $15.00, $15.00 and $251.21 per share, respectively, without interest thereon.

VOTING AT THE SPECIAL MEETING

    The Company Board has fixed the close of business on January 6, 1998 as the record date (the "Record Date") for the determination of Stockholders entitled to notice of, and to vote at, the Special Meeting. Accordingly, only holders of record of Shares at the close of business on the Record Date will be entitled to vote at the Special Meeting. At the close of business on the Record Date, there were 18,129,508 Shares outstanding and entitled to vote, held by approximately 205 stockholders of record.

    The affirmative vote of the holders of at least a majority of the outstanding Shares is required by the Delaware General Corporation Law (the "DGCL") and the certificate of incorporation of the Company (the "Charter") for approval of the Merger. AT THE CLOSE OF BUSINESS ON THE RECORD DATE, INTERMEDIA BENEFICIALLY OWNED 5,134,564 SHARES AND 250,000 SHARES OF CONVERTIBLE PREFERRED STOCK, CONSTITUTING APPROXIMATELY 28.3% OF THE OUTSTANDING SHARES (APPROXIMATELY 38.2% OF THE OUTSTANDING SHARES ON A FULLY DULUTED BASIS ASSUMING CONVERSION OF THE CONVERTIBLE PREFERRED STOCK). INTERMEDIA ENTERED INTO A STOCK OPTION AGREEMENT WITH CERTAIN STOCKHOLDERS WHO OWNED AN AGGREGATE OF APPROXIMATELY 33.2% OF THE OUTSTANDING SHARES OF THE COMPANY'S COMMON STOCK (APPROXIMATELY 24.6% OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS INCLUDING THE CONVERTIBLE PREFERRED STOCK NOW OWNED BY INTERMEDIA). AMONG OTHER THINGS, SUCH STOCKHOLDERS HAVE AGREED TO VOTE ALL SHARES BENEFICIALLY OWNED BY THEM IN FAVOR OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND HAVE GRANTED INTERMEDIA AN OPTION TO PURCHASE ALL SHARES OF COMMON STOCK, SHARES OF SERIES D PREFERRED STOCK AND OPTIONS TO PURCHASE SUCH SHARES OWNED BY THEM AT A PRICE EQUAL TO $15.00 PER SHARE OF COMMON STOCK, $15.00 PER SHARE OF SERIES D PREFERRED STOCK AND $15.00 MINUS THE EXERCISE PRICE OF EACH OPTION. APPROVAL OF THE MERGER IS THEREFORE ENSURED.

    Any Shares not voted (whether by abstention, broker non-vote or otherwise) will have the effect of votes "AGAINST" the Merger.

PROXIES

    Stockholders are requested to complete, date, sign and promptly return the accompanying form of proxy in the enclosed envelope. Shares represented by properly executed proxies received by the Company and not revoked as described in the following paragraph will be voted at the Special Meeting in accordance with the instructions contained herein. If instructions are not contained therein, proxies will be voted FOR approval of the Merger Agreement.

    Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted (a) by filing with the Secretary of the Company written notice of such revocation bearing a later date than the proxy,
(b) by duly executing a subsequent proxy relating to the same Shares and delivering it to the Secretary of the Company, or (c) by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not in and of itself constitute revocation of a proxy. Any written notice revoking a proxy should be sent to the attention of Kenneth M. Dorros, Secretary, Shared Technologies Fairchild, Inc., 100 Great Meadow Road, Suite 104, Wethersfield, Connecticut 06109.

PROXY SOLICITATION

    All expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be borne by the Company. No solicitation in addition to this solicitation by use of the mails will be made in connection with this solicitation. Brokers, nominees, fiduciaries and other custodians have been requested to forward soliciting material to beneficial owners of Shares held of record by them, and such custodians will be reimbursed for their expenses in connection therewith.

    All information in this Proxy Statement concerning Intermedia and Moonlight has been supplied by Intermedia. All other information herein has been supplied by the Company.

OTHER MATTERS TO BE CONSIDERED

    It is not anticipated that any matter other than approval of the Merger will be brought before the Special Meeting. The Bylaws of the Company provide that no business may be transacted at a special meeting of stockholders unless it is included in the notice of the meeting. However, if any other matter should properly come before the meeting, proxies will be voted in the discretion of the persons named in the enclosed proxy.

                                   THE MERGER

BACKGROUND OF THE MERGER; RECOMMENDATION OF THE COMPANY'S BOARD OF DIRECTORS

    THE COMPANY BOARD UNANIMOUSLY HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND DETERMINED THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ALL HOLDERS OF SHARES VOTE IN FAVOR OF THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

    Since the third quarter of 1996, the Company has from time to time explored the possibility of either a sale of the Company or a strategic merger with a third party in the telecommunications industry.

    In the third quarter of 1996, CSFB, acting as financial advisor for the Company, arranged for a meeting between Mr. Anthony Autorino, a director and executive officer of the Company, Mr. David C. Ruberg, the Chairman and Chief Executive Officer of Intermedia, and Intermedia's financial advisors, Bear, Stearns & Co. ("Bear Stearns"), to explore the possibility of a merger transaction. Intermedia entered into a confidentiality agreement with the Company on September 18, 1996 and visited the Company's facilities on a number of occasions.

    In discussions with the Company, Intermedia raised the possibility of a stock merger at a ratio of approximately .4 shares of Intermedia common stock for every share of Company Common Stock. Under the Intermedia proposal, the conversion ratio would have resulted in an exchange of $12 of Intermedia stock (then trading at $30 per share) for every share of Company Common Stock, with, however, a right on the part of Intermedia to terminate the transaction if the price of its stock fell below $25 per share or rose above $35 per share. This proposal was not accepted by representatives of the Company.

    On January 22, 1997, a meeting was held between Mr. Autorino and others on behalf of the Company and Mr. Ruberg and others on behalf of Intermedia. At the meeting, Intermedia revised their proposal such that one-half of the consideration would be in common stock of Intermedia and one-half in a form of preferred stock, with the Company; Series J Special Preferred Stock, par value $.01 per share (the "Special Preferred Stock") held by RHI Holdings, Inc. ("RHI") to be acquired for $10 per share in cash. This proposal was not accepted by representatives of the Company.

    In March 1997, a discussion took place between Mr. Jeffrey J. Steiner, Vice-Chairman of the Company Board and Chairman and Chief Executive Officer of The Fairchild Corporation ("TFC"), a holder of approximately 40% of the Company Common Stock, and Mr. Ruberg in which Mr. Steiner invited Intermedia to make a further proposal. None was made at the meeting or at any time prior to July 14, 1997.

    On January 8, 1997, Mr. Autorino met in Tulsa, Oklahoma with Keith E. Bailey, Chairman and CEO of The Williams Companies, Inc., corporate parent of WilTel Communications, LLC ("WilTel"). WilTel entered into a confidentiality agreement with the Company and commenced examination of the Company's financial information. Mr. Autorino indicated to Mr. Bailey that the Company was looking for a price in excess of $10 per share. WilTel made no proposal.

    On February 13, 1997, Mr. Autorino met again with Mr. Bailey in Houston, Texas. Representatives of the financial advisor to WilTel were also in attendance. No agreement was reached.

    Providence Equity Partners ("Providence") entered into a confidentiality agreement on June 13, 1997 in order to examine information relating to the Company. Thereafter, in a conversation with Mr. Donald Miller, a director of the Company and a Senior Vice President of TFC, a representative of Providence offered to pay $9 in cash for the Company, which price was deemed to be inadequate.

    On June 5, 1997, Mr. Daniel Borislow, Chairman and Chief Executive Officer of Tel-Save Holdings, Inc. ("Tel-Save"), and Mr. Edward B. Meyercord, III, Executive Vice President of Tel-Save, met with Mr. Mel D. Borer, a director and executive officer of the Company, and Mr. Steiner to discuss possible synergies between the Company and Tel-Save. Mr. Borer visited the offices of Tel-Save in New Hope,

Pennsylvania on June 9 to discuss Tel-Save and its business. On June 10, in a conversation with Mr. Steiner, Mr. Borislow indicated a willingness on the part of Tel-Save to consider a merger of Tel-Save and the Company at a price of $11 per share in Tel-Save Common Stock. Mr. Steiner expressed his belief that the Company might be willing to consider favorably a transaction with Tel-Save in that price range. Mr. Borislow indicated that he would contact the Company when, and if, Tel-Save was prepared to enter into further discussions.

    On June 12, 1997, a meeting was held at TFC's offices, at which Mr. Steiner, Mr. Autorino, various other executives and directors from the Company and Salomon Brothers Inc ("Salomon Brothers"), financial advisor to both Tel-Save and the Company, discussed the interest of Tel-Save in merging with the Company and other strategic alternatives. Mr. Steiner and Mr. Autorino also spoke with Mr. Borislow by telephone and discussed further the possibility of a merger at a price of $11 per share in Tel-Save Common Stock. Mr. Borislow again indicated that he would contact the Company when, and if, Tel-Save was prepared to enter into further discussions.

    On July 7, 1997, Tel-Save contacted the Company indicating that Tel-Save was prepared to pursue the earlier discussions. A conference call was held on July 8, 1997 between Mr. Borislow and Mr. Meyercord of TelSave and representatives of the Company, including certain executive officers of the Company, the Company's attorneys and the Company's financial advisor, Salomon Brothers, and certain officers of TFC, to discuss the possible terms of a merger, but no agreement was reached. Tel-Save and the Company entered into a reciprocal confidentiality agreement on July 11, 1997 in order to conduct due diligence investigations with respect to each other. Discussions between representatives of Tel-Save and the Company continued between July 10 and July 13 on due diligence issues, the terms of a possible transaction and the language of a possible merger agreement. On July 11, 1997, Mr. Vincent DiVincenzo, the Company's Chief Financial Officer, and Mr. Paul R. Barry, Jr., the Company's Senior Vice President of Business Development, met with Tel-Save employees and representatives from Salomon Brothers, Deutsche Morgan Grenfell ("DMG"), the Company's financial advisor, BDO Seidman, LLP, Tel-Save's accountants, and Arthur Andersen LLP, the Company's accountants, at the offices of Tel-Save to pursue further due diligence inquiries regarding Tel-Save and the Company.

    On the morning of July 14, 1997, in response to trading activity in the Company's common stock, the Company publicly announced that it was engaged in discussions regarding a possible sale or merger of the Company. On the afternoon of July 14, Mr. Autorino received a telephone call from Robert M. Manning, Senior Vice President and Chief Financial Officer of Intermedia, expressing renewed interest on the part of Intermedia in a transaction with the Company at $12 per share payable in cash. Mr. Autorino invited representatives of Intermedia to meet with him the next day in the Company's offices in Wethersfield, Connecticut.

    On July 15, 1997, Mr. Manning and others from Intermedia met with representatives of the Company in the Company's Wethersfield offices. At that time, the representatives of Intermedia indicated that it would only pay one-half of the purchase price in cash with the remainder in stock of Intermedia. They also stated that Intermedia would pay cash for the Special Preferred Stock held by RHI. Mr. Steiner spoke by telephone with Mr. Ruberg, who did not attend the meeting in Wethersfield, and inquired whether any proposal that Intermedia intended to make would be subject to further due diligence or other conditions. Mr. Ruberg said he did not know but would call back Mr. Steiner and list all conditions. Mr. Ruberg returned Mr. Steiner's call, but was unable to state what conditions or contingencies would be placed on any offer Intermedia might make. He also noted that he would be unable to attend any meetings.

    Later on the evening of July 15, 1997, in the offices of Intermedia's financial advisor, Bear Stearns, representatives of Intermedia and the Company met again. At that meeting, Intermedia indicated that it would not pay any portion of the acquisition price in cash and that the consideration for any merger would be paid entirely in the stock of Intermedia, and that Intermedia was not willing to enter into any definitive agreement with the Company until the close of trading on July 18, 1997.

    On the morning of July 16, 1997, Mr. Borislow telephoned Mr. Autorino and advised him that the Board of Directors of Tel-Save had voted to approve a transaction with the Company and that he was flying to New York to conclude a deal with the Company. Mr. Borislow indicated that, if no deal were signed with the Company on that day, Tel-Save would terminate all further discussions.

    Representatives of the Company and Tel-Save met in New York on July 16. The Company informed Tel-Save that it had received an offer from Intermedia and asked Tel-Save to improve its offer. Tel-Save reiterated its intention to terminate further discussions if no merger agreement were signed that day. After further discussion, including discussions with its financial advisor, Salomon Brothers, Tel-Save indicated that it would pay a minimum price of $11.25 per share of Tel-Save Common Stock for each share of the Company, with a formula that would permit the price paid to the stockholders of the Company to rise by 30% of any amount above $20 at which the Tel-Save shares trade over fifteen consecutive trading days ending on the trading day three trading days immediately prior to the time of the merger, while still allowing the Company to terminate the merger agreement if the price of Tel-Save Common Stock fell below $10 per share for any period of twenty consecutive trading days. The Tel-Save Common Stock closed at $21 per share on July 16. Representatives of the Company also advised Tel-Save that it only would sign an agreement that contained a satisfactory provision permitting the Company Board to terminate any merger agreement if it deemed it necessary to do so in order to fulfill its fiduciary obligations to the Company's stockholders. Tel-Save stated that it would agree to such a provision in the merger agreement, subject to certain conditions.

    In light of (i) the Company's concerns that Intermedia would be unwilling or unable to conclude a transaction, particularly in light of its inability to reach agreement on a transaction earlier in the year, its failure to pursue actively a transaction thereafter and its unwillingness to enter into a definitive agreement prior to the evening of July 18, and the reasons therefor,
(ii) the continued volatility of Intermedia's stock price, (iii) Intermedia's highly leveraged capital structure, (iv) the fact that Intermedia's proposal was subject to uncertain conditions, (v) Tel-Save's stated intention to terminate its offer if a definitive agreement was not signed on July 16, 1997, (vi) the Company's ability to terminate the merger agreement with Tel-Save if a superior proposal were made and (vii) the unwillingness of RHI, the Company's largest stockholder, to approve a transaction that did not provide for cash payment of the Special Preferred Stock, the Company determined to concentrate its efforts on a transaction with Tel-Save.

    On July 16, 1997, a Special Meeting of the Board of Directors of the Company was held at which recent developments were reviewed. A representative of Salomon Brothers, in its capacity as a financial advisor to the Company, compared the Tel-Save offer with features of the proposal from Intermedia. Thereafter, representatives of DMG made a presentation to the Board relating to the fairness of the Tel-Save offer and the expected synergies from the proposed merger. DMG opined that, as of that date, the Tel-Save offer was fair to the holders of the common stock of the Company from a financial point of view. At a meeting of the Company Board held on July 16, 1997, the Company Board approved the proposed merger of Tel-Save and the Company. On July 16, 1997, Tel-Save and a wholly owned subsidiary of Tel-Save entered into a merger agreement with the Company. The Company and Tel-Save subsequently called for special meetings of their respective shareholders to be held on December 1, 1997 to approve the merger of the Company into the Tel-Save subsidiary.

    On Friday, November 14, 1997, Mr. Ruberg of Intermedia telephoned Mr. DiVincenzo indicating a desire to speak to Mr. Autorino. On November 15, Mr. Autorino called Mr. Ruberg who advised him of Intermedia's interest in acquiring the Company. Mr. Autorino told Mr. Ruberg that, pursuant to the terms of the Tel-Save merger agreement, he was not able to discuss such interest except in the context of a written offer.

    On Monday, November 17, 1997, Mr. Ruberg transmitted to Mr. Autorino a written offer to acquire the Company by means of a merger in which holders of common stock of the Company would receive $15.00 per share in cash, subject to certain terms and conditions. By its terms, the offer was to expire on November 25 at 8 a.m. (EST).

    On the same day, Intermedia and Moonlight filed a lawsuit in Delaware Chancery Court against the Company, its directors, Tel-Save and TSHCo. Inc. (a wholly owned subsidiary of Tel-Save) ("TSHCo") seeking, among other relief, to enjoin steps to consummate a merger with Tel-Save, captioned INTERMEDIA COMMUNICATIONS, INC., ET AL. V. SHARED TECHNOLOGIES FAIRCHILD, INC., ET AL., C.A. 10638.

    Late in the day on November 17, 1997, the Company Board met with respect to the Intermedia offer. Consistent with the terms of the Tel-Save merger agreement, the Board voted to authorize discussions with representatives of Intermedia concerning its offer and the furnishing of information to them as appropriate. The Board directed CSFB, as its financial advisor, to explore the conditions to the Intermedia offer. CSFB telephoned Mr. Ruberg and arranged to meet the next day.

    On November 18, 1997, CSFB and the Company's counsel met with Mr. Ruberg and Intermedia's financial advisor and counsel. Following such meeting, the Company Board met to hear a report from CSFB and the Company's counsel outlining the principal terms of the Intermedia offer. At the meeting, Mr. Steiner read a letter addressed to the Company Board from Mr. Borislow of Tel-Save in which Tel-Save offered to lock in the exchange ratio in the Tel-Save merger agreement at a fixed level of .575 Tel-Save shares for each Company share. At the then current price of Tel-Save shares, the revised exchange ratio would result in the Company shareholders receiving $13.23 in Tel-Save stock for each share of the Company. Mr. Borislow also requested the Company Board to agree to amend the merger agreement to eliminate the Company's Board's ability to terminate the merger agreement. He further stated that Tel-Save was giving the Company Board until the conclusion of its meeting to accept this offer.

    Mr. Steiner spoke with both Mr. Ruberg and Mr. Borislow, after the conclusion of the November 18 Company Board meeting, and arranged to meet with them the next day. In addition, on the evening of November 18, Mr. Steiner and Mr. Miller met with Mr. Ruberg and discussed various aspects of the Intermedia proposal with him. On November 19, 1997, Mr. Steiner and Mr. Autorino met separately and jointly with Messrs. Ruberg and Manning of Intermedia and Mr. Borislow and other representatives of Tel-Save to explore various alternatives. In the course of these discussions, Intermedia expressed a willingness to (a) reimburse certain expenses of the Company which would be due Tel-Save in the event of a termination of the Tel-Save merger agreement; and (b) pay TelSave certain sums to purchase $163,367,000 face amount of 12 1/4% Senior Subordinated Discount Notes Due 2006 of the Company held by Tel-Save and for Tel-Save to agree to amend a Long Distance Communication Services Agreement entered into by Tel-Save and the Company on November 13, 1997 to permit an early termination thereof without penalty to STT.

    On the evening of November 19 and during the day on November 20, 1997, representatives of Intermedia, the Company and Tel-Save met to explore such proposals and negotiate the terms thereof. On the evening of November 20, 1997, the Company Board met and, after receiving the oral opinion of CSFB that, based upon and subject to certain factors and assumptions, the consideration to be received by the shareholders of the Company (other than Intermedia, TFC and RHI) pursuant to the terms of the revised Intermedia offer was fair from a financial point of view to such shareholders, voted to terminate the Tel-Save merger agreement and approve the Intermedia merger agreement. The Company Board also approved the vesting of certain director stock options, the redemption of the Special Preferred Stock held by RHI (subject to bank approval) with the proceeds of a loan made by Intermedia and the waiver of certain transfer restrictions in a shareholder agreement with Mr. Autorino and a subsidiary of TFC. On the night of November 20, 1997, the Company entered into the Merger Agreement, and the Company, Intermedia, Moonlight, Tel-Save and TSHCo entered into a settlement agreement described herein under "Settlement Agreement". On the morning of November 21, 1997, the Merger Agreement was publicly announced and the Delaware litigation brought by Intermedia and Moonlight was dismissed with prejudice.

    In reaching its conclusion to approve the Intermedia merger agreement, the Company Board considered the following material information and factors:

        (1) the familiarity of the Board of Directors with the Company's business, financial condition, results of operations, properties and prospects as an independent entity, and the nature of the industry in which it operates;

        (2) the terms and structure of the transaction and the terms and conditions of the Merger Agreement, particularly that Intermedia was offering $15.00 in cash and would commence a tender offer almost immediately for up to 4,000,000 Shares and that there were fewer conditions to closing than in the Tel-Save merger agreement;

        (3) the economic terms of the Intermedia proposal were superior to those offered in the TelSave merger agreement and represented a significant premium to the Company's stock price prior to the Intermedia proposal;

        (4) the oral opinion of CSFB to the Company Board that, based upon and subject to certain factors and assumptions, as of such date, the consideration to be received by the stockholders of the Company (other than Intermedia, TFC and RHI) from Intermedia was fair from a financial point of view to such holders;

        (5) the ability of Intermedia and Moonlight to consummate the Offer and the Merger without having to raise additional financing; and

        (6) the willingness of Mr. Steiner, RHI and Mr. Autorino to enter into the Stock Option Agreement.

    The foregoing discussion of the information and factors considered and given weight by the Company Board is not intended to be exhaustive. In view of the wide variety of factors considered in connection with its evaluation of the Merger, the Company Board did not find it practicable to and did not attempt to rank or assign relative weights to these factors. In addition, individual members of the Company Board may have given different weights to different factors.

OPINION OF FINANCIAL ADVISOR

    CSFB has acted as financial advisor to the Company in connection with the Offer and the Merger. CSFB is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

    In connection with CSFB's engagement, the Company requested that CSFB evaluate the fairness, from a financial point of view, of the consideration to be received by the stockholders of the Company (other than Intermedia and The Fairchild Corporation and RHI Holdings (collectively, "Fairchild/RHI")) in the Offer and the Merger. At a meeting of the Company Board held on November 20, 1997, CSFB orally advised the Company Board that, as of such date, based upon CSFB's preliminary valuation analysis and subject to certain matters discussed with the Company Board, the consideration to be received by the stockholders of the Company (other than Intermedia and Fairchild/RHI) in the Offer and the Merger, taken together, was fair to such holders from a financial point of view. On November 26, 1997, CSFB delivered its final valuation analysis and confirmed its oral opinion in writing (the "CSFB Opinion").

    In arriving at the CSFB Opinion, CSFB, among other things, (i) reviewed certain publicly available business and financial information relating to the Company, as well as the Merger Agreement, (ii) reviewed certain other information, including financial forecasts, provided to CSFB by the Company,
(iii) met with the management of the Company to discuss the business and prospects of the Company, (iv) considered certain financial and stock market data of the Company and compared that data with similar data for other publicly held companies in businesses similar to that of the Company, (v) considered the financial terms of certain other business combinations and other transactions that had recently been effected, and (vi) considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which CSFB deemed relevant.

    In connection with the CSFB Opinion, CSFB did not assume responsibility for independent verification of any of the information provided to or otherwise reviewed by CSFB and relied upon such information being complete and accurate in all material respects. With respect to the financial forecasts, CSFB assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's management as to the future financial performance of the Company. In addition, CSFB did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor was CSFB furnished with any such evaluations or appraisals. The CSFB Opinion is necessarily based on information available to it and financial, economic, market and other conditions as they existed and could be evaluated on the date of the CSFB Opinion. Although CSFB evaluated the fairness from a financial point of view of the consideration to be received by the stockholders of the Company (other than Intermedia and Fairchild/RHI) in the Offer and the Merger, CSFB was not requested to, and did not, recommend the specific consideration payable in the Offer and the Merger, which consideration was determined through arm's-length negotiations between the Company and Intermedia. No other limitations were imposed by the Company on CSFB with respect to the investigations made or procedures followed by CSFB in rendering its opinions.

    A copy of the CSFB Opinion, which sets forth the assumptions made, matters considered and limitations on the review undertaken by CSFB, is attached as Appendix II to this Proxy Statement/ Prospectus and is incorporated herein by reference. CSFB has consented to the use of the CSFB Opinion in this Proxy Statement of such opinion. Stockholders of the Company are urged to read the CSFB Opinion carefully in its entirety. The CSFB Opinion is addressed to the Company Board and relates only to the fairness from a financial point of view of the consideration to be received by the stockholders of the Company (other than Intermedia and Fairchild/RHI) in the Offer and the Merger, does not address any other aspects of the Offer, the Merger or any related transaction and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the proposed Merger or whether any such stockholder should or should not have tendered the Company shares in the Offer. The summary of the CSFB Opinion set forth in this Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of the CSFB Opinion.

    SUMMARY OF ANALYSES

    The following is a summary of the material financial analyses performed by CSFB in connection with its presentation to the Company Board on November 20, 1997 and delivery of the CSFB Opinion, and does not purport to be a complete description of the analyses conducted by CSFB in arriving at its opinion.

    DISCOUNTED CASH FLOW ANALYSIS. CSFB performed a discounted cash flow analysis of the projected unlevered free cash flows of the Company for the period 1998 through 2007, based upon projections developed with the management of the Company (the "Base Case"). The Base Case projections included (i) projected revenues of $195.8 million in 1997, $209.3 million in 1998, $235.0 million in 1999, $259.6 million in 2000, $284.4 million in 2001, $311.3 million in 2002, $340.7 million in 2003, $373.0 million in 2004, $408.4 million in 2005,
$447.1 million in 2006 and $489.9 million in 2007; (ii) projected earnings before interest, taxes, depreciation and amortization ("EBITDA") of $50.4 million in 1997, $49.4 million in 1998, $55.9 million in 1999, $61.4 million in 2000, $66.8 million in 2001, $73.1 million in 2002, $79.9 million in 2003, $87.5 million in 2004, $95.9 million in 2005, $105.1 million in 2006 and $115.3 million in 2007; and (iii) projected unlevered net income of $17.3 million in 1997, $15.6 million in 1998, $18.5 million in 1999, $20.7 million in 2000, $22.8 million in 2001, $25.2 million in 2002, $28.2 million in 2003, $31.4 million in 2004, $35.0 million in 2005, $39.0 million in 2006 and $43.4 million in 2007.
CSFB was advised following receipt of the Base Case projections that, due in part to transactional distractions, the Company's 1997 results are expected to fall short of the mid-year 1997 expectation, that management expects that both 1997 revenues and EBITDA will be approximately $7 million less than expected in mid-1997, and that had these new expectations been incorporated in new long-term projections, the results could be modestly lower than the projections used by CSFB, which reflect management's mid-year estimate of future performance.

    Based on these various projections, CSFB developed an enterprise value range for the Company utilizing discount rates of 12% to 15% and terminal value multiples of EBITDA of 9.0x to 12.0x applied to estimated 2007 EBITDA. CSFB utilized the Base Case scenario for the Company merely as a point of reference for the Company Board and in no way intended to suggest parameters or forecasts as to minimum or maximum enterprise valuation ranges for the Company. When taken together with the value of the Company's interest in Shared Technologies Communications LLC, Shared Technologies of Canada, the expected cash proceeds from the exercise of warrants issued by the Company relating to its stake in Shared Technologies Cellular, Inc., and the value of the Company's net operating losses to an acquiror, the discounted cash flow analysis resulted in an overall enterprise value range and equity value range of approximately $460 million to $510 million and $7.97 to $9.94 per share, respectively. When synergies (of $10 million after tax grown at 2% in perpetuity) were taken into account, the discounted cash flow analysis resulted in an enterprise value range and equity value range of approximately $500 million to $555 million and $9.55 to $11.72, respectively (assuming 50% of synergies to the Company), and approximately $520 million to $575 million and $10.34 to $12.51, respectively (assuming 75% of synergies to the Company).

    COMPARABLE COMPANIES ANALYSIS. CSFB performed a comparable companies analysis in which it compared certain publicly available financial data, projections of future financial performance and market statistics (based upon closing stock prices as of November 18, 1997) of certain selected publicly traded companies in the telecommunications industry (the "Comparable Companies"). The Comparable Companies were: ACC Corporation, Aliant Communications, SmarTalk Teleservices and U.S. Long Distance Corp. CSFB derived multiples of common stock prices per share relative to earnings per share for the Comparable Companies. This analysis indicated multiples of common stock prices to (i) latest twelve months ("LTM") earnings per share ranging from 20.0x to 65.2x, (ii) estimated 1997 earnings per share ranging from 19.4x to 42.1x and
(iii) estimated 1998 earnings per share ranging from 17.5x to 32.7x.

    CSFB then calculated the enterprise value (equity value (share price multiplied by fully diluted shares outstanding less proceeds from the exercise of options and warrants) plus total debt, total preferred stock and "out of the money" convertible preferred stock and minority interest, less cash and cash equivalents) of the Comparable Companies as multiples of latest twelve months ("LTM"), estimated 1997 and estimated 1998 sales, EBITDA and EBIT of the Comparable Companies. This analysis indicated (a) multiples of (i) enterprise value to LTM sales ranging from a low of 1.7x to a high of 8.6x, with an average of 4.2x and a median of 3.1x, (ii) enterprise value to LTM EBITDA ranging from a low of 8.0x to a high of 19.4x, with an average of 15.1x and a median of 17.8x and (iii) enterprise value to LTM EBIT ranging from a low of 12.7x to a high of 37.1x, with an average of 24.9x and a median of 24.9x, (b) multiples of (i) enterprise value to estimated 1997 sales ranging from a low of 1.6x to a high of 4.7x, with an average of 3.1x and a median of 3.0x, (ii) enterprise value to estimated 1997 EBITDA ranging from a low of 7.8x to a high of 52.7x, with an average of 23.2x and a median of 16.1x and (iii) enterprise value to estimated 1997 EBIT ranging from a low of 12.2x to a high of 31.1x, with an average of 24.6x and a median of 30.4x and (c) multiples of (i) enterprise value to estimated 1998 sales ranging from a low of 1.2x to a high of 3.5x, with an average of 2.0x and a median of 1.6x, (ii) enterprise value to estimated 1998 EBITDA ranging from a low of 7.2x to a high of 11.6x, with an average of 9.5x and a median of 9.6x and (iii) enterprise value to estimated 1998 EBIT ranging from a low of 10.8x to a high of 20.1x, with an average of 15.4x and a median of 15.4x.

    CSFB also calculated the equity value as multiples of LTM, estimated 1997 and estimated 1998 net income and LTM book value of the Comparable Companies. This analysis indicated multiples of equity value to (i) LTM net income ranging from a low of 20.0x to a high of 45.7x, with an average of 32.8x and a median of 32.8x, (ii) estimated 1997 net income ranging from a low of 19.4x to a high of 58.3x, with an average of 38.7x and a median of 38.5x, (iii) estimated 1998 net income ranging from a low of 17.5x to a high of 35.3x, with an average of 25.0x and a median of 23.6x, and (iv) LTM book value ranging from a low of 3.4x to a high of 5.3x, with an average of 4.4x and a median of 4.4x.

    CSFB then applied these multiples to corresponding financial data of the Company to derive an implied trading value range and equity value range for the Company. When taken together with the value of the Company's interest in Shared Technologies Communications LLC, Shared Technologies of Canada, the expected cash proceeds from the exercise of warrants issued by the Company relating to its stake in Shared Technologies Cellular, Inc., and the value of the Company's net operating losses to an acquiror, the comparable companies analysis resulted in an implied trading value range and equity value range of $460 million to $510 million and $7.97 to $9.94 per share, respectively.

    COMPARABLE ACQUISITIONS ANALYSIS. Using publicly available information, CSFB reviewed eight merger and acquisition transactions in the telecommunications industry (the "Acquisition Comparables"). The Acquisition Comparables included (listed as acquiror/target): LCI International Inc./USLD Communications Corp.; McLeodUSA/Consolidated Communications Inc.; Shared Technologies/Fairchild Industries, Inc.; Frontier Corp./Enhanced Telemanagement, Inc.; Rochester Telephone Corp./American Sharecom, Inc.; Intermedia Communications/Phone One Inc.; MFS Communications/RealCom Office Communications; and MFS Communications/Centex Telemanagement.

    For each of the analyzed acquisitions, CSFB compared enterprise value as a multiple of LTM revenues, EBITDA and EBIT. CSFB's analysis indicated that enterprise value as a multiple of LTM (i) revenues ranged from 0.9x to 2.4x, with a mean of 1.4x and a median of 1.4x, (ii) EBITDA ranged from 9.1x to 37.5x, with a mean of 14.7x and a median of 9.7x, and (iii) EBIT ranged from 15.7x to 17.3x, with a mean of 16.5x and a median of 16.5x. When taken together with the value of the Company's interest in Shared Technologies Communications LLC, Shared Technologies of Canada, the expected cash proceeds from the exercise of warrants issued by the Company relating to its stake in Shared Technologies Cellular, Inc., and the value of the Company's net operating losses to an acquiror, the comparable acquisitions analysis resulted in an enterprise value range and equity value range for the Company of $460 million to $560 million and $7.97 to $11.92 per share, respectively.

    The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the process underlying the CSFB Opinion. In arriving at its opinion, CSFB considered the results of all such analyses taken as a whole. Furthermore, in arriving at its fairness opinion, CSFB did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. No company or transaction used in the above analyses as a comparison is identical to Intermedia, the Company or the Offer and the Merger, nor is an evaluation of the results of such analyses entirely mathematical; rather, it involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions being analyzed. The analyses were prepared solely for purposes of CSFB providing its opinion to the Company Board as to the fairness from a financial point of view of the consideration to be received by Stockholders shares (other than Intermedia, Fairchild and RHI) in the Offer and the Merger, and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses are based upon numerous factors or events beyond the control of the Company, its advisors or any other person and are inherently uncertain. Actual future results may be materially different from those forecast.

    FEE AND OTHER INFORMATION

    Pursuant to the terms of CSFB's engagement, the Company has agreed to pay CSFB a financial advisory fee of $5 million for its services in connection with the Offer and the Merger and to indemnify

CSFB and certain related persons against certain liabilities, including liabilities under the federal securities laws.

    In the ordinary course of business, CSFB and its affiliates may actively trade the debt and equity securities of both the Company and Intermedia for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. In the past, CSFB has provided certain investment banking services for the Company and Intermedia and has received customary fees for such services.

INTERESTS OF CERTAIN PERSONS

    In considering the recommendation of the Company Board, the Stockholders should be aware that, as described below, certain members of the Company's management and the Company Board may have interests in the Merger that are different from, or may conflict with, the interests of the Stockholders generally and which may create potential conflicts of interest.

    EMPLOYMENT AGREEMENTS

    Each of Messrs. Autorino, Steiner, Borer and DiVincenzo have employment agreements with the Company that provide for the payment to each of them of an amount in cash equal to two years of base salary plus target bonus (defined as 50% of base salary) payable upon a "change of control" of the Company. The consummation of the Merger will constitute such a change of control. Pursuant to such employment agreements, payments of up to $4,155,000 in the aggregate are payable to the Company's executives in the event of a change of control of the Company. The employment agreements of such executives also provide for the vesting of all options for shares of the Company's Common Stock owned by such executive immediately prior to the consummation of the Merger. Furthermore, following consummation of the Merger, it is not anticipated that Messrs. Autorino, Steiner and DiVincenzo will continue to hold the same executive positions, and, pursuant to their employment agreements, they will be entitled to receive non-compete payments up to approximately $2,671,000 in the aggregate.

    On December 30, 1997, Mr. Steiner resigned as Vice Chairman of the Company and his employment agreement with the Company was amended such that certain payments owed to Mr. Steiner under his employment agreement were accelerated. On or about December 30, 1997, Mr. Steiner received a lump-sum cash payment of $5,328,750 (the "Lump-Sum Payment") which amount constituted the amounts Mr. Steiner was owed pursuant to his employment agreement and the cashing out of his stock options pursuant to the Merger Agreement. In the event that the Merger Agreement is terminated, Mr. Steiner must within 30 days of such termination reimburse the Company for the Lump-Sum Payment, together with interest thereon computed at a rate of 10% per annum.

    Mr. Steiner is also the Chairman, Chief Executive Officer and President of TFC. Mr. Steiner is the beneficial owner of approximately 37% of the outstanding common stock of TFC and has approximately 73% of the voting power of all common stock of TFC. TFC, through RHI, owns approximately 27.2% of the outstanding Common Stock of the Company. Ms. Natalia Hercot, a director of the Company, is employed by TFC as an International Coordinator and Translator and is the daughter of Mr. Steiner. Donald E. Miller, a director of the Company, is a Senior Vice President, General Counsel and Secretary of TFC.

    STOCK OPTION PLANS

    1987 STOCK OPTION PLAN. Under the 1987 Stock Option Plan, the Company is authorized to issue options to purchase an aggregate of 1,200,000 Shares. Options to purchase 299,248 Shares were outstanding at January 6, 1998 under the 1987 Stock Option Plan. Options granted pursuant to the 1987 Stock Option Plan shall vest upon consummation of the Merger and each holder will receive an amount in cash equal to the difference of $15.00 and the exercise price of such option.

    BOARD OF DIRECTORS STOCK OPTION PLAN. Under the Directors' Stock Option Plan, options to purchase 115,000 Shares were outstanding as of January 6, 1998. Of such options, 85,000 are vested and such option holders will receive and amount in cash equal to the difference of $15.00 and the exercise price of such option.

    1996 EQUITY INCENTIVE PLAN. The 1996 Equity Incentive Plan provides for issuance of options to key employees to purchase up to 2,250,000 Shares, subject to anti-dilutive adjustments, as determined by the Company's Compensation Committee. Options to purchase 969,001 Shares were outstanding under the 1996 Equity Incentive Plan at January 6, 1998. The vesting of outstanding options granted pursuant to the 1996 Equity Incentive Plan will not accelerate as a result of the consummation of Merger, except as provided in the Company's employment agreements (as described above), which provide that an aggregate of 1,492,000 of such outstanding options will vest upon consummation of the Merger and such option holders will receive an amount in cash equal to the difference of $15.00 and the exercise price of such option. Intermedia has agreed to assume certain options pursuant to the 1996 Equity Incentive Plan that will not accelerate as a result of the Merger Agreement.

    INDEMNITY ARRANGEMENTS

    Pursuant to the Merger Agreement, Intermedia has agreed to maintain in effect for six years from the Effective Time, directors' and officers' liability insurance for any persons who were directors or officers of the Company or a subsidiary of the Company prior to the Effective Time, with respect to any act or failure to act by any such persons prior to the Effective Time, and the Surviving Corporation will indemnify such directors and officers to the fullest extent that they would have been indemnified prior to the Effective Time. See. "THE MERGER AGREEMENT -- Director and Officer Indemnification."

    THE FAIRCHILD CORPORATION

    TFC, of which Mr. Steiner, a director and the Vice Chairman of the Company, is the Chairman, Chief Executive Officer and President and significant stockholder, through RHI, owns approximately 27.2% of the Shares. In connection with the Merger, the Company has redeemed the Special Preferred Stock held by TFC for an aggregate redemption price of $21,899,455 in cash and Intermedia has purchased the Convertible Preferred Stock held by TFC for an aggregate purchase price of $62,833,815. See "Stock Purchase Agreement" and "Loan Agreement."

    OUTSIDE DIRECTOR PAYMENTS

    The Merger Agreement provides that the Company may make to its non-employee directors honorarium payments not to exceed $300,000 in the aggregate. The Company intends to make the full amount of such payments should the Merger be consummated.

CERTAIN EFFECTS OF THE CONSUMMATION OF THE MERGER

    Upon consummation of the Merger, the Company intends to delist the Shares, to terminate the registration of Shares under the Exchange Act and to terminate the duty of the Company to file reports under the Exchange Act. In addition, if the Shares are not listed on the Nasdaq National Market or any other national exchange, the Shares will no longer constitute "margin securities" under the rules of the Federal Reserve Board, with the result, among others, that lenders may no longer extend credit on collateral of the Shares.

    In addition, as described under "INTRODUCTION--Purpose of the Special Meeting," at the Effective Time, each outstanding share of Common Stock and Series D Preferred Stock will be converted into the right to receive $15.00 in cash and the holders of shares of Common Stock and Series D Preferred Stock immediately before the consummation of the Merger will possess no further interest in, or rights as stockholders of, the Company.

THE MERGER AGREEMENT

    Each material contract, agreement, arrangement and understanding between the Company or its affiliates and (i) the Company, its executive officers, directors or affiliates and (ii) Intermedia, Moonlight, their respective executive officers, directors or affiliates is described below.

    The following is a summary of certain provisions of the Merger Agreement. This summary is qualified in its entirety by reference to the full text thereof which is attached as Annex I hereto and is incorporated by reference.

    THE MERGER. The Merger Agreement provides that upon the terms and subject to the conditions of the Merger Agreement, and in accordance with relevant law, Moonlight shall be merged with and into the Company as soon as practicable following the satisfaction or waiver, if permissible, of the conditions to the Merger. The Company shall be the Surviving Corporation and shall continue its existence under the laws of the State of Delaware, and the Certificate of Incorporation and the Bylaws of Moonlight as in effect immediately prior to the Effective Time (as defined in the Merger Agreement) shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation (except the name of the Surviving Corporation shall be Shared Technologies Fairchild, Inc.). The directors of Moonlight immediately prior to the Effective Time and the officers of the Company immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation until their respective successors are duly elected and qualified. Each share of the common stock of Moonlight issued and outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation, which will thereupon become a direct wholly owned subsidiary of Intermedia. The parties to the Merger Agreement shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a duly executed and verified certificate of merger, as required by the DGCL. The Merger will become effective upon such filing or at such time thereafter as is provided under applicable law.

    CONSIDERATION TO BE PAID IN THE MERGER. In the Merger, each Share issued and outstanding immediately prior to the Effective Time (other than Shares held by Intermedia, Moonlight or any subsidiary of Moonlight or Intermedia or in the treasury of the Company, all of which shall be canceled, and other than Dissenting Shares (as defined in the Merger Agreement)) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive in cash an amount per Share (subject to any applicable withholding tax) equal to $15.00, without interest.

    Additionally, each share of the Series D Preferred Stock and Convertible Preferred Stock (collectively, the "Preferred Shares") issued and outstanding immediately prior to the Effective Time (other than the Preferred Shares held by Intermedia, Moonlight or any subsidiary of Intermedia, Moonlight or in the treasury of the Company, all of which shall be canceled, and other than Dissenting Shares (as defined in the Merger Agreement)) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive in cash an amount per share (subject to any applicable withholding tax) equal to $15.00 per share of Series D Preferred Stock and $251.21 per share of Convertible Preferred Stock of Special Preferred Stock, without interest.

    COMPANY STOCK OPTIONS AND WARRANTS. Prior to the Effective Time, the Company shall take all actions necessary (and Intermedia and Moonlight consent to the taking of such actions) so that all options and warrants outstanding immediately prior to the Effective Time under any option plan or warrant including, without limitation, the 1994 Director's Option Plan (with respect to which the term of office of each director shall be deemed to have been terminated on May 1, 1998), the 1996 Equity Incentive Plan and Shared Technologies, Inc.'s 1987 Stock Option Plan (all such warrants and options collectively, the "Company Stock Option Plans") shall be cancelled and terminated at the Effective Time and that each holder of such options and warrants shall receive in the Merger a cash payment equal to the difference between (A) the Merger Consideration (as defined in the Merger Agreement) times the number of Shares subject to such outstanding options or warrants (to the extent then exercisable at prices not in excess of the Merger Consideration) and (B) the aggregate exercise price of all such outstanding options and warrants. From and after the date hereof, no additional options or warrants shall be granted under the Company Stock Option Plans.

    STOCKHOLDER MEETING. The Merger Agreement provides that the Company will, as soon as practicable following consummation of the Offer, duly call a meeting of its Stockholders for the purpose of adopting the plan of merger contained in the Merger Agreement and the transactions contemplated thereby. The Merger Agreement also provides that, subject to the fiduciary duties of its Board of Directors under applicable law as set forth in a written opinion of outside counsel, the Company shall recommend that Stockholders vote in favor of the adoption of the agreement of merger set forth in the Merger Agreement.

    VOTING OF SHARES ACQUIRED BY MOONLIGHT. During the period beginning on the date on which the Offer is consummated and ending on the later of (a) the date on which the Merger Agreement is terminated, and (b) the date on which Moonlight receives any regulatory approvals necessary to consummate the Merger, Moonlight agrees to exercise its voting rights in respect of any Shares it owns for the election of directors to the Company Board in the same proportion as the voting rights of any Shares not owned by Moonlight have been exercised.

    REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains various representations and warranties of the parties thereto. These include representations and warranties by the Company with respect to corporate existence and good standing, capital structure, subsidiaries, corporate authorization, absence of changes, filings with the Securities and Exchange Commission (the "Commission"), consents and approvals, no violations of other agreements, investment banking fees and opinions, employee benefits, labor relations, litigation, taxes, compliance with applicable laws, intellectual property, real property, insurance, material contracts, related party transactions, liens, title to and condition of properties, environmental matters, absence of undisclosed liabilities, pending transactions, certain indemnification agreements and other matters.

    Moonlight and Intermedia have also made certain representations and warranties with respect to corporate existence and good standing, corporate authorization, Commission filings, consents and approvals, no violations of other agreements, investment banking fees and other matters.

    CONDUCT OF BUSINESS AND OTHER COVENANTS PENDING THE MERGER. Pursuant to the Merger Agreement, the Company has agreed that during the period from the date of the Merger Agreement until the Effective Time, except as otherwise consented to in writing by Moonlight or Intermedia or as contemplated by the Merger Agreement, it and each of its respective subsidiaries will carry on its business in the ordinary course in substantially the same manner as previously conducted. Specifically, the Company has agreed not to (a) amend its certificate of incorporation or bylaws, (b) issue or sell any shares of capital stock or securities convertible into shares of capital stock, subject to certain exceptions, (c) effect a stock split or declare or make any dividends or other distribution on any shares of its capital stock, (d) incur or assume any new debt or make any loans or capital investments in any other person or entity in excess of $1.0 million, (e) adopt or amend any employee benefit plan or severance arrangement or increase the compensation of its directors or officers or employees generally, subject to certain exceptions, (f) enter into, amend, modify or relinquish any material rights under any material contract, (g) sell, lease, mortgage, pledge or otherwise dispose of any assets or property other than in the ordinary course of business, (h) make or commit to make any material capital expenditure, (i) change its accounting methods, (j) settle any material claim, (k) amend certain indemnification agreements relating to the Merger Agreement or (l) make any election under the Code (as defined in the Merger Agreement) that would have a material adverse effect on the Company or the Merger.

    Pursuant to the Merger Agreement, Intermedia will appoint a senior executive as a management consultant (the "Consultant") to the Company. The Consultant will liaise directly with the executive officers of the Company and shall be informed of and participate in all management decisions. As more fully described in the Merger Agreement, if the Company does not comply with the management decisions and the recommendations of the Consultant, the Moonlight, under certain circumstances, may have the right to terminate the Merger Agreement.

    Pursuant to the Merger Agreement, Intermedia, Moonlight and the Company have agreed to use their respective best efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by the Merger Agreement.

    Intermedia, Moonlight and the Company have also entered into covenants regarding the preparation of the Company's proxy statement, press releases, access to information, notification if any of the representations and warranties are materially untrue, the designation of the directors of the Company, indemnification of directors and officers of the Company, fees and expenses relating to the Merger and stockholder litigation.

    NO SOLICITATION. Pursuant to the Merger Agreement, the Company has agreed that it will not, and it will not permit any of its subsidiaries, officers, directors, employees, representatives and agents to, directly or indirectly, (i) solicit any Company Takeover Proposal (as defined below) or (ii) participate in any discussions or negotiations regarding any Company Takeover Proposal; PROVIDED, HOWEVER, that if at any time prior to the Company Meeting, the Company Board determines in good faith, after consultation with outside counsel that it is necessary to do so in order to comply with its fiduciary duties to the Company stockholders under applicable law the Company may, in response to a Company Takeover Proposal that was not solicited, furnish confidential information with respect to the Company and participate in negotiations regarding such Company Takeover Proposal. "Company Takeover Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of 20% or more of the assets of the Company or its subsidiaries or 20% or more of any class of equity securities of the Company or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company or any of its subsidiaries, any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement, or any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Merger or that would reasonably be expected to dilute materially the benefits to Intermedia or Moonlight of the transactions contemplated by the Merger Agreement.

    In the event that prior to the Company Meeting (as defined in the Merger Agreement) the Board of Directors determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law, the Board of Directors may (subject to this and the following sentences) (x) withdraw or modify its approval or recommendation of the Merger or (y) approve or recommend a Superior Proposal (as defined below) or terminate the Merger Agreement (and concurrently with or after such termination, if it so chooses, cause the Company to enter into any acquisition agreement with respect to a Superior Proposal), but in each of the cases set forth in this clause (y) not until a time that is after the fifth business day following the Intermedia's or Moonlight's receipt of written notice advising Intermedia or Moonlight that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal, to the extent that such identification of such person making such proposal does not breach the fiduciary duties of the Company Board as advised by outside legal counsel. A "Superior Proposal" means any bona fide proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of the Company's Common Stock and Company preferred stock then outstanding or all or substantially all the assets of the Company and otherwise on terms that the Board of Directors determines in its good faith judgment to be more favorable to the Company's stockholders than the Merger.

    FEES AND EXPENSES. The Merger Agreement provides that all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement shall be paid by the party incurring such expenses, except that the Company will be required to pay a termination fee and reimburse certain expenses of Intermedia and Moonlight to Intermedia or Moonlight under certain circumstances described in "Termination" below.

    CONDITIONS TO THE MERGER. Pursuant to the Merger Agreement, the respective obligations of each party to effect the Merger are subject to the satisfaction or waiver, prior to the proposed Effective Time, of the following conditions:
(a) the Merger and the Merger Agreement shall have been validly approved and adopted by the affirmative votes of the holders of a majority of the outstanding Shares entitled to vote thereon; (b) the waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired; and (c) no judgment, order, decree, statute, law ordinance, rule or regulation entered, enacted, promulgated, enforced or issued by any court, other governmental entity or other legal restraint or prohibition shall be in effect preventing the consummation of the Offer or the Merger.

    The obligations of Moonlight and Intermedia to effect the Merger are further subject to the satisfaction or waiver, where permissible, on or prior to the proposed Effective Time of the following conditions: (a) all of the representations and warranties of the Company set forth in the Merger Agreement shall be true and correct as of July 16, 1997, and the representations and warranties set forth in Sections 3.2, 3.3, 3.4, 3.10, 3.14, 3.21, 3.22, 3.23 and
3.29 of the Merger Agreement shall be true and correct as of the date of the Merger Agreement and the Closing Date (as defined in the Merger Agreement), as if made at and as of such time, except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) does not have, and is not likely to have, individually or in the aggregate, a Company Material Adverse Effect (as defined in the Merger Agreement) or cause any material increase in the consideration required to be paid by Intermedia and Moonlight effectively to consummate the Merger; (b) the Company shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date; and (c) all necessary consents and approvals of any federal, state or local governmental authority or any other third party required for the consummation of the transactions contemplated by the Merger Agreement shall have been obtained except for such consents and approvals the failure to obtain which individually or in the aggregate would not have a material adverse effect on the Surviving Corporation or a Intermedia Material Adverse Effect (as defined in the Merger Agreement).

    The obligations of the Company to effect the Merger are further subject to the satisfaction or waiver, where permissible, on or prior to the proposed Effective Time of the following conditions: (a) the representations and warranties of Intermedia and Moonlight set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such date, except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) does not have, and is not likely to have, individually or in the aggregate, a Intermedia Material Adverse Effect; and (b) Intermedia and Moonlight shall have performed in all material respects all obligations required to be performed by them under the Merger Agreement at or prior to the Closing Date.

    TERMINATION. The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the Stockholders: (a) by consent of the Boards of Directors of the Company, Intermedia and Moonlight; (b) by Intermedia and Moonlight upon notice to the Company if any material default under or material breach of any covenant or agreement in the Merger Agreement by the Company shall have occurred and shall not have been cured within ten days after receipt of such notice, or any representation or warranty contained herein on the part of the Company shall not have been true and correct in any material respect at and as of the date made; (c) by the Company upon notice to Intermedia and Moonlight if any material default under or material breach of any covenant or agreement in the

Merger Agreement by Intermedia or Moonlight shall have occurred and shall not have been cured within ten days after receipt of such notice, or any representation or warranty contained herein on the part of Intermedia or Moonlight shall not have been true and correct in any material respect at and as of the date made; (d) by Intermedia and Moonlight, on the one hand, or the Company, on the other, upon notice to the other if the Merger shall not have become effective on or before September 30, 1998, unless such date is extended by the consent of the Boards of Directors of the Company, Intermedia and Moonlight evidenced by appropriate resolutions; PROVIDED, HOWEVER, that the right to terminate the Merger Agreement under Section 7.1(d) of the Merger Agreement shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; (e) by any of Intermedia, Moonlight and the Company if the approval of the Stockholders required for consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of Stockholders or any adjournment thereof; (f) by Intermedia or Moonlight, if
Section 5.5 of the Merger Agreement shall be breached by the Company or any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative of the Company, in any material respect and the Company shall have failed promptly to terminate the activity giving rise to such breach and use best efforts to cure such breach upon notice thereof from Intermedia or Moonlight, or the Company shall breach
Section 5.5 of the Merger Agreement by failing to promptly notify Intermedia or Moonlight as required thereunder; (g) by Intermedia or Moonlight if, at any time, (i) the Company shall have withdrawn or modified in any manner adverse to Intermedia or Moonlight its approval or recommendation of the Merger Agreement or the Merger or failed to reconfirm its recommendation within 15 business days after a written request to do so, or recommended any Company Takeover Proposal or (ii) the Board of Directors of the Company or any committee thereof shall have resolved to take any of the foregoing actions; (h) by the Company if it elects to terminate the Merger Agreement in accordance with Section 5.5 (b) of the Merger Agreement; PROVIDED that it has complied with all provisions thereof, including the notice provisions therein, and that it complies with applicable requirements relating to the payment (including the timing of the payment) of the termination fee required by Section 7.3 of the Merger Agreement; or (i) by Intermedia or Moonlight in accordance with the provisions of the last paragraph of Section 5.1 of the Merger Agreement; PROVIDED that it has complied with all provisions thereof, including the notice provisions therein.

    EFFECT OF TERMINATION. In the event of the termination of the Merger Agreement pursuant to the provisions of Section 7.1, the provisions of the Merger Agreement (other than Sections 5.10, 7.2, 7.3 and 7.4 thereof) shall become void and have no effect, with no liability on the part of any party hereto or its stockholders or directors or officers in respect thereof, except as set forth in Sections 7.3 and 7.4 of the Merger Agreement provided that nothing contained herein shall be deemed to relieve any party of any liability it may have to any other party with respect to a breach of its obligations under the Merger Agreement.

    TERMINATION PAYMENT. As compensation for entering into the Merger Agreement, taking action to consummate the transactions hereunder and incurring the related costs and expenses related thereto and other losses and damages, including the foregoing of other opportunities, the Company and Intermedia have agreed that the Company shall pay to Intermedia the sum of $10.0 million plus all reasonably documented out-of-pocket expenses (including, but not limited to, the reasonable fees and expenses of counsel and its other advisers) of Intermedia and Moonlight incurred in connection with the transactions contemplated by the Merger Agreement (including the preparation and negotiation of the Merger Agreement) promptly after, but in no event later than two days following, whichever of the following first occurs: (i) Intermedia or Moonlight shall have exercised its right to terminate the Merger Agreement pursuant to
(b), (f), (g) or (i) of the "Termination" section above; or (ii) the Company shall have exercised its right to terminate the Merger Agreement pursuant to (e) or (h) of the "Termination" section above. The Company shall not be obligated to make any such payment if at the time such payment becomes due Intermedia or Moonlight is in material breach of its obligations under the Merger Agreement.

    Pursuant to the Merger Agreement, Intermedia has paid to the Company $26,250,000 as a "Good Faith Deposit." The Company has paid from the proceeds of the Good Faith Deposit an amount equal to $15,000,000 to Tel-Save to satisfy termination fees arising from the Company's termination of the Tel-Save Merger Agreement. The Company has paid an amount equal to $11,250,000 to Tel-Save in exchange for the termination of any options to purchase Company Common Stock held by Tel-Save under that certain Option Agreement dated as of July 16, 1997 by and between Tel-Save and the Company. In the event that Intermedia or Moonlight terminates the Merger Agreement pursuant to Section (a), (b), (f), (g) or (i) of the "Termination" section above or the Company terminates the Merger Agreement other than pursuant to Section (c) or (d) of the "Termination" section above, then the Company must repay all such amounts to Moonlight.

    PARTIES IN INTEREST. Nothing in the Merger Agreement is intended to confer upon any person, other than the parties thereto, any rights or remedies.

    TIMING. The exact timing and details of the Merger will depend upon legal requirements and a variety of other factors. Although Intermedia has agreed to cause the Merger to be consummated on the terms and subject to the conditions set forth above, there can be no assurance as to the timing of the Merger.

    PUBLIC ANNOUNCEMENTS. Intermedia and the Company agreed to consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger Agreement or any transaction contemplated therein and not to issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with any national securities exchange or the Nasdaq National Market to which Intermedia or the Company is a party.

    NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. No representations, warranties or agreements in the Merger Agreement or in any instrument delivered by Intermedia, Moonlight or the Company pursuant to the Merger Agreement will survive the Merger.

    DELAWARE LAW. The Board of Directors of the Company has approved the Merger Agreement and the transactions contemplated thereby, including the Offer, the Stock Purchase Agreement and the Merger. Accordingly, the restrictions of
Section 203 of the DGCL do not apply to the transactions contemplated by the Stock Purchase Agreement and the Merger Agreement. Section 203 of the DGCL prevents an "interested stockholder" (generally, a stockholder owning or having the right to acquire 15% or more of a corporation's outstanding voting stock or an affiliate or associate thereof) from engaging in a "business combination" (defined to include a merger and certain other transactions) with a Delaware corporation for a period of three years following the date on which such stockholder became an interested stockholder unless (i) prior to such time, the corporation's board of directors approved either the business combination or the transaction which resulted in such stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the corporation's voting stock outstanding at the time the transaction commenced (excluding shares owned by certain employee stock plans and persons who are directors and also officers of the corporation) or (iii) at or subsequent to such time the business combination is approved by the corporation's board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder. As described above, the foregoing description of Section 203 of the DGCL does not apply to the Stock Purchase Agreement or the Merger.

STOCK PURCHASE AGREEMENT

    In connection with the execution of the Merger Agreement, Intermedia and the Company entered into a stock purchase agreement (the "Stock Purchase Agreement") dated November 24, 1997. The following is a summary of the material terms of the Stock Purchase Agreement. This summary is not a complete description of the terms and conditions thereof and is qualified in its entirety by reference to the full text thereof.

    Pursuant to the terms of the Stock Purchase Agreement, Intermedia purchased all of the shares of the Convertible Preferred Stock owned by RHI on November 25, 1997, consisting of 250,000 shares of the Convertible Preferred Stock, for an aggregate purchase price of $62,833,815. The 250,000 shares of the Convertible Preferred Stock which were sold to Intermedia by RHI constitute all of the issued and outstanding shares of the Convertible Preferred Stock.

LOAN AGREEMENT

    In connection with the execution of the Merger Agreement, Intermedia and the Company entered into a loan agreement (the "Loan Agreement"). The following is a summary of the material terms of the Loan Agreement. This summary is not a complete description of the terms and conditions thereof and is qualified in its entirety by reference to the full text thereof.

    Pursuant to the terms of the Loan Agreement, on November 24, 1997 Intermedia provided the Company with a loan in the amount of $21,899,455 for redemption of the Special Preferred Stock in accordance with the terms of the promissory note issued by the Company. All of the issued and outstanding shares of the Special Preferred Stock were redeemed in full on November 24, 1997. Payments of the principal amount on the promissory note will be made at the same time and on the same terms as payments of the liquidation preference were required to be made under the terms of the Special Preferred Stock issued by the Company. Interest on the promissory note will accrue and be payable on the same terms as dividends were payable under the terms of the Special Preferred Stock.

THE STOCK OPTION AGREEMENT

    Simultaneously with the execution of the Merger Agreement, Intermedia and certain investors named therein (the "Investors") entered into a stock option agreement (the "Stock Option Agreement") pursuant to which Intermedia was granted irrevocable stock options to purchase from certain investors of the Company their outstanding Shares, shares of Series D Preferred Stock of the Company and options to acquire such shares owned by them. The following is a summary of the material terms of the Stock Option Agreement. This summary is not a complete description of the terms and conditions thereof and is qualified in its entirety by reference to the full text thereof.

    OPTION. To induce Intermedia and Moonlight to enter into the Merger Agreement and subject to the terms and conditions set forth in the Stock Option Agreement, each of the Investors has granted Intermedia an option to purchase its respective Shares at $15.00 per Share, $15.00 minus the exercise price of any options to purchase Shares or $15.00 per share of Series D Preferred Stock, as the case may be. Intermedia may assign to any subsidiary or affiliate of Intermedia (including Moonlight) the right to exercise the options. Each option may be exercised individually from each Investor, in whole or in part, at any time or from time to time, on or after November 20, 1997 and prior to the close of business on the earlier of (i) the second business day after the termination of the Merger Agreement; (ii) the Effective Time; and (iii) the date of the termination of the Stock Option Agreement (such earliest date, the "Termination Date").

    VOTING OF SHARES. Each Investor, until the Termination Date, shall cause the Shares owned by such Investor to be voted at any meeting of the stockholders of the Company or in any consent in lieu of such a meeting in favor of the consummation of the transactions contemplated by the Merger Agreement, against any transactions inconsistent therewith, and as otherwise reasonably requested by Moonlight in order to carry out the purposes of the Merger Agreement.

    IRREVOCABLE PROXY. Each Investor has irrevocably appointed Intermedia, until the Termination Date, as its attorney and proxy pursuant to the provisions of Section 212 of the DGCL, with full power of substitution, to vote and take other actions (by written consent or otherwise) in favor of the consummation of the transactions contemplated by the Merger Agreement, against any transactions inconsistent therewith, and as otherwise reasonably required in order to carry out the purposes of the Merger Agreement with respect to the Option Shares (and all other securities issued to such Investor in respect of the Shares) which each Investor is entitled to vote at any meeting of stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting) or in respect of any consent in lieu of any such meeting or otherwise. This proxy and power of attorney is irrevocable and coupled with an interest in favor of Intermedia. Each Investor has revoked all other proxies and powers of attorney with respect to the Option Shares (and all other securities issued to such Investor in respect of the Option Shares) which it may have heretofore appointed or granted. No subsequent proxy or power of attorney may be given or written consent executed (and if given or executed, will not be effective) by the Investors with respect thereto.

    RESTRICTIONS ON TRANSFER. Each Investor has covenanted and agreed that, until the expiration of the Investor Options as provided in the Stock Option Agreement, except as contemplated by the Stock Option Agreement, the Investor shall not, and shall not offer or agree to, sell, transfer, tender, assign, hypothecate or otherwise dispose of, or create or permit to exist any security interest, lien, claim, pledge, option, right of first refusal, agreement, limitation on the Investor's voting rights, charge or other encumbrance of any nature whatsoever with respect to the Option Shares.

    NO SOLICITATION. Except as provided in the Stock Option Agreement, each Investor shall not, directly or indirectly, through any agent or representative or otherwise, (i) solicit, initiate or encourage the submission of any proposal or offer from any individual, corporation, partnership, limited partnership, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), trust, association or entity or government, political subdivision, agency or instrumentality of a government (collectively, other than Intermedia and any affiliate of Intermedia, a "Person") relating to (a) any acquisition or purchase of all or any of the Option Shares or (b) any acquisition or purchase of all or any portion of the assets of, or any equity interest in, the Company or any subsidiary of the Company or any business combination with the Company or any subsidiary of the Company or (ii) participate in any negotiations regarding, or furnish to any Person any information with respect to, or otherwise cooperate in any way with, or assist or participate or facilitate or encourage, any effort or attempt by any Person to do or seek any of the foregoing. Each Investor immediately shall cease and cause to be terminated all existing discussions or negotiations of the Investor and its agents or other representatives with any Person conducted heretofore with respect to any of the foregoing. Each Investor shall notify Intermedia promptly if any such proposal or offer, or any inquiry or contact with any Person with respect thereto, is made and shall, in any such notice to Intermedia, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or contact.

SETTLEMENT AGREEMENT

    In connection with entering into the Merger Agreement, the Company, Intermedia, Moonlight, Tel-Save and TSHCo., entered into a Settlement Agreement which provides, among other things, for (i) a dismissal with prejudice of the litigation commenced by Intermedia and Moonlight in Chancery Court of Delaware, New Castle County seeking, among other things, to enjoin the Tel-Save Merger;
(ii) the purchase by Intermedia of $163,367,000 face amount of the 12 1/4% Senior Subordinated Notes due 2006 of the Company that were owned by Tel-Save;
(iii) releases and covenants not to sue in connection with the Merger Agreement and the termination of the Tel-Save Merger Agreement; and (iv) an agreement by Tel-Save that for a period of one year or the earlier termination of the Merger Agreement, Tel-Save will not acquire or make any attempts to acquire the Company. This summary is not a complete description of the terms thereof and is qualified in its entirety by reference to the full text thereof.

SOURCE AND AMOUNT OF FUNDS

    The total amount of funds required by Moonlight to effect the Merger and to pay related fees and expenses is approximately $395 million. Moonlight will obtain all funds needed for the Merger through Intermedia's available cash reserves.

INTERMEDIA'S PURPOSE FOR THE MERGER

    The purposes of the Offer and the Stock Option Agreement was, as promptly as practicable, to acquire as many Shares as possible, and transfer the consideration for such Shares to the Company's Stockholders, without needing to obtain any FCC or state regulatory consents. Such consents are a condition to the consummation of the Merger. The purpose of the Merger is for Intermedia and Moonlight to acquire all Shares not purchased pursuant to the Offer and the Stock Option Agreement.

ACCOUNTING TREATMENT OF THE MERGER

    The Merger will be accounted for under the "purchase" method of accounting whereby the purchase price will be allocated based on the fair values of assets acquired and liabilities assumed.

                       RIGHTS OF DISSENTING STOCKHOLDERS

APPRAISAL RIGHTS OF DISSENTING STOCKHOLDERS AND SERIES D HOLDERS

    Section 262 of the DGCL ("Section 262") entitles Stockholders and Series D Holders who object to the Merger and who follow the procedures prescribed by
Section 262, to have the "fair value" of their shares at the Effective Time of the Merger (exclusive of any element of value arising from accomplishment or expectation of the Merger) judicially appraised and paid to them in cash.

    Set forth below in a summary of the procedures relating to the exercise of the appraisal rights provided to the holders of Shares and shares of Series D Preferred Stock pursuant to Section 262. This summary does not purport to be a complete statement of appraisal rights under Section 262 and is qualified in its entirety by reference to Section 262, which is reproduced in full as Annex III attached to this Proxy Statement and to any amendments to such provisions of the DGCL as may be adopted after the date of this Proxy Statement.

    ANY STOCKHOLDER OR SERIES D HOLDER CONTEMPLATING THE POSSIBILITY OF EXERCISING APPRAISAL RIGHTS SHOULD CAREFULLY REVIEW THE TEXT OF ANNEX III (PARTICULARLY THE PROVISIONS RELATING TO THE SPECIFIED PROCEDURAL STEPS REQUIRED TO PERFECT APPRAISAL RIGHTS, WHICH STEPS ARE COMPLEX) AND ALSO SHOULD CONSULT SUCH HOLDER'S LEGAL COUNSEL. SUCH APPRAISAL RIGHTS WILL BE LOST IF THE PROCEDURAL REQUIREMENTS OF SECTION 262 ARE NOT FULLY AND PRECISELY SATISFIED.

    Stockholders or Series D Holders, as the case may be, who desire to exercise their appraisal rights must fully satisfy all of the following conditions. A written demand for appraisal of Shares or shares of Series D Preferred Stock, as the case may be, must be delivered to the Secretary of the Company before the taking of the vote on the approval and adoption of the Merger Agreement. Any holder of record of Shares or shares of Series D Preferred Stock, as the case may be, seeking appraisal rights must hold the shares for which appraisal is sought on the date of the making of the demand, continuously hold such shares through the Effective Time of the Merger, and otherwise comply with the provisions of Section 262.

    A demand for appraisal must be executed by or for the holder of record of Shares or Series D Preferred Stock, fully and correctly, as such holder's name appears on the stock certificates. If shares for which appraisal is sought are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by the fiduciary. If shares for which appraisal is sought are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a holder of record of Shares or shares of Series D Preferred Stock, as the case may be; provided that the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner.

    A record owner, such as a broker, who holds Shares or shares of Series D Preferred Stock, as the case may be, as a nominee for others, may exercise appraisal rights with respect to such shares held for all or less than all beneficial owners of such shares as to which the holder is the record owner. In such case, the written demand must set forth the number of Shares or shares of Series D Preferred Stock covered by such demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all Shares or shares of Series D Preferred Stock, as the case may be, outstanding in the name of such record owner. Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the exercise of appraisal rights before the date of the Special Meeting.

    Record holders of Shares or shares of Series D Preferred Stock, as the case may be, who elect to exercise appraisal rights must mail or deliver their written demands to the attention of Kenneth M. Dorros,

Secretary, Shared Technologies Fairchild, Inc., 100 Great Meadow Road, Suite 104, Wethersfield, Connecticut 06109. The written demand for appraisal should specify the stockholder's name and mailing address, the number of Shares or shares of Series D Preferred Stock, as the case may be, covered by the demand, and that the stockholder is thereby demanding appraisal of such shares. Within ten days after the Effective Time of the Merger, the Company must provide notice of the Effective Time of the Merger to all holders of record of the Shares or shares of Series D Preferred Stock, as the case may be, who have complied with
Section 262.

    Within 120 days after the Effective Time of the Merger, either the Company or any Stockholder or Series D Holder, as the case may be, who has complied with the required conditions of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of the dissenting Stockholder or Series D Holder, as the case may be. If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine which Stockholders or Series D Holders, as the case may be, are entitled to appraisal rights and thereafter will appraise the shares owned by such Stockholders or Series D Holders, as the case may be, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value. Such interest may be simple or compound as determined by the Delaware Court of Chancery. In determining fair value, the Delaware Court of Chancery is to take into account all relevant factors. In WEINBERGER V. UOP, INC., 457 A.2D 701 (DEL. 1983), the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in Court," should be considered. The Delaware Supreme Court stated that in making a determination of fair value, the Court of Chancery must consider "market value, asset value, dividends, earning prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of Merger and which throw any Light on future prospects of the merged corporation. . . ."
However, the Court noted that Section 262 provides that fair value is to be determined "exclusive of any element of value arising from accomplishment or expectation of the merger." The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable in the circumstances. Upon application of a dissenting Stockholder or Series D Holder, as the case may be, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by any dissenting Stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of such a determination or assessment, each party bears its own expenses.

    Any Stockholder or Series D Holder, as the case may be, who has duly demanded appraisal in compliance with Section 262 will not, after the Effective Time of the Merger, be entitled to vote for any purpose the shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or other distributions payable to Stockholders of record at a date prior to the Effective Time of the Merger.

    At any time within 60 days after the Effective Time of the Merger, any Stockholders or Series D Holder, as the case may be, who has sought appraisal of such shares will have the right to withdraw his or her demand for appraisal and to accept the terms of the Merger. After this period, such holder may withdraw his or her demand for appraisal only with the consent of the Company, as the surviving corporation. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the Effective Time, Stockholders 'or Series D Holders' rights to appraisal will cease. Inasmuch as the Company has no obligation to file such a petition, and has no present intention to do so, any Stockholder or Series D Holder, as the case may be, who desires such a petition to be filed is advised to file it on a timely basis. No petition timely filed in the Delaware Court of Chancery demanding appraisal will be dismissed as to any Stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.

    Failure to take any required step in connection with the exercise of appraisal rights may result in the termination or waiver of such rights.

    If Stockholders or Series D Holders, as the case may be, elect to exercise these rights of appraisal, the receipt of cash for Shares or shares of Series D Preferred Stock will be a taxable transaction to the such holders receiving such cash, as described below under "Certain Federal Income Tax Consequences."

    STOCKHOLDERS AND SERIES D HOLDERS CONSIDERING EXERCISING STATUTORY RIGHTS OF APPRAISAL SHOULD CONSULT WITH THEIR OWN TAX ADVISORS WITH REGARD TO THE TAX CONSEQUENCES OF SUCH ACTIONS.

    To the extent there are any inconsistencies between the foregoing summary and the DGCL, the DGCL shall control.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    GENERAL

    The receipt of cash for Shares and shares of Series D Preferred Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax law purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. The tax consequences of such receipt pursuant to the Merger may vary depending upon, among other things, the particular circumstances of the stockholder. In general, a stockholder who receives cash for Shares or shares of Series D Preferred Stock pursuant to the Merger will recognize gain or loss for federal income tax purposes equal to the difference between the amount of cash received in exchange for the Shares and shares of Series D Preferred Stock sold and such stockholder's adjusted tax basis in such Shares or shares of Series D Preferred Stock.

    Provided that the Shares or shares of Series D Preferred Stock constitute capital assets in the hands of the stockholder, such gain or loss will be capital gain or loss, and will be long term capital gain or loss if the holder has held the Shares or shares of Series D Preferred Stock for more than one year at the time of sale.

    DISSENTERS

    A holder of Shares or shares of Series D Preferred Stock who exercises and perfects his or her applicable rights under Section 262 of the DGCL to demand fair value for such Shares or shares of Series D Preferred Stock (see "Rights of Dissenting Stockholders" above) will recognize capital gain or loss (and may recognize an amount of interest income) for federal income tax purposes attributable to any payment received pursuant to the exercise of such rights based upon the principles described in the previous paragraphs.

    THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW. STOCKHOLDERS AND SERIES D HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX, AND STATE, LOCAL AND FOREIGN TAX LAWS. IN ADDITION, THE DISCUSSION SET FORTH ABOVE MAY NOT APPLY TO PARTICULAR CATEGORIES OF STOCKHOLDERS, INCLUDING STOCKHOLDERS WHO ACQUIRED SHARES OR SHARES OF SERIES D PREFERRED STOCK PURSUANT TO THE EXERCISE OF EMPLOYER STOCK OPTIONS OR OTHERWISE AS COMPENSATION, INDIVIDUALS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES, AND FOREIGN CORPORATIONS, LIFE INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS, FINANCIAL INSTITUTIONS OR ENTITIES THAT ARE OTHERWISE SUBJECT TO SPECIAL TAX TREATMENT.

                              REGULATORY APPROVALS

    STATE TAKEOVER LAWS. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporation that are incorporated or have assets, stockholders, executive officers or places of business in such states. In EDGAR V. MITE CORP., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposes a substantial burden on interstate commerce and therefore was unconstitutional. In CTS CORP.
V. DYNAMICS CORP. OF AMERICA, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions.

    Section 203 of the Delaware General Corporate Law ("GCL") limits the ability of a Delaware corporation to engage in business combinations with "interested stockholders" (defined as any beneficial owner of 15% or more of the outstanding voting stock of the corporation) unless, among other things, the corporation's board of directors has given its prior approval to either the business combination or the transaction which resulted in the stockholder becoming an "interested stockholder." The Company has represented in the Merger Agreement that it properly approved, among other things, the Offer, the Stock Option Agreement and the Merger for purposes of Section 203 of the GCL.

    Based on information supplied by the Company, neither Intermedia nor Moonlight believes that any other state takeover statutes apply to the Offer or the Merger. Neither Intermedia nor Moonlight has currently complied with any state takeover statute or regulation. Intermedia and Moonlight reserve the right to challenge the applicability or validity of any state law purportedly applicable to the Offer, the Stock Option Agreement, the Stock Purchase Agreement or the Merger and any action taken in connection with the Offer, the Stock Option Agreement, the Stock Purchase Agreement or the Merger is not intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer, the Stock Option Agreement, the Stock Purchase Agreement or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Stock Option Agreement, the Stock Purchase Agreement or the Merger, the Merger will not be consummated.

    GOVERNMENT REGULATIONS. The Company's services business is subject to specific regulations in several states. Within various states, such regulations may include limitations on the number of lines or PBX switches per system, limitations of shared telecommunications systems to single buildings or building complexes, requirements that such building complexes be under common ownership or common ownership, management and control and the imposition of local exchange access rates that may be higher than those for similar single user PBX systems. The Company's systems business is generally exempt from governmental regulation with respect to marketing and sales. However, various regulatory bodies, including the Federal Communications Commission ("FCC"), require that manufacturers of equipment obtain certain certifications.

    The Company holds an authorization issued by the FCC to provide international telecommunications services and it also holds authorizations from various state public utility commissions permitting it to provide intrastate telecommunications services. The FCC and many of these state public utility commissions require their prior approval in the event control of the Company is transferred to another party.

    Prior approval of the FCC and notification to or approval by various state public utility commissions will be required for consummation of the Merger or the acquisition by Intermedia or Moonlight of sufficient additional Shares (pursuant to the Stock Option Agreement, conversion of the Convertible Preferred Stock or otherwise) to effect a DE JURE or DE FACTO transfer of control of the Company. The Company believes that all necessary approvals will be obtained, but there can be no assurance that the Company, Intermedia and Moonlight will obtain all necessary approvals or, if they can be obtained, that the process can be completed on a timely basis. The Merger will require permission or consents from certain state regulatory agencies. There can be no assurance that the Company, Intermedia and Moonlight can obtain such permissions or consents, or, if they can be obtained, that the process can be completed on a timely basis.

    ANTITRUST. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and the applicable waiting period has expired or been terminated. On November 28, 1997, the Company and Intermedia, filed Notification and Report Forms under the HSR Act with the FTC and the Antitrust Division. On December 28, 1997, the waiting period under the HSR Act with respect to the Merger expired. At any time before or after consummation of the Merger, notwithstanding expiration of the waiting period under the HSR Act, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking divestiture of shares acquired by moonlight or of substantial assets of the Company. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

    Based on information available to them, the Company, Intermedia and Moonlight believe that the Merger can be effected in compliance with federal and state antitrust laws. However, there can be no assurance that a challenge to the consummation of the Merger on antitrust grounds will not be made or that, if such a challenge were made, the Company, Intermedia and Moonlight would prevail or would not be required to accept certain adverse conditions in order to consummate the Merger.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The selected consolidated financial data below should be read in conjunction with, and is qualified in its entirety by, the Company's Consolidated Financial Statements incorporated by reference in this Proxy Statement.

                                                              YEAR ENDED DECEMBER 31,                      NINE MONTHS
                                               ------------------------------------------------------  ENDED SEPTEMBER 30,
                                                 1992       1993       1994       1995        1996            1997
                                               ---------  ---------  ---------  ---------  ----------  -------------------
                                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS OF
  OPERATIONS DATA:
Revenues.....................................  $  24,077  $  25,426  $  45,367  $  47,086  $  157,241      $   141,779
Gross margin.................................      9,254     10,912     19,195     18,214      74,669           70,654
Selling, general and administrative
  expenses...................................      9,959     10,102     16,909     16,188      55,329           51,536
Operating income (loss)......................       (705)       810      2,286      2,026      19,340           19,118
Interest expense, net........................       (290)      (438)      (359)      (667)    (22,888)         (21,694)
Equity in loss of affiliate..................     --         --         --         (1,752)     (3,927)            (210)
Minority interest in net income of
  subsidiaries...............................        (37)       (82)      (128)    --          --              --
Gain on sale of subsidiary stock.............     --         --         --          1,375      --              --
Income taxes.................................     --         --            487        (45)       (783)            (214)
Extraordinary Items: (Loss) gain on
  restructuring..............................      3,756       (150)    --         --          --              --
Loss on early retirement of debt.............     --         --         --         --            (311)         --
Net income (loss)............................      2,724        140      2,286        927      (8,569)          (3,000)
Net income (loss) per common share applicable
  to common stockholders.....................  $     .59  $    (.04) $     .27  $     .06  $     (.79)     $      (.42)
Weighted average common shares outstanding...      4,063      5,132      6,792      8,482      13,787           16,039

                                                                            AT DECEMBER 31,
                                                         -----------------------------------------------------  AT SEPTEMBER 30,
                                                           1992       1993       1994       1995       1996           1997
                                                         ---------  ---------  ---------  ---------  ---------  ----------------
                                                                                     (IN THOUSANDS)
BALANCE SHEETS DATA:
Total assets...........................................     18,752     20,601     37,925     42,863    369,566        370,242
Notes payable, convertible promissory notes payable,
  other long-term debt (incl. current portion and
  redeemable preferred stock)..........................      4,745      3,719      4,727      6,998    291,004        295,777
Stockholders' equity...................................      6,034      9,302     20,881     22,844     43,209         38,602

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following Management's discussion and analysis of results of operations and financial condition include forward-looking statements with respect to the Company's future financial performance. These forward-looking statements are subject to various risks and uncertainties which could cause actual results to differ materially from historical results or those currently anticipated.

OVERVIEW AND RECENT DEVELOPMENTS

    The Company is a national provider of shared telecommunications services ("STS") and telecommunications systems ("Systems") to tenants of multi-tenant commercial office buildings. One of the Company's affiliates, Shared Technologies Cellular Inc. ("STC"), is a provider of short-term portable cellular telephone rentals and prepaid, or debit, cellular telephone service.

    In March 1996, the Company's stockholders approved, and the Company completed, a merger with Fairchild Industries, Inc. ("FII") following a reorganization in which FII transferred all non-communications assets to its parent, RHI. As a result of the merger, the Company is the largest provider of STS in the United States. On a pro forma basis, the Company generated approximately $185 million in revenues and $24 million in operating income for the year ended December 31, 1996.

NINE MONTHS ENDED SEPTEMBER 30, 1997 COMPARED TO SEPTEMBER 30, 1996

    REVENUES

    The Company's revenues rose to $141.8 million in 1997, an increase of 27.8% over 1996 revenues of $110.9 million. This increase was principally due to the March 13, 1996 merger with FII. STS revenue increased $13.2 million, or 19.1%, and Systems revenue increased $17.6 million, or 42.5%.

    Approximately $7.0 million of the increase in the Systems revenue was due to the inclusion of management fees from ICS Communications, Inc. ("ICS") and GE Capital-ResCom, L.P. ("ResCom"). During this period, the Company operated as the manager of each of these businesses. These management agreements terminated during the third quarter of 1997.

    GROSS MARGIN

    Gross margin increased to 49.8% of revenues for 1997, from 46.6% for 1996. The change in gross margin was mainly the result of changes in sales mix and the merger with FII. In addition, the revenues generated from the management agreements with ICS and ResCom were included in Systems revenue. Since the associated cost for this revenue of approximately $9.0 million was in selling, general and administrate expense, it had no material adverse effect on Systems gross margin. The following table sets forth the components of the Company's overall gross margin (GM) for the nine months ended September 30, 1997 as a factor of sales percentage and gross margin percentage per line of business:

DIVISION                                                       SALES       GM       WEIGHTED GM
-----------------------------------------------------------  ---------  ---------  -------------
STS........................................................      58.2%      52.4%        30.5%
Systems....................................................      41.8%      46.2%        19.3%
                                                             ---------  ---------       ------
    Company Total..........................................     100.0%                   49.8%
                                                             ---------                  ------
                                                             ---------                  ------

    As shown above, the 1997 gross margin was a mix of STS gross margin of 52.4% and Systems gross margin of 46.2%. In 1996, the company's gross margin was a combination of STS gross margin of 31.1% and Systems gross margin of 14.9%.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

    Selling, general and administrative ("SG&A") expenses increased $12.4 million to $51.5 million, due entirely to the merger with FII and the associated increased headcount, goodwill amortization and other general overhead expenses. SG&A as a percentage of revenue increased from 35.3% in 1996 to 36.3% in 1997.

    OPERATING INCOME

    Operating income increased by $6.6 million to $19.1 million in 1997 from $12.5 million in 1996. The increase was mainly the result of the FII merger mentioned earlier.

    INTEREST EXPENSE

    Interest expense net of interest income increased by $6.5 million for the nine months ended September 30, 1997 over the nine months ended September 30, 1996. This was attributable to the addition of approximately $245 million in new debt on March 13, 1996 in connection with the FII merger.

    NET INCOME (LOSS)

    As a result of the factors listed above, net loss for the nine months ended September 30, 1997 decreased $2.1 million to $3.0 million, compared to a net loss of $5.1 million in the nine months ended September 30, 1996.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

    REVENUES

    The Company's revenues for the year ended December 31, 1996 increased by $110.2 million, or 233.8%, to $157.2 million compared to $47.1 million for the year ended December 31, 1995. This increase was principally due to the March 13, 1996 merger with FII. STS revenue increased $60.8 million, or 173.0%, and Systems revenue increased $49.3 million or 414%.

    GROSS MARGIN

    Gross margin increased in 1996 to 47.5% of revenues, from 38.7% of revenues in 1995. The following table sets forth the components of the Company's overall gross margin for 1996 for the STS and Systems divisions, respectively.

DIVISION                                                      REVENUES       GM       WEIGHTED GM
-----------------------------------------------------------  -----------  ---------  -------------
STS........................................................       61.1%       53.0%        32.4%
Systems....................................................       38.9%       38.9%        15.1%
                                                             -----------  ---------       ------
    Company Total..........................................      100.0%                    47.5%
                                                             -----------                  ------
                                                             -----------                  ------

    In 1996, the Company's gross margin was a combination of STS gross margin of 53.0% and Systems gross margin of 38.9%. In 1995, the Company's gross margin was a combination of STS gross margin of 44.6% and Systems gross margin of 21.1%. STS increased gross margin From the 1995 level mainly due to the network synergies resulting from the March 1996 FII merger. Systems margins increased from 21.1% in 1995 to 38.9% in 1996. This increase was due primarily to the FII merger and the resultant change in the mix of systems revenue. The Company's Systems revenue was comprised of long-distance revenues outside of its building sites and the sale and ongoing maintenance of equipment to customers in and out of its building. The long distance component had-margins in the range of 20-25%, while the sale of equipment, with its maintenance component, provides margins in the range of 35-40%. With the completion of the

March 1996 merger of FII, the Company's sales mix in Systems became more concentrated in the equipment sale and maintenance end. Therefore, the Company's margin has increased accordingly.

    In addition the revenues generated from the management agreement with ICS have been included in Systems revenue. Since the associated cost for this revenue of $5 million is in the selling, general and administrative expense, it has a positive effect on Systems gross margin.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

    SG&A as a percentage of revenue increased to 35.2% for 1996, compared to 34.4% for 1995. This increase was due to the merger with FII, principally in the Systems division, as the higher margin sale of equipment and maintenance requires sales and support personnel.

    OPERATING INCOME

    Operating income increased by $17.3 million, or 854.6%, to $19.3 million in 1996, from $2.0 million in 1995. The increase was mainly due to the merger with FII.

    EQUITY IN LOSS OF AFFILIATES

    The Company recorded an equity loss of $3.9 million, $3.7 of which came as a result of STC losses of $8.9 million for the year ended December 31, 1996. The remaining $0.2 million came as a result of the Company's portion of the losses incurred by Shared Technologies of Canada, Inc.

    INTEREST EXPENSE

    Interest expense, net of interest income, increased by $22.2 million to $22.9 million for 1996, compared to $0.7 million in 1995. This increase was due to the merger with FII and the resulting bank and bond debt incurred as a result of the transaction. As of December 31, 1996, the Company has bank debt in the amount of $123.3 million and bond debt in the amount of $126.5 million. It should be noted that the interest on the bonds is initially accretive and, therefore, non-cash. The total non-cash portion of interest expense was $12.1 million as of December 31, 1996.

    EXTRAORDINARY ITEM--LOSS ON EARLY RETIREMENT OF DEBT

    An extraordinary loss of $0.3 million for 1996 was recorded to reflect the expense associated with the early retirement of pre-merger bank debt which was paid at the conclusion of the March 1996 FII merger.

    INCOME TAX EXPENSE

    The Company's income tax expense of $0.8 million consisted of actual payments of tax for approximately $.2 million and the reversal of a tax asset benefit of $0.6 million. Since the March 1996 merger, and the corresponding loss due primarily to interest charges on debt, the Company reversed its tax benefit.

    NET INCOME (LOSS)

    As a result of the factors listed above, net loss for the year ended December 31, 1996 was $8.6 million compared to net income of $0.9 million for 1995.

    NET INCOME (LOSS) APPLICABLE TO COMMON STOCKHOLDERS

    As a result of the FII merger, the Company issued additional mandatorily redeemable preferred stock; this resulted in the Company recording higher preferred cash dividends and non-cash dividends through the accretion of these instruments to liquidation values.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

    REVENUES

    The Company's revenues rose to a record $47.1 million in 1995 an increase of $1.7 million or 3.7% over 1994 revenues of $45.4 million. This increase occurred despite the loss of STC revenue as STC results were recorded pursuant to the equity method in 1995; STC accounted for $10.2 million of 1994 revenue. STS revenue increased $6.5 million or 22.7% and Systems $5.4 million or 83.1% in 1995 over 1994 levels. Approximately $2.9 million of the growth in revenue for STS was attributable to a full year of service at locations acquired in June 1994 with the acquisition of Access Telecommunications Group, L.P. ("Access"), $1.6 million was attributable to the June 1995 acquisition of Office Telephone Management ("OTM"), the remaining increase of approximately $2.0 million was generated through internal growth at existing and new locations. Approximately $4.7 million of the growth in Systems revenues is attributable to a full year of activity at accounts acquired with the June 1994 acquisition of Access, the remaining increase of $1.8 million was generated internally.

    GROSS MARGIN

    Gross margin dropped to 38.7% of revenues for 1995 from 42.3% for 1994, a reduction of 3.6%. The following table sets forth the components of the Company's overall gross margin for 1995 as a factor of sales percentage and gross margin percentage per line of business:

DIVISION                                                      REVENUES       GM       WEIGHTED GM
-----------------------------------------------------------  -----------  ---------  -------------
STS........................................................       74.7%       44.6%        33.3%
Systems....................................................       25.3%       21.1%         5.4%
                                                             -----------  ---------       ------
    Company Total..........................................      100.0%                    38.7%
                                                             -----------                  ------
                                                             -----------                  ------

    As shown above, the 1995 gross margin was a mix of STS gross margin of 44.6% and Systems gross margin of 21.1%. In 1994 the Company's gross margin was a combination of STS gross margin of 45.2%, Systems gross margin of 20.4% and STC gross margin of 48.2%. STS produced slightly reduced gross margin from the 1994 level mainly due to the acquisition of OTM operations which produced gross margin of approximately 30%. Systems experienced slightly improved gross margin mainly due to a full year of operations obtained with the Access acquisition. The overall decrease in the Company's gross margin was principally the result of changes in sales mix. The change in accounting to the equity method for STC results of operations created an overall drop in gross margin of approximately 1.7% for 1995. The drop in STS gross margin for 1995 contributed 0.4% to the overall reduction in gross margin for 1995. The remainder of the decrease in gross margin was generated by Systems. As noted above, Systems revenues grew at a faster rate than STS revenues in 1995. Since Systems produces significantly lower gross margin compared to STS, the growth in Systems sales depressed overall gross margin for the Company 1.5%.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

    SG&A as a percentage of revenues decreased to 34.4% for 1995 compared to 37.3% for 1994. The Company has reduced SG&A as a percentage of revenues by increasing revenues without adding a comparable percentage of SG&A costs. Certain SG&A costs are essentially fixed and do not increase significantly with revenue growth. In addition the Company has carefully chosen to expand in locations with existing management infrastructures already in place.

    OPERATING INCOME

    Operating income decreased by $0.3 million or 11.4% to $2.0 million in 1995 from $2.3 million in 1994. The decrease was partially the result of STC no longer a part of the Company consolidated group in

1995. STC contributed approximately $0.7 million to operating income in 1994. This was offset by improved STS and Systems contribution of $0.4 million in 1995 over 1994 levels.

    GAIN ON SALE OF SUBSIDIARY STOCK

    In April 1995, the Company successfully completed a public offering of STC stock. Following the offering the Company's percentage of ownership decreased from approximately 86% to 60%. The accounting treatment of the sale required the Company to record a gain of $1.4 million or the year ended December 31, 1995.

    EQUITY IN LOSS OF SUBSIDIARY

    In December 1995, STC issued approximately $3.0 million in voting preferred stock to third parties. While the Company's ownership percentage did not change, the Company's voting interest in STC was reduced to 42.7%, resulting in the Company's loss of voting control. Accordingly, subsequent to this stock issuance, STC was accounted for under the equity method, The Company recorded an equity loss of $1.7 million as a result of STC losses of $2.8 million for the year ended December 31, 1995.

    INTEREST EXPENSE

    Interest expense net of interest income increased by $0.3 million for the year ended December 31, 1995 over the year ended December 31, 1994. This was attributable to the addition of approximately $4.4 million in interest bearing debt during 1995. Approximately $0.3 million in non interest bearing debts were repaid during 1995.

    INCOME TAX BENEFIT (EXPENSE)

    The Company recorded an insignificant amount of income tax expense for the year ended December 31, 1995 compared to a net benefit of $0.5 million for the year ended December 31, 1994. Income tax expense for 1995 was mainly the result of state income taxes. During 1994, the Company adjusted the deferred tax asset valuation reserve per Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" ("SFAS 109"). This adjustment resulted in a deferred tax asset of $8.0 million, a corresponding valuation reserve of $7.4 million and a $0.6 million tax benefit for the year ended December 31, 1994. This benefit was partially offset by state income taxes resulting in a net benefit of $0.5 million for 1994. The source of the deferred tax asset was principally the expected future utilization on a conservative basis of net operating losses ("NOL") generated in prior years. Based on the requirements of SFAS 109, the Company recalculated the deferred tax asset and adjusted the valuation reserve for the year ended December 31, 1995. This adjustment resulted in no significant impact to the Company's results of operations for the year ended December 31, 1995. At December 31, 1995 the Company's NOL carryforward for federal income tax purposes was approximately $21.8 million.

    NET INCOME

    As a result of the factors listed above, net income for the year ended December 31, 1995 decreased by $1.4 million or 60.9% to $0.9 million from $2.3 million for 1994.

LIQUIDITY AND CAPITAL RESOURCES

    Net cash provided by operations reached $24.4 million in 1996 compared to $4.9 million in 1995 and $3.1 million in 1994. The Company's working capital deficit was $8.8 million at December 31, 1996 compared to $3.4 million and $3.7 million for December 31, 1995 and 1994 respectively. The increase in the Company's working capital deficit was directly related to the March 1996 merger with FII and the current portion of bank debt raised as part of this transaction. The Company's current portion of long-term debt and capital leases went from $2.9 million in the year ended December 31, 1995 to $13.6 million in the year ended December 31, 1996.

    The merged Company has continued to invest in capital equipment directed at internal growth, expansion into new operations and upgrading telecommunication equipment at existing locations. The Company invested $9.7 million in the purchase of equipment in 1996 compared to $3.7 million and $3.2 million in 1995 and 1994, respectively. The Company invested $225.9 million in connection with the merger with FII and had invested $5.3 million to complete two other acquisitions; OTM in June 1995 and Access in June 1994.

    Financing activities were focused primarily on raising capital to provide cash for investing activities. For the year ended 1996 the company raised $125 million of bank debt of which $5 million was the amount taken down on a $25 million revolver, and $115 million in Senior Subordinated Discount Notes both in connection with the March 1996 merger with FII. Additionally, the Company received $3.2 million from the exercise of employee and director options as well as the exercise of warrants issued in conjunction with its Series D Preferred Stock. The Company paid $9.4 million in deferred financing and debt issuance costs and $8.4 million in payments to affiliates, both of which are related directly to the merger with FII. The Company paid $1.5 million in preferred stock dividends and $12.7 million for repayments of debt. During 1995 the Company borrowed $2.7 million and raised $1.2 million from sales of common stock to help finance the current year's equipment purchases and the acquisition of OTM. During 1994, approximately $4.6 million was raised from sales of common and preferred stock to help the Company fund operations. In 1995 and 1994 the Company spent $4.6 million to repay notes, long-term debt and capital lease obligations.

    Due to the merger with FII and the associated borrowings of $245 million, the Company's liquidity and capital resources were significantly changed. At September 30, 1997, the Company had $370 million in assets, $256 million in various long and short-term debt and capital lease obligations, and $40.1 million in recently issued preferred stock. The balance sheet at September 30, 1997 showed a working capital deficit of $8.0 million, compared to a deficit of $22.7 million at September 30, 1996. As of September 30, 1997 the Company had available for future borrowings under its credit facility of approximately $11 million. Cash provided by operations was $18.1 million for the nine months ended September 30, 1997, compared to $12.1 million for the nine months ended September 30, 1996.

    The Company invested $9.4 million in equipment purchases in the nine months ended September 30, 1997, compared to $7.1 million in the nine months ended September 30, 1996. These expenditures were used to grow additional business and sustain the Company's underlying revenue stream.

    Financing activities for the period ended September 30, 1997 involved principal payments on the Company's debt of $9.9 million, offset by a $2.0 million take down on the Company's revolver availability. Subsequent to end of the quarter, the Company borrowed an additional $5 million under its revolver increasing total borrowings thereunder to $17 million with availability under the revolver of $6 million.

    Cash requirements for 1997 have been significant due to the acquisition of FII and the associated new debt mentioned earlier. The Company anticipates to continue repaying these borrowings and providing cash for operations and capital expenditures through cash from operations.

    Due to the Company's net operating loss carryforwards, the Company currently anticipates minimal federal income tax payments during 1997.

    Inflation has not materially impacted the Company's operations in 1997.

                             PRICE RANGE OF SHARES

    The Shares trade on the Nasdaq National Market under the symbol "STCH". The following table sets forth, for the fiscal quarters indicated, the high and low sales price per Share on the Nasdaq National Market. All prices set forth are as reported in published financial sources:

                                                                                    MARKET PRICE
                                                                                 ------------------
                                                                                  HIGH        LOW
                                                                                 -------    -------
QUARTER ENDED
  March 31, 1995................................................................ $ 5 1/8    $ 3 9/16
  June 30, 1995.................................................................   5 1/2      4
  September 30, 1995............................................................   5 1/4      4 1/8
  December 31, 1995.............................................................   4 3/4      3 1/4
  March 31, 1996................................................................   6 5/16     3 3/4
  June 30, 1996.................................................................   9 1/8      4 3/8
  September 30, 1996............................................................   7 7/8      5 3/8
  December 31, 1996.............................................................   9 1/2      6 11/16
  March 31, 1997................................................................   9 1/8      5 1/8
  June 30, 1997.................................................................   7 3/4      5
  September 30, 1997............................................................  12 3/16     6 7/8
  December 31, 1997.............................................................  14 3/4     11 1/4
  Through January 8, 1998.......................................................  14 3/4     14 5/8

    On November 20, 1997, the last full trading day prior to the announcement of the terms of the Merger Agreement, the reported closing sales price per Share on the Nasdaq National Market was 14 3/16. On November 25, 1997, the last full trading day prior to the commencement of the Offer, the reported closing sales price per Share on the Nasdaq National Market was 14 1/2. On January 8, 1998 the last full trading day prior to the mailing of this proxy statement, the reported closing sales price per share on the Nasdaq National Market was 14 41/69. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES. THE COMPANY HAS NEVER DECLARED OR PAID A DIVIDEND ON THE SHARES.

                            BUSINESS OF THE COMPANY

    The Company is the largest provider of shared telecommunications services in the United States. The Company also sells, installs and maintains telecommunications systems for businesses and government agencies. As of July 1, 1997, the Company provided shared telecommunications services across the United States servicing approximately 9,000 customers in 463 buildings with over 110,000 lines. As of July 1, 1997, the Company also provided maintenance and other services through its telecommunications systems business to approximately 6,000 customers with over 400,000 lines nationwide. The Company currently provides shared telecommunications services and telecommunications systems in over 36 metropolitan markets.

    The Company provides shared telecommunications services to commercial tenants in office buildings in which the Company typically has installed a dedicated private branch exchange switch under exclusive agreement with the building owner, thereby permitting the Company's customers to obtain all their telephone and telecommunications needs from a single source and a single point of contact. Under multi-year contracts that usually extend through the term of the tenants' leases, the Company offers its customers access to services provided by regulated communications companies, such as local, discounted long distance, international and "800" telephone services. The Company also provides telephone switching equipment and telephones, as well as voice mail, telephone calling cards, local area network wiring, voice and data cable installation. Other services provided by the Company include audio conferencing, automatic call distribution services and message center capability.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth information known to the Company with respect to beneficial ownership of Common Stock as of January 6, 1998 by (i) each stockholder who is known by the Company to own beneficially more than five percent of the outstanding Common Stock, (ii) each of the Company's directors,
(iii) each of the executive officers named below and (iv) all current directors and executive officers of the Company as a group.

                                                                            NUMBER OF SHARES     PERCENT OF SHARES
                                                                           BENEFICIALLY OWNED      BENEFICIALLY
NAME OF BENEFICIAL OWNER OR IDENTITY OF GROUP (A)                                  (B)                 OWNED
------------------------------------------------------------------------  ---------------------  -----------------

Anthony D. Autorino (c)
  Chairman, Chief Executive Officer and Director........................         1,358,215                7.49%
Thomas H. Decker (d)
  Director..............................................................             5,000                   *
William A. DiBella (e)
  Director..............................................................            68,178                   *
Vincent Di Vincenzo (f)
  Director, Senior Vice President--Administration and Finance, Treasurer
  and Chief Financial Officer...........................................           136,391                   *
Natalia Hercot (g)
  Director..............................................................            10,000                   *
Ajit G. Hutheesing (h)
  Director..............................................................           323,457                1.78%
Jo McKenzie (i)
  Director..............................................................            24,575                   *
Donald E. Miller (j)
  Director..............................................................            11,000                   *
All Directors and Executive Officers as a Group (k)
  (11 persons)..........................................................         2,183,455               12.04%
The Fairchild Corporation and RHI Holdings, Inc.
  300 West Service Road
  P. O. Box 10803
  Chantilly, VA 20153...................................................         4,669,352               25.77%
Intermedia Communications, Inc.
  3625 Queen Palm Drive
  Tampa, FL 33619 (o)...................................................         5,134,564                28.3%

------------------------

(a)        The mailing address of each of the Company's directors and executive officers is c/o
           Shared Technologies Fairchild Inc., 100 Great Meadow Road, Wethersfield, Connecticut
           06109.

(b)        Except as otherwise specifically noted, the number of shares stated as being owned beneficially includes shares believed to be held beneficially by spouses and minor children. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares. Each shareholder possesses sole voting and investment power with respect to the shares listed opposite such stockholder's name, except as otherwise indicated.

(c)        Includes 685,000 shares currently issuable upon exercise of opinions. Also includes
           69,599 shares owned of record by the estate of Mr. Autorino's late spouse, as to which
           Mr. Autorino disclaims beneficial ownership. Also includes 7,203 shares owned by Mr.
           Autorino through the Company's Savings and Retirement Plan. Also includes 11,500 shares of Series D Preferred, which are convertible into 11,500 shares of Common
           Stock. Also includes 150,020 shares owned by the Autorino Family Limited Partnership, of which Mr. Autorino is the general partner. Also includes 17,500 shares of Series D
           Preferred owned of record by the estate of Mr. Autorino's late spouse, as to which Mr.
           Autorino disclaims beneficial ownership.

(d)        Includes 5,000 shares currently issuable upon exercise of options by Mr. Decker.

(e)        Includes 24,663 shares currently issuable upon exercise of options by Mr. DiBella.
           Also includes 43,515 shares owned of record by Mr. DiBella's spouse, as to which shares Mr. DiBella disclaims beneficial ownership.

(f)        Includes 132,500 shares currently issuable upon exercise of options by Mr. DiVincenzo.
           Also includes 3,439 shares owned by Mr. DiVincenzo through the Company's Savings and
           Retirement Plan.

(g)        Includes 10,000 shares currently issuable upon exercise of options by Ms. Hercot.

(h)        Includes 20,000 shares currently issuable upon exercise of options by Mr. Hutheesing.
           Also includes a warrant which is convertible into 298,957 shares of Common Stock, which is owned of record by International Capital Partners, Inc., of which Mr.
           Hutheesing is the Chairman, Chief Executive Officer and a stockholder.

(i)        Includes 24,575 shares currently issuable upon exercise of options by Mrs. McKenzie.

(j)        Includes 10,000 shares currently issuable upon exercise of options by Mr. Miller.

(k)        Includes a total of 1,078,955 shares which officers and directors of the Company have the right to acquire under outstanding stock options. Also includes 29,000 shares of
           Series D Preferred currently convertible into 29,000 shares of Common Stock. Also includes 298,957 shares of Common Stock issuable upon conversion by warrant, as set forth in footnote (h) above. Also includes 18,764 shares owned by officers and directors through the Company's Savings and Retirement Plan as of June 30, 1997.

(o)        Does not assume conversion of the 250,000 shares of Convertible Preferred Stock held by Intermedia. Assuming conversion of such shares, Intermedia would own 9,344,183 shares of Common Stock, approximately 38.2% of the outstanding Common Stock on a fully diluted basis. In addition, does not assume ownership of the shares of Common Stock
           Intermedia can acquire pursuant to the Stock Option Agreement.

            CERTAIN INFORMATION CONCERNING INTERMEDIA AND MOONLIGHT

    Moonlight is a newly incorporated Delaware corporation and a wholly-owned subsidiary of Intermedia. To date, Moonlight has not conducted any business other than in connection with its organization, the Offer and the Merger. Accordingly, no meaningful financial information with respect to Moonlight is available. The principal executive offices of Moonlight are located at 3625 Palm Drive, Tampa, Florida 33619.

    Intermedia, a Delaware corporation, has its principal executive office at 3625 Queen Palm Drive, Tampa, Florida 33619.

                                 OTHER MATTERS

    Management knows of no other matter which may properly be brought before the Meeting. Under the Company's Bylaws, no business may be transacted at a special meeting of stockholders unless it is included in the notice of the meeting. If any other matters properly come before the Special Meeting, it is intended that the holders of the proxies hereby solicited will act in respect to such matters in accordance with their best judgment. Representatives of Arthur Andersen LLP are expected to be present at the special meeting, where they will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                             ADDITIONAL INFORMATION

    The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Commission. All such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission 450 Fifth Street, N.W., Room 1024, Washington D.C. 20549, and at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, NY 10048 and 500 West Madison Street, Suite 1300, Chicago, IL 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 3190, Washington, D.C. 20549 at prescribed rates. Such material should also be available on-line through the Commission's EDGAR electronic filing and retrieval system and on the Commission's World Wide Web site at http://www.sec.gov.

                             STOCKHOLDER PROPOSALS

    If the Merger is not consummated, the Company will hold an annual meeting of Stockholders in 1998. Stockholder proposals for such annual meeting were required to have been received by the Company no later than December 16, 1997.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference:

        1. The Annual Report of the Company on Form 10-K for its fiscal year ended December 31, 1996;

        2. The Quarterly Report of the Company on Form 10-Q for its fiscal periods ended March 31, June 30 and September 30, 1997;

        3. Current Report on Form 8-K dated July 22, August 4, November 18 and November 24, 1997;

        4. All other reports filed by the Company since the end of the fiscal year covered by the Annual Report referred to above; and

    All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to date hereof and prior to the Special Meeting shall be deemed to be incorporated herein by reference. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                                          By Order of the Board of Directors,

                                          Kenneth M. Dorros

                                          Secretary

January 9, 1998

PLEASE MARK, SIGN AND DATE THE ACCOMPANYING PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                                                                         ANNEX I
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                     PRIVILEGED AND CONFIDENTIAL

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                        INTERMEDIA COMMUNICATIONS INC.,

                          MOONLIGHT ACQUISITION CORP.

                                      AND

                       SHARED TECHNOLOGIES FAIRCHILD INC.

                            DATED NOVEMBER 20, 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                                                      PAGE
                                                                                                                      -----
       I.  THE OFFER.............................................................................................           1
           1.1.       The Offer..................................................................................           1
           1.2.       Company Action.............................................................................           2
           1.3.       Voting of Shares Acquired by Purchaser.....................................................           3

      II.  THE MERGER............................................................................................           3
           2.1.       Merger; Surviving Corporation..............................................................           3
           2.2.       Certificate of Incorporation...............................................................           3
           2.3.       Bylaws.....................................................................................           3
           2.4.       Directors and Officers.....................................................................           3
           2.5.       Effective Time.............................................................................           3
           2.6.       Conversion of Shares.......................................................................           4
           2.7.       Purchaser Common Stock.....................................................................           4
           2.8.       Surrender of Shares........................................................................           5
           2.9.       Company Stock Options and Warrants.........................................................           6
           2.10.      Good Faith Deposit.........................................................................           6
           2.11.      Termination of the Pledge Agreement........................................................           6

     III.  REPRESENTATIONS AND WARRANTIES OF COMPANY.............................................................           6
           3.1.       Organization and Qualification.............................................................           6
           3.2.       Capital Stock of Subsidiaries..............................................................           6
           3.3.       Capitalization.............................................................................           7
           3.4.       Authority Relative to This Agreement.......................................................           7
           3.5.       No Violations, etc. .......................................................................           8
           3.6.       Commission Filings; Financial Statements...................................................           8
           3.7.       Absence of Changes or Events...............................................................           9
           3.8.       Proxy Statement............................................................................           9
           3.9.       Litigation.................................................................................           9
           3.10.      Title to and Condition of Properties.......................................................           9
           3.11.      Contracts and Commitments..................................................................           9
           3.12.      Labor Matters..............................................................................          10
           3.13.      Compliance with Law........................................................................          10
           3.14.      Board Recommendation.......................................................................          10
           3.15.      Patents and Trademarks.....................................................................          10
           3.16.      Taxes......................................................................................          10
           3.17.      Employee Benefit Plans; ERISA..............................................................          11
           3.18.      Environmental Matters......................................................................          13
           3.19.      Disclosure.................................................................................          14
           3.20.      Absence of Undisclosed Liabilities.........................................................          14
           3.21.      Finders or Brokers.........................................................................          14
           3.22.      State Antitakeover Statutes................................................................          14
           3.23.      Opinion of Financial Advisor...............................................................          15
           3.24.      Insurance..................................................................................          15
           3.25.      Employment and Labor Contracts.............................................................          15
           3.26.      Pending Transactions.......................................................................          15
           3.27.      Indemnification Agreements.................................................................          15
           3.28.      Indemnified Liabilities....................................................................          15
           3.29.      Commercial Arrangements with Tel-Save Holdings, Inc. ......................................          15

                                                                                                                      PAGE
                                                                                                                      -----
      IV.  REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER................................................          16
           4.1.       Organization and Qualification.............................................................          16
           4.2.       Authority Relative to This Agreement.......................................................          16
           4.3.       No Violations, etc.........................................................................          16
           4.4.       Proxy Statement............................................................................          17
           4.5.       Finders or Brokers.........................................................................          17
           4.6.       Offer Documents............................................................................          17

       V.  COVENANTS.............................................................................................          17
           5.1.       Conduct of Business of Company Pending the Merger..........................................          17
           5.2.       Preparation of the Proxy Statement; Stockholders Meetings..................................          19
           5.3.       Additional Agreements; Cooperation.........................................................          20
           5.4.       Publicity..................................................................................          20
           5.5.       No Solicitation............................................................................          20
           5.6.       Access to Information......................................................................          22
           5.7.       Notification of Certain Matters............................................................          22
           5.8.       Resignation of Directors...................................................................          22
           5.9.       Indemnification............................................................................          22
           5.10.      Fees and Expenses..........................................................................          23
           5.11.      Stockholder Litigation.....................................................................          23

      VI.  CONDITIONS............................................................................................          23
           6.1.       Conditions to the Merger...................................................................          23
           6.2.       Conditions to Obligations of Parent........................................................          23
           6.3.       Conditions to Obligations of Company.......................................................          23

     VII.  TERMINATION, AMENDMENT AND WAIVER.....................................................................          24
           7.1.       Termination................................................................................          24
           7.2.       Effect of Termination......................................................................          25
           7.3.       Termination Payment........................................................................          25
           7.4        Proceeds of the Good Faith Deposit.........................................................          25
           7.5        Amendment..................................................................................          25
           7.6        Waiver.....................................................................................          26

    VIII.  GENERAL PROVISIONS....................................................................................          26
           8.1.       Definitions................................................................................          26
           8.2.       Non-Survival of Representations, Warranties and Agreements.................................          28
           8.3.       Notices....................................................................................          28
           8.4.       Severability...............................................................................          29
           8.5.       Miscellaneous..............................................................................          29
           8.6.       Specific Performance.......................................................................          30
           8.7.       Waiver Of Jury Trial.......................................................................          30

                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER (the "AGREEMENT") being made and entered into as of this 20th day of November, 1997 by and among INTERMEDIA COMMUNICATIONS INC., a Delaware corporation ("PARENT"), MOONLIGHT ACQUISITION CORP., a Delaware corporation which is wholly owned by Parent ("PURCHASER"), and SHARED TECHNOLOGIES FAIRCHILD INC., a Delaware corporation ("COMPANY").

    WHEREAS, the Boards of Directors of Parent, Purchaser and Company have each determined that it is in the best interests of their respective stockholders for Parent to acquire Company upon the terms and subject to the conditions set forth herein; and

    WHEREAS, in furtherance of such acquisition, it is proposed that Purchaser shall make a cash tender offer (the "OFFER") to acquire 4,000,000 of the issued and outstanding shares of Common Stock, par value $.004 per share, of Company ("COMPANY COMMON STOCK") (shares of Company Common Stock being hereinafter collectively referred to as "SHARES") for $15.00 per Share (such amount being hereinafter referred to as the "PER SHARE OFFER AMOUNT") net to the seller in cash, upon the terms and subject to the conditions of this Agreement and the Offer; and

    WHEREAS, the Board of Directors of Company (the "BOARD") has unanimously approved the making of the Offer and resolved and agreed to recommend that holders of Shares tender their Shares pursuant to the Offer; and

    WHEREAS, also in furtherance of such acquisition, the Boards of Directors of Parent, Purchaser and Company have each approved the merger (the "MERGER") of Purchaser with and into Company in accordance with the General Corporation Law of the State of Delaware (the "GCL") and upon the terms and subject to the conditions set forth herein.

    NOW, THEREFORE, the parties hereto agree as follows:

                                  I. THE OFFER

    1.1. THE OFFER. (a) Provided that this Agreement shall not have been terminated in accordance with Section 7.1 and none of the events set forth in Annex A hereto shall have occurred or be existing, Purchaser shall commence the Offer as promptly as reasonably practicable after the date hereof, but in no event later than five business days after the initial public announcement of Purchaser's intention to commence the Offer. The Offer shall, unless extended as provided below, expire 20 business days after the commencement of the Offer. The obligation of Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer shall be subject to the satisfaction of the conditions set forth in Annex A hereto. The number of Shares that Purchaser will accept in the Offer shall be 4,000,000 Shares. Purchaser expressly reserves the right to waive any such condition, to increase the price per Share payable in the Offer, to increase the maximum number of Shares to be purchased in the Offer and to make any other changes in the terms and conditions of the Offer; PROVIDED, HOWEVER, that, without the consent of Company, no change may be made which decreases the price per Share payable in the Offer, which reduces the maximum number of Shares to be purchased in the Offer or which imposes conditions to the Offer in addition to those set forth in Annex A hereto or modifies such conditions, or which changes the form of consideration payable in the Offer. The Per Share Offer Amount shall, subject to applicable withholding of taxes, be net to the seller in cash, upon the terms and subject to the conditions of the Offer. Subject to the terms and conditions of the Offer, Purchaser shall pay, as promptly as practicable after expiration of the Offer, for all Shares validly tendered and not withdrawn. The Offer may not be extended for more than 20 days beyond its original scheduled expiration date unless any of the conditions to the Offer shall not have been satisfied, in which case the Offer shall remain open until such time as all of the conditions to the Offer have been satisfied; PROVIDED, HOWEVER, in no event will Purchaser be required to extend the Offer beyond February 28, 1998.

    (b) As soon as reasonably practicable on the date of commencement of the Offer, Purchaser shall file with the Securities and Exchange Commission (the "SEC") a Tender Offer Statement on Schedule 14D-1 (together with all amendments and supplements thereto, the "SCHEDULE 14D-1") with respect to the Offer. The
Schedule 14D-1 shall contain or shall incorporate by reference an offer to purchase (the "OFFER TO PURCHASE") and forms of the related letter of transmittal and any related summary advertisement (the Schedule 14D-1, the Offer to Purchase and such other documents, together with all supplements and amendments thereto, being referred to herein collectively as the "OFFER DOCUMENTS"). Company and its counsel shall be given an opportunity to review the Offer Documents prior to their filing with the SEC. Parent, Purchaser and Company agree to correct promptly any information provided by any of them for use in the Offer Documents which shall have become false or misleading, and Parent and Purchaser further agree to take all steps necessary to cause the
Schedule 14D-1 as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws.

    1.2. COMPANY ACTION. (a) Company hereby approves of and consents to the Offer and represents that (i) the Board, at a meeting duly called and held on November 20, 1997, has unanimously (A) determined that this Agreement and the transactions contemplated hereby, including each of the Offer and the Merger, are fair to and in the best interests of the holders of Shares, (B) approved and adopted this Agreement and the transactions contemplated hereby and (C) recommended that the stockholders of Company accept the Offer and approve and adopt this Agreement and the transactions contemplated hereby, and (ii) Credit Suisse First Boston Corporation ("FIRST BOSTON") has rendered to the Board its opinion that the consideration to be received by the holders of Shares pursuant to each of the Offer and the Merger is fair to the holders of Shares from a financial point of view, subject to the assumptions and qualifications contained in such opinion, and which shall be confirmed promptly in writing. Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Board described in the immediately preceding sentence. Assuming that neither Parent nor Purchaser are Interested Stockholders (as such term is defined in Section 203 of the GCL) immediately prior to the Board taking the action described in this Section 1.2, the approval set forth in clause (a)(i) shall, among other things, satisfy the restrictions on business combinations contained in Section 203 of the GCL with respect to the transactions contemplated hereby. Company has been advised by each of its directors and executive officers that they intend to vote all Shares beneficially owned by them in favor of the approval and adoption by the stockholders of Company of this Agreement and the transactions contemplated hereby.

    (b) As soon as reasonably practicable on or after the date of commencement of the Offer, Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the "SCHEDULE 14D-9") containing the recommendation of the Board described in Section 1.2(a) and shall disseminate the Schedule 14D-9 to the extent required by Rule 14d-9 promulgated under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and any other applicable federal securities laws. Company, Parent and Purchaser agree to correct promptly any information provided by any of them for use in the Schedule 14D-9 which shall have become false or misleading, and Company further agrees to take all steps reasonably necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws.

    (c) Company shall promptly furnish Purchaser with mailing labels containing the names and addresses of all record holders of Shares and with security position listings of Shares held in stock depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of Shares. Company shall furnish Purchaser with such additional information, including, without limitation, updated listings and computer files of stockholders, mailing labels and security position listings, and such other assistance as Parent, Purchaser or their agents may reasonably request. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer or the Merger, Parent and Purchaser shall hold in confidence the information contained in such labels, listings and files, shall use such information only in connection with the Offer and the Merger, and, if this Agreement shall be terminated in accordance with
Section 7.1, shall deliver to Company all copies of such information then in their or their agents' possession.

    1.3. VOTING OF SHARES ACQUIRED BY PURCHASER. During the period beginning on the date on which the Offer is consummated and ending on the later of (a) the date on which this Agreement is terminated, and (b) the date on which Purchaser receives any regulatory approvals necessary to consummate the Merger (as more fully described in Section 6.2(c)), Purchaser hereby agrees to exercise its voting rights in respect of any Shares it owns for the election of directors to the Board in the same proportion as the voting rights of any Shares not owned by Purchaser have been exercised.

                                 II. THE MERGER

    2.1. MERGER; SURVIVING CORPORATION. In accordance with the provisions of this Agreement and the GCL, at the Effective Time (as such term is defined in Section 2.5; other capitalized terms used herein without definition are defined in Section 8.1), Purchaser shall be merged with and into Company, and Company shall be the surviving corporation (hereinafter sometimes called the "SURVIVING CORPORATION") and shall continue its corporate existence under the laws of the State of Delaware. At the Effective Time the separate corporate existence of Purchaser shall cease. All properties, franchises and rights belonging to Company and Purchaser, by virtue of the Merger and without further act or deed, shall be deemed to be vested in the Surviving Corporation, which shall thenceforth be responsible for all the liabilities and obligations of each of Purchaser and Company.

    2.2. CERTIFICATE OF INCORPORATION. At the Effective Time, the Certificate of Incorporation of Company shall be the Certificate of Incorporation of the Surviving Corporation; PROVIDED, HOWEVER, that, at the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended in its entirety so that it will read as Purchaser's Certificate of Incorporation, except that the name of the Surviving Corporation shall be "SHARED TECHNOLOGIES FAIRCHILD INC.". As so amended, the Certificate of Incorporation of Company as in effect immediately prior to the Effective Time shall thereafter continue in full force and effect as the Certificate of Incorporation of the Surviving Corporation until further altered or amended as provided therein or by law.

    2.3. BYLAWS. The Bylaws of Purchaser in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until altered, amended or repealed as provided therein and in the Certificate of Incorporation of the Surviving Corporation.

    2.4. DIRECTORS AND OFFICERS. The Directors of Purchaser prior to the Effective Time shall be the directors of the Surviving Corporation. The officers of Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation. Each of such directors and officers shall hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

    2.5. EFFECTIVE TIME. The Merger shall become effective at the time of filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with the provisions of Sections 251 or 253, as the case may be, of the GCL (the "CERTIFICATE OF MERGER"), or at a later time specified as the effective time in the Certificate of Merger, which Certificate of Merger shall be so filed as soon as practicable after the meeting of stockholders contemplated in Section 5.2 and the satisfaction or, if permissible, waiver of the conditions set forth in Article VI. The date and time when the Merger shall become effective are referred to herein as the "EFFECTIVE TIME." Contemporaneously with such filing, a closing shall be held at the offices of Kronish, Lieb, Weiner & Hellman LLP, 1114 Avenue of the Americas, New York, New York 10036, or such other place as shall be agreed to by the parties, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VI.

    2.6. CONVERSION OF SHARES. (a) Each issued and outstanding share of Company Common Stock immediately prior to the Effective Time (other than shares of Company Common Stock to be cancelled as set forth in Section 2.6(b) and 2.6(c)) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into, exchanged for and represent the right to receive an amount equal to $15.00 per Share (the "PER SHARE AMOUNT") in cash (the "SHARES CONSIDERATION"), payable, without interest, to the holder of such Share, upon surrender, in the manner described below, of the certificate that formerly evidenced such Share.

    (b) Each Share and Preferred Share (as defined below) issued and outstanding immediately prior to the Effective Time which is then owned beneficially or of record by Parent or any Subsidiary of Parent shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and cease to exist, without any conversion thereof.

    (c) Each Share and Preferred Share (as defined below) held in Company's treasury immediately prior to the Effective Time shall, by virtue of the Merger, be cancelled and retired and cease to exist, without any conversion thereof.

    (d) Each issued and outstanding share of Series D Preferred Stock, par value $.01 per share (the "SERIES D STOCK"), Series I 6% Cumulative Convertible Preferred Stock, par value $.01 per share (the "CONVERTIBLE PREFERRED STOCK"), and Series J Special Preferred Stock, par value $.01 per share (the "SPECIAL PREFERRED STOCK"), of Company (all such shares of Preferred Stock being hereafter collectively referred to as the "PREFERRED SHARES") immediately prior to the Effective Time (other than the Preferred Shares to be cancelled as set forth in Section 2.6(b) and 2.6(c)) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into, exchanged for and represent the right to receive an amount equal to $15.00 per share of the Series D Stock, $251.21 per share of the Convertible Preferred Stock and $109.44 per share of the Special Preferred Stock (all such amounts collectively, the "PREFERRED PER SHARE AMOUNT") in cash (the "PREFERRED SHARES CONSIDERATION"; the Shares Consideration and the Preferred Shares Consideration collectively, the "MERGER CONSIDERATION"), payable, without interest, to the holder of such Preferred Share, upon surrender in the manner described above of the certificate that formerly evidenced such Preferred Share.

    (e) Notwithstanding anything in this Section 2.6 to the contrary, Shares which are issued and outstanding immediately prior to the Effective Time and which are held by any stockholder of Company who has not voted such shares in favor of the Merger and who shall have properly exercised its rights of appraisal for such shares in the manner provided by the GCL (the "DISSENTING SHARES") shall not be converted into or be exchangeable for the right to receive the Merger Consideration, unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost his right to appraisal and payment, as the case may be. If such holder shall have so failed to perfect or shall have effectively withdrawn or lost such right, his shares shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon. Company shall give Parent prompt notice of any Dissenting Shares (and shall also give Parent prompt notice of any withdrawals of such demands for appraisal rights) and Parent shall have the right to direct all negotiations and proceedings with respect to any such demands. Neither Company nor the Surviving Corporation shall, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for appraisal rights. Stockholders of Company who shall have perfected their right of appraisal and not withdrawn or otherwise lost such right of appraisal, shall be entitled to receive payment of the appraised value of the shares of Company Common Stock held by them in accordance with the provisions of Section 262 of the GCL.

    2.7. PURCHASER COMMON STOCK. Each share of common stock of Purchaser issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Purchaser or the holder thereof, be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation. From and after the Effective Time, each outstanding certificate theretofore representing shares of Purchaser common stock shall be deemed for all purposes to evidence ownership of and to represent the number of shares of Surviving Corporation common stock into which such shares of Purchaser common stock shall have been converted. Promptly after the Effective Time, the Surviving Corporation shall issue to Parent a stock certificate or certificates representing 100 shares of Surviving Corporation common stock in exchange for the certificate or certificates that formerly represented shares of Purchaser common stock, which shall be surrendered by Parent and cancelled.

    2.8. SURRENDER OF SHARES. (a) Prior to the Effective Time, Parent shall make available, by transferring to the Exchange Agent for the benefit of the stockholders of Company, such amount of cash as shall be payable in exchange for outstanding Shares or Preferred Shares pursuant to Section 2.6 hereof. Such funds shall be invested by the Exchange Agent as directed by Parent, PROVIDED that such investments shall be in obligations of or guaranteed by the United States of America or of any agency thereof and backed by the full faith and credit of the United States of America, or in deposit accounts, certificates of deposit or banker's acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks with capital, surplus and undivided profits aggregating in excess of $50 million (based on the most recent financial statements of such bank which are then publicly available at the SEC or otherwise).

    (b) As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record (other than to holders of Shares or Preferred Shares to be cancelled as set forth in Section 2.6(b) or 2.6(c) or Dissenting Shares) of a certificate or certificates that immediately prior to the Effective Time represented outstanding Shares or Preferred Shares (the "CERTIFICATES") (I) a form letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (II) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration.

    (c) Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other agreements as the Exchange Agent shall reasonably request, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 2.8, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration with respect to the Shares or Preferred Shares formerly represented thereby. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate.

    (d) Any amounts of cash delivered or made available to the Exchange Agent pursuant to this Section 2.8 and not exchanged for Certificates within six months after the Effective Time pursuant to this Section 2.8 shall be returned by the Exchange Agent to Parent, which thereafter shall act as Exchange Agent subject to the rights of holders of unsurrendered Certificates under this
Article II. Thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither the Surviving Corporation nor the Exchange Agent shall be liable to any holder of Shares or Preferred Shares for any Merger Consideration delivered in respect of such Share or Preferred Share to a public official pursuant to any abandoned property, escheat or other similar law.

    (e) If any payment of the Merger Consideration is to be made to a person other than that in which the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable.

    (f) After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares or Preferred Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration as provided in this Article II.

    2.9. COMPANY STOCK OPTIONS AND WARRANTS. Prior to the Effective Time, Company shall take all actions necessary (and Parent and Purchaser consent to the taking of such actions) so that all options and warrants outstanding immediately prior to the Effective Time under any option plan or warrant including, without limitation, the 1994 Director's Option Plan (with respect to which the term of office of each director shall be deemed to have been terminated on May 1, 1998), the 1996 Equity Incentive Plan and Shared Technologies, Inc.'s 1987 Stock Option Plan (all such warrants and options collectively, the "COMPANY STOCK OPTION PLANS") shall be cancelled and terminated at the Effective Time and that each holder of such options and warrants shall receive in the Merger a cash payment equal to the difference between (A) the Per Share Amount times the number of Shares subject to such outstanding options or warrants (to the extent then exercisable at prices not in excess of the Per Share Amount) and (B) the aggregate exercise price of all such outstanding options and warrants. From and after the date hereof, no additional options or warrants shall be granted under the Company Stock Option Plans.

    2.10. GOOD FAITH DEPOSIT. Concurrently with the execution and delivery of this Agreement, Purchaser shall pay to Company $26,250,000 (the "GOOD FAITH DEPOSIT"). The proceeds of the Good Faith Deposit shall be disbursed in accordance with Section 7.4.

    2.11. TERMINATION OF THE PLEDGE AGREEMENT. If the Merger is consummated, then Parent and Purchaser shall terminate the Pledge Agreement, and the Pledge Agent shall return to RHI any collateral which has been pledged pursuant to the Pledge Agreement.

                 III. REPRESENTATIONS AND WARRANTIES OF COMPANY

    Company hereby makes the following representations and warranties to Parent and Purchaser, which representations and warranties (except for those contained in Sections 3.2, 3.3, 3.4, 3.10, 3.14, 3.21, 3.22, 3.23 and 3.29) shall be deemed to have been made on July 16, 1997:

    3.1. ORGANIZATION AND QUALIFICATION. Each of Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Company and its subsidiaries is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except for failures to be so qualified or in good standing which would not, individually or in the aggregate, have a material adverse effect on the general affairs, management, business, operations, condition (financial or otherwise) or prospects of Company and its subsidiaries taken as a whole (a "COMPANY MATERIAL ADVERSE EFFECT").
Section 3.1 of the Disclosure Statement sets forth, with respect to Company and each of its subsidiaries, the jurisdictions in which they are qualified or otherwise licensed as a foreign corporation to do business. Neither Company nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation (or other applicable charter document) or Bylaws. Company has delivered to Parent accurate and complete copies of the Certificate of Incorporation (or other applicable charter document) and Bylaws, as currently in effect, of each of Company and its subsidiaries.

    3.2. CAPITAL STOCK OF SUBSIDIARIES. The only direct or indirect subsidiaries of Company are those listed in Section 3.2 of the Disclosure Statement previously delivered by Company to Parent (the "DISCLOSURE STATEMENT"). Company is directly or indirectly the record (except for directors' qualifying shares) and beneficial owner (including all qualifying shares owned by directors of such subsidiaries as reflected in Section 3.2 of the Disclosure Statement) of all the outstanding shares of capital stock of each of its subsidiaries, there are no proxies with respect to such shares, and no equity securities of any of such subsidiaries are or may be required to be issued by reason of any options, warrants, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any capital stock of any such subsidiary, and there are no contracts, commitments, understandings or arrangements by which any such subsidiary is bound to issue additional shares of its capital stock or securities convertible into or exchangeable for such shares. Other than as set forth in Section 3.2 of the Disclosure Statement, all of such shares so owned by Company are validly issued, fully paid and nonassessable and are owned by it free and clear of any claim, lien or encumbrance of any kind with respect thereto. Except as disclosed in Section 3.2 of the Disclosure Statement, Company does not directly or indirectly own any interest in any corporation, partnership, joint venture or other business association or entity.

    3.3. CAPITALIZATION. The authorized capital stock of Company consists of 50,000,000 shares of Company Common Stock, and 25,000,000 shares of preferred stock, $.01 par value per share, of which 1,000,000 shares have been designated Series D Stock, 250,000 shares have been designated Convertible Preferred Stock, and 200,000 shares have been designated Special Preferred Stock. As of the close of business on November 20, 1997, 17,187,605 shares of Company Common Stock were issued and outstanding. All of such issued and outstanding shares are validly issued, fully paid and nonassessable and free of preemptive rights. As of November 20, 1997, (x) 2,051,364 shares of Company Common Stock were reserved for issuance upon exercise of outstanding options and 4,244,740 shares of Company Common Stock were reserved for issuance upon exercise of outstanding convertible preferred securities and (y) 1,873,550 shares of Company Common Stock were reserved for issuance upon exercise of the warrants, all of which warrants, options and Company Stock Option Plans are listed and described in
Section 3.3 of the Disclosure Statement. Other than the Company Stock Option Plans and the warrants, Company has no other plan which provides for the grant of options or warrants to purchase shares of capital stock, stock appreciation or similar rights or stock awards. Except as set forth above, there are not now, and at the Effective Time, except for shares of Company Common Stock issued after the date hereof upon the conversion of convertible securities and the exercise of warrants and options outstanding on the date hereof or pursuant to Company's 401(k) Plan, there will not be, any shares of capital stock of Company issued or outstanding or any subscriptions, options, warrants, calls, claims, rights (including without limitation any stock appreciation or similar rights), convertible securities or other agreements or commitments of any character obligating Company to issue, transfer or sell any of its securities. Company has paid all dividends payable through November 28, 1997 in respect of each of the Series D Preferred Stock and the Convertible Preferred Stock.

    3.4. AUTHORITY RELATIVE TO THIS AGREEMENT. Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Company has full corporate power and authority to execute and deliver this Agreement and to consummate the Merger and other transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the Merger and other transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of Company and no other corporate proceedings on the part of Company are necessary to authorize this Agreement or to consummate the Merger or other transactions contemplated hereby or thereby (other than, with respect to the Merger, the approval of Company's stockholders pursuant to Section 251(c) of the GCL). This Agreement has been duly and validly executed and delivered by Company and, assuming the due authorization, execution and delivery hereof by Parent and Purchaser, constitutes a valid and binding agreement of Company, enforceable against Company in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable or fiduciary principles.

    3.5. NO VIOLATIONS, ETC. (a) Assuming that all filings, permits, authorizations, consents and approvals or waivers thereof have been duly made or obtained as contemplated by Section 3.5(b) hereof, except as listed in Section
3.5 of the Disclosure Statement, neither the execution and delivery of this Agreement by Company nor the consummation of the Merger or other transactions contemplated hereby or thereby nor compliance by Company with any of the provisions hereof will (i) violate, conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or suspension of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Company or any of its subsidiaries under, any of the terms, conditions or provisions of (x) their respective charters or bylaws, (y) except as set forth in Section 3.5 of the Disclosure Statement, any note, bond, mortgage, indenture or deed of trust, or (z) any license, lease, agreement or other instrument or obligation to which Company or any such subsidiary is a party or to which they or any of their respective properties or assets may be subject, or
(ii) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Company or any of its subsidiaries or any of their respective properties or assets, except, in the case of clauses
(i), (z) and (ii) above, for such violations, conflicts, breaches, defaults, terminations, suspensions, accelerations, rights of termination or acceleration or creations of liens, securities interests, charges or encumbrances which would not, individually or in the aggregate, either have a Company Material Adverse Effect or materially impair Company's ability to consummate the Merger or other transactions contemplated hereby.

    (b) No filing or registration with, notification to and no permit, authorization, consent or approval of any governmental entity (including, without limitation, any federal, state or local regulatory authority or agency) is required by Company in connection with the execution and delivery of this Agreement or the consummation by Company of the Merger or other transactions contemplated hereby or thereby, except (i) in connection with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) the approval of Company's stockholders pursuant to the GCL, (iv) filings with applicable state public utility commissions identified in Section 2.5 of the Disclosure Statement, (v) filings with the SEC and (vi) such other filings, registrations, notifications, permits, authorizations, consents or approvals the failure of which to be obtained, made or given would not, individually or in the aggregate, either have a Company Material Adverse Effect or materially impair Company's ability to consummate the Merger or other transactions contemplated hereby or thereby.

    (c) Company and its subsidiaries are not in violation of or default under, except as set forth in Section 3.5 of the Disclosure Statement, (x) any note, bond, mortgage, indenture or deed of trust, or (y) and license, lease, agreement or other instrument or obligation to which Company or any such subsidiary is a party or to which they or any of their respective properties or assets may be subject, except, in the case of clauses (x) and (y) above, for such violations or defaults which would not, individually or in the aggregate, either have a Company Material Adverse Effect or materially impair Company's ability to consummate the Merger or other transactions contemplated hereby. It is understood that Company has certain covenants in its bank facilities which Company from time to time may violate and that such violations shall not be deemed a breach so long as Company promptly seeks, and in a reasonable period time obtains, waivers of such violations from the lenders under such facilities (unless such lenders have accelerated the indebtedness under such facilities).

    3.6. COMMISSION FILINGS; FINANCIAL STATEMENTS. Company has filed all forms, reports, schedules, statements and other documents required to be filed by it since December 31, 1994 (as supplemented and amended since the time of filing collectively, the "SEC REPORTS") with the SEC, each of which complied when filed in all material respects with all applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "SECURITIES ACT") and the Exchange

Act. The audited consolidated financial statements and unaudited consolidated interim financial statements of Company and its subsidiaries included or incorporated by reference in such SEC Reports have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and present fairly, in all material respects, the financial position and results of operations and cash flows of Company and its subsidiaries on a consolidated basis at the respective dates and for the respective periods indicated (and in the case of all such financial statements that are interim financial statements, contain all adjustments so to present fairly). None of the SEC Reports contained at the time filed any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

    3.7. ABSENCE OF CHANGES OR EVENTS. Except as set forth in Section 3.7 of the Disclosure Statement and in Company's Form 10-K for the fiscal year ended December 31, 1996, as filed with the SEC, since December 31, 1996, Company and its subsidiaries have not incurred any material liability, except in the ordinary course of their businesses consistent with their past practices, and there has not been any change, or any event involving a prospective change, in the business, financial condition or results of operations of Company or any of its subsidiaries which has had, or is reasonably likely to have, a Company Material Adverse Effect and Company and its subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices.

    3.8. PROXY STATEMENT. None of the information supplied or to be supplied by or on behalf of Company for inclusion or incorporation by reference in the proxy statement, in definitive form, relating to Company Stockholder Meeting (as hereinafter defined), or in the related proxy and notice of meeting, or soliciting material used in connection therewith (referred to herein collectively as the "PROXY STATEMENT") will, at the dates mailed to stockholders and at the time of Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement (except for information relating solely to Parent and Purchaser) will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

    3.9. LITIGATION. Except as set forth in Section 3.9 of the Disclosure Statement, there is no (i) claim, action, suit or proceeding pending or, to the best knowledge of Company or any of its subsidiaries, threatened against or relating to Company or any of its subsidiaries before any court or governmental or regulatory authority or body or arbitration tribunal, or (ii) outstanding judgment, order, writ, injunction or decree, or application, request or motion therefor, of any court, governmental agency or arbitration tribunal in a proceeding to which Company, any subsidiary of Company or any of their respective assets was or is a party except, in the case of clauses (i) and (ii) above, such as would not, individually or in the aggregate, either have a Company Material Adverse Effect or materially impair Company's ability to consummate the Merger.

    3.10.  TITLE TO AND CONDITION OF PROPERTIES.  Except as set forth in Section
3.10 of the Disclosure Statement, Company and its subsidiaries have good title to all of the real property and own outright all of the personal property (except for leased property or assets) which is reflected on Company's and its subsidiaries' December 31, 1996 audited consolidated balance sheet contained in Company's Form 10-K for the fiscal year ended December 31, 1996 filed with the SEC except for property since sold or otherwise disposed of in the ordinary course of business and consistent with past practice.

    3.11. CONTRACTS AND COMMITMENTS. Other than as disclosed in Section 3.11 of the Disclosure Statement, no existing material contract or material commitment of Company or any of its subsidiaries, or as to which any thereof is a party or their respective assets are bound, contains an agreement with respect to any change of control that would be triggered by the Merger. Other than as set forth in Section 3.11 of the Disclosure Statement, neither this Agreement, the Merger nor the other transactions contemplated hereby will result in any outstanding loans or borrowings by Company or any subsidiary of Company becoming due, going into default or giving the lenders or other holders of debt instruments the right to require Company or any of its subsidiaries to repay all or a portion of such loans or borrowings; provided that it is expressly understood and agreed that Company is not making any representations or warranties with respect to the effect of the financial condition or results of operation of Parent and Purchaser.

    3.12. LABOR MATTERS. Each of Company and its subsidiaries is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and neither Company nor any of its subsidiaries is engaged in any unfair labor practice. There is no labor strike, slowdown or stoppage pending (or, to the best knowledge of Company, any labor strike or stoppage threatened) against or affecting Company or any of its subsidiaries. No petition for certification has been filed and is pending before the National Labor Relations Board with respect to any employees of Company or any of its subsidiaries who are not currently organized.

    3.13. COMPLIANCE WITH LAW. Except for matters set forth in Section 3.13 of the Disclosure Statement, neither Company nor any of its subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule or order of any foreign, federal, state or local government or any other governmental department or agency, or any judgment, decree or order of any court, applicable to its business or operations, except where any such violation or failure to comply would not, individually or in the aggregate, have a Company Material Adverse Effect; the conduct of the business of Company and its subsidiaries is in conformity with all foreign, federal, state and local energy, public utility and health requirements, and all other foreign, federal, state and local governmental and regulatory requirements, except where non-conformities would not, individually or in the aggregate, have a Company Material Adverse Effect. Company and its subsidiaries have all permits, licenses and franchises from governmental agencies required to conduct their businesses as now being conducted, except for such permits, licenses and franchises the absence of which would not, individually or in the aggregate, have a Company Material Adverse Effect.

    3.14. BOARD RECOMMENDATION. The Board of Directors of Company has, by a majority vote at a meeting of such Board duly held on November 20, 1997, approved and adopted this Agreement, the Merger and the other transactions contemplated hereby, determined that the Merger is fair to the stockholders of Company and recommended that the stockholders of Company approve and adopt this Agreement, the Merger and the other transactions contemplated hereby.

    3.15. PATENTS AND TRADEMARKS. Company and its subsidiaries own or have the right to use all patents, patent applications, trademarks, trademark applications, trade names, inventions, processes, know-how and trade secrets necessary to the conduct of their respective businesses, except for those which the failure to own or have the right to use would not, individually or in the aggregate, have a Company Material Adverse Effect.

    3.16. TAXES. "TAX" or "TAXES" shall mean all federal, state, local and foreign taxes, duties, levies, charges and assessments of any nature, including social security payments and deductibles relating to wages, salaries and benefits and payments to subcontractors (to the extent required under applicable Tax law), and also including all interest penalties and additions imposed with respect to such amounts. Except as set forth in Section 3.16 of the Disclosure
Statement: (i) Company and its subsidiaries have prepared and timely filed or will timely file with the appropriate governmental agencies all franchise, income and all other material Tax returns and reports required to be filed for any period ending on or before the Effective Time, taking into account any extension of time to file granted to or obtained on behalf of Company and/or its subsidiaries; (ii) all material Taxes of Company and its subsidiaries in respect of the pre-Merger period have been paid in full to the proper authorities, other than such Taxes as are being contested in good faith by appropriate proceedings and/or are adequately reserved for in accordance with generally accepted accounting principles; (iii) all deficiencies resulting from Tax examinations of federal, state and foreign income, sales and franchise and all other material Tax returns filed by Company and its subsidiaries have either been paid or are being contested in good faith by appropriate proceedings; (iv) to the best knowledge of Company, no deficiency has been asserted or assessed against Company or any of its subsidiaries, and no examination of Company or any of its subsidiaries is pending or threatened for any material amount of Tax by any taxing authority; (v) no extension of the period for assessment or collection of any material Tax is currently in effect and no extension of time within which to file any material Tax return has been requested, which Tax return has not since been filed; (vi) no material Tax liens have been filed with respect to any Taxes; (vii) Company and each of its subsidiaries will not make any voluntary adjustment by reason of a change in their accounting methods for any pre-Merger period that would affect the taxable income or deductions of Company or any of its subsidiaries for any period ending after the Effective Date; (viii) Company and its subsidiaries have made timely payments of the Taxes required to be deducted and withheld from the wages paid to their employees; and (ix) Company and its subsidiaries are not parties to any tax sharing or tax matters agreement other than the tax sharing agreement dated March 13, 1996 by and among TFC, RHI and Company.

    3.17. EMPLOYEE BENEFIT PLANS; ERISA. Except as set forth in Section 3.17 of the Disclosure Statement:

    (a) There are no "employee pension benefit plans" as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained or contributed to by Company or any of its subsidiaries, or with respect to which Company or any of its subsidiaries contributes or is obligated to make payments thereunder or otherwise may have any liability ("PENSION BENEFITS PLANS").

    (b) Company has furnished Purchaser with a true and complete schedule of all "welfare benefit plans" (as defined in Section 3(1) of ERISA), maintained or contributed to by Company or any of its subsidiaries or with respect to which Company or any of its subsidiaries otherwise may have any liability ("WELFARE PLANS"), all multiemployer plans as defined in Section 3(37) of ERISA covering employees employed in the United States to which Company or any of its subsidiaries is required to make contributions or otherwise may have any liability, all stock bonus, stock option, restricted stock, stock appreciation right, stock purchase, bonus, incentive, deferred compensation, severance and vacation or other employee benefit plans, programs or arrangements that are not Pension Benefit Plans or Welfare Plans maintained or contributed to by Company or a subsidiary or with respect to which Company or any subsidiary otherwise may have any liability ("OTHER PLANS").

    (c) Company and each of its subsidiaries, and each of the Pension Benefit Plans, Welfare Plans and Other Plans (collectively, the "PLANS"), are in compliance with the applicable provisions of ERISA, the Code and other applicable laws except where the failure to comply would not, individually or in the aggregate, have a Company Material Adverse Effect.

    (d) All contributions to, and payments from, the Plans which are required to have been made in accordance with the Plans and, when applicable, Section 302 of ERISA or Section 412 of the Code, have been timely made except where the failure to make such contributions or payments on a timely basis would not, individually or in the aggregate, have a Company Material Adverse Effect. All contributions required to have been made in accordance with Section 302 of ERISA or Section 412 of the Code to any employee pension benefit plan (as defined in Section 3(2) of ERISA) maintained by Company or any ERISA Affiliate have been timely made except where the failure to make such contributions on a timely basis would not individually or in the aggregate have a Company Material Adverse Effect. For purposes of this Agreement, "ERISA AFFILIATE" shall mean any person (as defined in Section 3(9) of ERISA) that is a member of any group of persons described in
Section 414(b), (c), (m) or (o) of the Code of which Company or a subsidiary of Company is a member.

    (e) The Pension Benefit Plans intended to qualify under Section 401 of the Code are so qualified and have been determined by the Internal Revenue Service ("IRS") to be so qualified and nothing has occurred with respect to the operation of such Pension Benefit Plans which would cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code. Such plans have been or will be, on a timely basis, (i) amended to comply with changes to the Code made by the Tax Reform Act of 1986, the Unemployment Compensation Amendments of 1992, the Omnibus Budget Reconciliation Act of 1993, and other applicable legislative, regulatory or administrative requirements; and (ii) submitted to the Internal Revenue Service for a determination of their tax qualification, as so amended; and no such amendment will adversely affect the qualification of such plans.

    (f) Each Welfare Plan that is intended to qualify for exclusion of benefits thereunder from the income of participants or for any other tax-favored treatment under any provisions of the Code (including, without limitation, Sections 79, 105, 106, 125 or 129 of the Code) is and has been maintained in compliance in all material respects with all pertinent provisions of the Code and Treasury Regulations thereunder.

    (g) Except as disclosed in Company's Form 10-K for the fiscal year ended December 31, 1996, there are (i) no investigations, audits or examinations pending, or to the best knowledge of Company, threatened by any governmental entity involving any of the Plans, (ii) no termination proceedings involving the Plans and (iii) no pending or, to the best of Company's knowledge, threatened claims (other than routine claims for benefits), suits or proceedings against any Plan, against the assets of any of the trusts under any Plan or against any fiduciary of any Plan with respect to the operation of such plan or asserting any rights or claims to benefits under any Plan or against the assets of any trust under such plan, which would, in the case of clause (i), (ii) or (iii) of this paragraph (g), give rise to any liability which would, individually or in the aggregate, have a Company Material Adverse Effect, nor, to the best of Company's knowledge, are there any facts which would give rise to any liability which would, individually or in the aggregate, have a Company Material Adverse Effect in the event of any such investigation, audit, examination, claim, suit or proceeding.

    (h) None of Company, any of its subsidiaries or any employee of the foregoing, nor any trustee, administrator, other fiduciary or any other "party in interest" or "disqualified person" with respect to the Pension Benefit Plans or Welfare Plans, has engaged in a "prohibited transaction" (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which presents a material risk of resulting in a tax or penalty on Company or any of its subsidiaries under Section 4975 of the Code or Section 502(i) of ERISA which would, individually or in the aggregate, have a Company Material Adverse Effect.

    (i) Neither the Pension Benefit Plans subject to Title IV of ERISA nor any trust created thereunder has been terminated nor have there been any "reportable events" (as defined in Section 4043 of ERISA and the regulations thereunder) with respect to either thereof which would, individually or in the aggregate, have a Company Material Adverse Effect nor has there been any event with respect to any Pension Benefit Plan requiring disclosure under Section 4063(a) of ERISA or any event with respect to any Pension Benefit Plan requiring disclosure under
Section 4041(c)(3)(C) of ERISA which would, individually or in the aggregate, have a Company Material Adverse Effect.

    (j) Neither Company nor any ERISA Affiliate of Company has incurred any currently outstanding liability to the Pension Benefit Guaranty Corporation (the "PBGC") or to a trustee appointed under Section 4042(b) or (c) of ERISA other than for the payment of premiums, all of which have been paid when due. No Pension Benefit Plan has applied for, or received, a waiver of the minimum funding standards imposed by Section 412 of the Code. The information supplied to the actuary by Company or any of its subsidiaries for use in preparing the most recent actuarial report for Pension Benefit Plans is complete and accurate in all material respects.

    (k) Neither Company, any of its subsidiaries nor any of their ERISA Affiliates has any liability (including any contingent liability under Section 4204 of ERISA) with respect to any multiemployer plan, within the meaning of
Section 3(37) of ERISA (a "MULTIEMPLOYER PLAN"), covering employees employed in the United States.

    (l) With respect to each of the Plans, true, correct and complete copies of the following documents have been made available to Parent (i) the current plans and related trust documents, including amendments thereto, (ii) any current summary plan descriptions, (iii) the most recent Forms 5500 (if any) filed with respect to each such Plan, (iv) the three most recent financial statements and actuarial reports, if applicable (v) the most recent IRS determination letter, if applicable, (vi) if any application for an IRS determination letter is pending, copies of all such applications for determination including attachments, exhibits and schedules thereto, (vii) all material agreements (including settlement agreements or other similar agreements relating to any Plan); and (viii) all material correspondence between Company and any of its subsidiaries and the IRS, PBGC, Department of Labor or any other governmental entity relating to any of the Plans.

    (m) Neither Company, any of its subsidiaries, any organization to which Company is a successor or parent corporation, within the meaning of Section 4069(b) of ERISA, nor any of their ERISA Affiliates has engaged in any transaction described in Section 4069(a) of ERISA, the liability for which would, individually or in the aggregate, have a Company Material Adverse Effect.

    (n) Except as disclosed in Section 2.17 of the Disclosure Statement, none of the Welfare Plans maintained by Company or any of its subsidiaries are retiree life or retiree health insurance plans which provide for continuing benefits or coverage for any participant or any beneficiary of a participant following termination of employment, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), or except where the full expense of such coverage or benefits is paid by the participant or the participant's beneficiary. Company and each of its subsidiaries which maintain a "group health plan" within the meaning of Section 5000(b)(1) of the Code have complied with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder except where the failure to comply would not, individually or in the aggregate, have a Company Material Adverse Effect.

    (o) No liability under any Plan has been funded nor has any such obligation been satisfied with the purchase of a contract from an insurance company as to which Company or any of its subsidiaries has received notice that such insurance company is in rehabilitation.

    (p) The consummation of the transactions contemplated by this Agreement will not either alone or in connection with an employee's termination of employment or other event result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits or compensation payable to or in respect of any employee of Company or any of its subsidiaries.

    3.18. ENVIRONMENTAL MATTERS. Except as set forth in Section 3.18 of the Disclosure Statement and except for such matters as would not, individually or in the aggregate, have a Company Material Adverse Effect:

    (a) Company and its subsidiaries have obtained all Environmental Permits and all licenses and other authorizations and have made all registrations and given all notifications that are required under any applicable Environmental Law.

    (b) Except as set forth in Section 3.18 of the Disclosure Statement, there is no Environmental Claim pending against Company and its subsidiaries under an Environmental Law.

    (c) Except as set forth in Section 3.18 of the Disclosure Statement, Company and its subsidiaries are in compliance with all terms and conditions of their Environmental Permits, and are in compliance with all applicable Environmental Laws.

    (d) Except as set forth in Section 3.18 of the Disclosure Statement, Company and its subsidiaries did not generate, treat, store, transport, discharge, dispose of or release any Hazardous Materials on or from any property now or previously owned, leased or used by Company and its subsidiaries.

    (e) For purposes of Section 3.18(a):

        (i) "Environment" shall mean any surface water, ground water, or drinking water supply, land surface or subsurface strata, or ambient air and includes, without limitation, any indoor location;

        (ii) "Environmental Claim" means any written notice or written claim by any person alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental costs, or harm injuries or damages to any person, property or natural resources, and any fines or penalties) arising out of, based upon, resulting from or relating to (1) the emission, discharge, disposal or other release or threatened release in or into the Environment of any Hazardous Materials or (2) circumstances forming the basis of any violation, or alleged violation, of any applicable Environmental Law;

       (iii) "Environmental Laws" means any federal, state, and local laws, codes, and regulations as now or previously in effect relating to pollution, the protection of human health, the protection of the Environment or the emission, discharge, disposal or other release or threatened release of Hazardous Materials in or into the Environment;

        (iv) "Environmental Permit" shall mean a permit, identification number, license or other written authorization required under any applicable Environmental Law; and

        (v) "Hazardous Materials" shall mean all pollutants, contaminants, or chemical, hazardous or toxic materials, substances, constituents or wastes, including, without limitation, asbestos or asbestos-containing materials, polychlorinated biphenyls and petroleum, oil, or petroleum or oil derivatives or constituents, including, without limitation, crude oil or any fraction thereof.

    3.19. DISCLOSURE. All of the facts and circumstances not required to be disclosed as exceptions under or to any of the foregoing representations and warranties made by Company, in this Article III by reason of any minimum disclosure requirement in any such representation and warranty would not, in the aggregate, have a Company Material Adverse Effect.

    3.20.  ABSENCE OF UNDISCLOSED LIABILITIES.  Except as set forth in Section
3.20 of the Disclosure Statement, neither Company nor any of its subsidiaries has any liabilities or obligations of any nature, whether absolute, accrued, unmatured, contingent or otherwise, or any unsatisfied judgments or any leases of personality or realty or unusual or extraordinary commitments, except the liabilities recorded on Company's consolidated balance sheet at December 31, 1996 included in the financial statements referred in Section 3.6 and the notes thereto, and except for liabilities or obligations incurred in the ordinary course of business and consistent with past practice since December 31, 1996 that would not individually or in the aggregate have a Company Material Adverse Effect.

    3.21. FINDERS OR BROKERS. Except as set forth in Section 3.21 of the Disclosure Statement, none of Company, the subsidiaries of Company, the Board of Directors of Company or any member of the Board of Directors of Company has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or any commission in connection with the Merger, and Section 3.21 of the Disclosure Statement sets forth the maximum consideration (present and future) agreed to be paid to each such party.

    3.22. STATE ANTITAKEOVER STATUTES. Company has granted all approvals and taken all other steps necessary to exempt the Merger and the other transactions contemplated hereby from the requirements and provisions of Section 203 of the GCL and any other applicable state antitakeover statute or regulation such that none of the provisions of such Section 203 or any other "business combination," "moratorium," "control share" or other state antitakeover statute or regulation
(x) prohibits or restricts Company's ability to perform its obligations under this Agreement or its ability to consummate the Merger and the other transactions contemplated hereby, (y) would have the effect of invalidating or voiding this Agreement or any provision hereof, or (z) would subject Parent to any material impediment or condition in connection with the exercise of any of its rights under this Agreement.

    3.23. OPINION OF FINANCIAL ADVISOR. Company has received the opinion of First Boston dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair from a financial point of view to the holders of shares of Company Common Stock.

    3.24. INSURANCE. Section 3.24 of the Disclosure Statement lists all insurance policies in force on the date hereof covering the businesses, properties and assets of Company and its subsidiaries, and all such policies are currently in effect.

    3.25. EMPLOYMENT AND LABOR CONTRACTS. Neither Company nor any of its subsidiaries is a party to any employment contract or other similar contract or any other contract for the provision of management or consulting services to Company or any of its subsidiaries with any past or present officer, director, employee or, to the best of Company's knowledge, any entity affiliated with any past or present officer, director or employee other than the agreements executed by employees generally, the forms of which have been delivered to Parent.

    3.26. PENDING TRANSACTIONS. Section 3.26 of the Disclosure Statement lists the status of the Pending Transactions.

    3.27. INDEMNIFICATION AGREEMENTS. Each of the RHI Indemnification Agreement, the FHC Indemnification Agreement and the Pledge Agreement is a valid and binding agreement of Company and, to the knowledge of Company, each of such agreements is enforceable against RHI Holdings, Inc. ("RHI") and The Fairchild Corporation ("TFC"), Fairchild Holding Corp. ("FHC"), and RHI, respectively, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable or fiduciary principles. Each of the RHI Indemnification Agreement, the FHC Indemnification Agreement and the Pledge Agreement shall inure to the benefit of the Surviving Corporation and shall be enforceable by the Surviving Corporation except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable or fiduciary principles. As of the date hereof, Company has no knowledge of any liabilities or claims for which Company is indemnified under the RHI Indemnification Agreement and FHI Indemnification Agreement (other than (i) the contingent liabilities related to a dispute with the United States Government under government contract accounts rules concerning potential liability arising out of the use of and accounting for approximately $50.0 million in excess pension funds relating to certain government contracts in the discontinued aerospace business of Fairchild Industries, Inc. ("FII"), the nonsurviving constituent corporation in their merger of March 13, 1996, with Shared Technologies, Inc.; (ii) all non-telecommunications environmental liabilities of FII; and (iii) approximately $50.0 million (at June 30, 1995 of costs associated with post-retirement healthcare benefits of FII) as such items are described in Company's Annual Report on Form 10-K for the year ended December 31, 1996) that would (were the indemnification under the RHI Indemnification Agreement and FHI Indemnification Agreement not available), individually or in the aggregate, have a Company Material Adverse Effect.

    3.28. INDEMNIFIED LIABILITIES. Notwithstanding all of the representations and warranties contained in this Article III (except for Section 3.27), it is hereby agreed that Company need not disclose as exceptions to any of the foregoing representations and warranties any losses, liabilities and damages or actions or claims for which Company is indemnified under each of the FHI Indemnification Agreement and the RHI Indemnification Agreement.

    3.29. COMMERCIAL ARRANGEMENTS WITH TEL-SAVE HOLDINGS, INC. Except as disclosed in Schedule A attached hereto, neither Company nor any of its subsidiaries or affiliates has entered into, or is a party to, any commercial contracts, agreements, leases, plans, instruments, registrations, licenses, permits, commitments, arrangements or undertakings with Tel-Save Holdings, Inc. or any of its subsidiaries or affiliates, whether written or oral.

           IV. REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

    Each of Parent and Purchaser jointly and severally represents and warrants to Company as follows:

    4.1. ORGANIZATION AND QUALIFICATION. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Parent and Purchaser is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except for failures to be so qualified or in good standing which would not, individually or in the aggregate, have a material adverse effect on Parent's or Purchaser's ability to consummate the Offer, the Merger or the other transactions contemplated hereby (a "PARENT MATERIAL ADVERSE EFFECT"). Neither Parent nor Purchaser is in violation of any of the provisions of its Certificate of Incorporation (or other applicable charter document) or Bylaws.

    4.2. AUTHORITY RELATIVE TO THIS AGREEMENT. Each of Parent and Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the Offer, the Merger and other transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Offer, the Merger and other transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Parent and Purchaser and no other corporate proceedings on the part of Parent and Purchaser are necessary to authorize this Agreement or to consummate the Offer, the Merger or other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Purchaser and, assuming the due authorization, execution and delivery hereof by Company, constitutes a valid and binding agreement of Parent and Purchaser, enforceable against Parent and Purchaser in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable or fiduciary principles.

    4.3. NO VIOLATIONS, ETC. (a) Assuming that all filings, permits, authorizations, consents and approvals or waivers thereof have been duly made or obtained as contemplated by Section 4.3(b) hereof, neither the execution and delivery of this Agreement by Parent and Purchaser nor the consummation of the Offer, the Merger or other transactions contemplated hereby nor compliance by Parent and Purchaser with any of the provisions hereof will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or suspension of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent and Purchaser under, any of the terms, conditions or provisions of (x) their respective charters or bylaws or (y) any note, bond, mortgage, indenture or deed of trust, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Parent or Purchaser or any of their respective properties or assets, except, in the case of clause (ii) above, for such violations, conflicts, breaches, defaults, terminations, suspensions, accelerations, rights of termination or acceleration or creations of liens, security interests, charges or encumbrances which would not, individually or in the aggregate, have a Parent Material Adverse Effect.

    (b) No filing or registration with, notification to and no permit, authorization, consent or approval of any governmental entity is required by Parent or Purchaser in connection with the execution and delivery of this Agreement or the consummation by Parent and Purchaser of the Offer, the Merger or other transactions contemplated hereby, except (i) in connection with the applicable requirements of the HSR

Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) filings with the SEC and state securities administrators, (iv) filings with the Federal Communications Commission or any applicable state public utility commissions or applicable state or local regulatory agency or authority, and (v) such other filings, registrations, notifications, permits, authorizations, consents or approvals the failure of which to be obtained, made or given would not, individually or in the aggregate, have a Parent Material Adverse Effect.

    (c) As of the date hereof (x) Parent and Purchaser are not in violation of or default under any note, bond, mortgage, indenture or deed of trust, or (y) any license, lease, agreement or other instrument or obligation to which Parent is a party or to which they or any of their respective properties or assets may be subject, except, in the case of clauses (x) and (y) above, for such violations or defaults which would not, individually or in the aggregate, have a Parent Material Adverse Effect.

    4.4. PROXY STATEMENT. None of the information supplied or to be supplied by or on behalf of Parent and Purchaser for inclusion or incorporation by reference in the Proxy Statement will, at the dates mailed to stockholders and at the time of Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

    4.5. FINDERS OR BROKERS. None of Parent, Purchaser, the Board of Directors of Parent or Purchaser or any member of the Board of Directors of Parent or Purchaser has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or any commission in connection with the Offer or the Merger other than Bear, Stearns & Co., Inc., whose fees shall be paid by Parent.

    4.6. OFFER DOCUMENTS. The Offer Documents will not, at the time the Offer Documents are filed with the SEC or are first published, sent or given to stockholders of Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent and Purchaser make no representation or warranty with respect to any information supplied by Company or any of its representatives which is contained in any of the foregoing documents or the Offer Documents. The Offer Documents shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

                                  V. COVENANTS

    5.1. CONDUCT OF BUSINESS OF COMPANY PENDING THE MERGER. Except as contemplated by this Agreement or as expressly agreed to in writing by Parent, during the period from the date of this Agreement to the Effective Time, each of Company and its subsidiaries will conduct their respective operations according to its ordinary course of business consistent with past practice, and will use all commercially reasonable efforts to preserve intact its business organization, to keep available the services of its officers and employees and to maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it and will take no action which would materially adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the Effective Time, Company will not, nor will it permit any of its subsidiaries to, without the prior written consent of Parent, which consent shall not be unreasonably withheld:

    (a) amend its certificate of incorporation or bylaws;

    (b) authorize for issuance, issue, sell, deliver, grant any options for, or otherwise agree or commit to issue, sell or deliver any shares of any class of its capital stock or any securities convertible into shares of any class of its capital stock, except (i) pursuant to and in accordance with the terms of currently outstanding convertible securities, warrants and options, and (ii) shares granted to employees as matching contributions pursuant to Company's 401(k) Plan in an aggregate amount not to exceed 40,000 shares;

    (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend (other than a dividend of stock of Shared Technologies Cellular, Inc. owned by Company) or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or purchase, redeem or otherwise acquire any shares of its own capital stock or of any of its subsidiaries, except as otherwise expressly provided in this Agreement;

    (d) (i) create, incur, assume, maintain or permit to exist any debt for borrowed money other than under existing lines of credit in the ordinary course of business consistent with past practice; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except for (a) its wholly owned subsidiaries, and (b) STF Canada, Inc. in the ordinary course of business and consistent with past practices; or (iii) make any loans, advances or capital contributions to, or investments in, any other person except for STF Canada, Inc. in an aggregate amount not to exceed $1,000,000;

    (e) (i) increase in any manner the compensation of (x) any employee except in the ordinary course of business consistent with past practice or (y) any of its directors or officers; (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required, or enter into or agree to enter into any agreement or arrangement with any director or officer or employee, whether past or present, relating to any such pension, retirement allowance or other employee benefit, except as required under currently existing agreements, plans or arrangements; (iii) grant any severance or termination pay to, or enter into any employment or severance agreement with, (x) any employee except in the ordinary course of business consistent with past practice or (y) any of its directors or officers except for honorarium payments to outside directors of Company in an amount not to exceed $300,000 in the aggregate; or
(iv) except as may be required to comply with applicable law, become obligated (other than pursuant to any new or renewed collective bargaining agreement) under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, benefit arrangement, or similar plan or arrangement, which was not in existence on the date hereof, including any bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other benefit plan, agreement or arrangement, or employment or consulting agreement with or for the benefit of any person, or amend any of such plans or any of such agreements in existence on the date hereof; provided, however, that this clause (iv) shall not prohibit Company from renewing any such plan, agreement or arrangement already in existence on terms no more favorable to the parties to such plan, agreement or arrangement;

    (f) except as otherwise expressly contemplated by this Agreement, enter into any other agreements, commitments or contracts, except agreements, commitments or contracts for the purchase, sale or lease of goods or services involving payments or receipts by Company or its subsidiaries not in excess of $50,000, other than (i) customer agreements, (ii) leases for rental space in an amount not to exceed $250,000 for any lease or (iii) developer agreements in an amount not to exceed $250,000 for any agreement; provided, however, that Company will not enter into agreements with any local exchange carriers, competitive local exchange carriers or incumbent local exchange companies which require a financial commitment by Company or any of its subsidiaries or which limit the ability of Company or any of its subsidiaries to conduct their respective business;

    (g) authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into any agreement in principle or an agreement with respect to, any plan of liquidation or dissolution, any acquisition of a material amount of assets or securities, any sale, transfer, lease, license, pledge, mortgage, or other disposition or encumbrance of a material amount of assets or securities or any material change in its capitalization, or any entry into a material contract or any amendment or modification of any material contract or any release or relinquishment of any material contract rights;

    (h) authorize or commit to make capital expenditures in excess of $200,000 for any one order in Company's service business (other than purchases by Company's systems business in the ordinary course of business consistent with past practice);

    (i) make any change in the accounting methods or accounting practices followed by Company;

    (j) settle any action, suit, claim, investigation or proceeding (legal, administrative or arbitrative) in excess of $50,000 without the consent of the Parent; provided, however, that Company may settle the matter set forth in item 2 of Section 3.9 of the Disclosure Statement as previously discussed with Parent;

    (k) make any election under the Code which would have a Company Material Adverse Effect;

    (l) amend, change or alter in any respect any of the RHI Indemnification Agreement, the FHC Indemnification Agreement or the Pledge Agreement (except as specifically contemplated by this Agreement); or

    (m) agree to do any of the foregoing.

    Promptly following execution and delivery of this Agreement, Parent shall appoint a senior executive (the "CONSULTANT") to act as a management consultant and advisor to the Company relative to the conduct of its business in the ordinary course, including the activities described in clauses (d)-(j) of this
Section 5.1. The Consultant shall liaise directly with the chief executive officer and chief operating officer of the Company and shall be informed of, and participate as a consultant in, all management decisions made by such officers. In the event that the Company determines to implement management decisions contrary to the advice of the Consultant, and the Consultant determines in his good faith judgment, that such management decisions either alone or taken together with other management decisions implemented against the advice of the Consultant, could lead to a Company Material Adverse Effect, the Consultant shall promptly notify the Executive Committee of the Board of Directors of the Company in writing of his determination and his contrary recommendation (the "CONSULTANT NOTICE"). In the event the Executive Committee of the Board of Directors does not cause management of the Company to act in accordance with the recommendations of the Consultant set forth in the Consultant Notice by directing management so to act in writing within five days of receipt of the Consultant Notice, Parent and Purchaser may, by delivery of written notice to the Company within 30 days following the expiration of such five day period, terminate this Agreement in accordance with the provisions of Section 7.1(i) hereof. The written consent or recommendation of the Consultant with respect to any matter shall be deemed to be the consent of Parent thereto.

    5.2.  PREPARATION OF THE PROXY STATEMENT; STOCKHOLDERS MEETINGS.

    (a) As soon as practicable following the date hereof, Company shall prepare and file the Proxy Statement with the SEC under the Exchange Act, and shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC. Parent, Purchaser and Company shall cooperate with each other in the preparation of the Proxy Statement, and Company shall notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent promptly copies of all correspondence between Company or any representative of Company and the SEC. Company shall give Parent and its counsel the opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give Parent and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC, and prior to the filing of the Proxy Statement, any amendments or supplements to the Proxy Statement or any other correspondence to the SEC (collectively, the "PROXY FILINGS"), the Proxy Filings shall be reasonably satisfactory to Parent. Each of Company, Parent and Purchaser agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Shares entitled to vote at the Stockholders' Meeting at the earliest practicable time.

    (b) Company shall, as soon as practicable after the date hereof, duly call, give notice of, convene and hold a meeting of its stockholders (the "COMPANY STOCKHOLDER MEETING"), as promptly as practicable after the date hereof, for the purpose of obtaining the approval (the "COMPANY STOCKHOLDER APPROVAL") of a majority of the stockholders of Company of this Agreement and shall, through its Board of Directors, recommend to its stockholders the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby, and shall use all commercially reasonable efforts to solicit from its stockholders proxies in favor of approval and adoption of this Agreement; provided, however, that such recommendation is subject to any action required by the fiduciary duties of the Board of Directors.

    5.3. ADDITIONAL AGREEMENTS; COOPERATION. (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, and to cooperate with each other in connection with the foregoing, including using its best efforts (i) to obtain all necessary waivers, consents and approvals from other parties to loan agreements, material leases and other material contracts that are specified on Schedule 5.3 to the Disclosure Statement, (ii) to obtain all necessary consents, approvals and authorizations as are required to be obtained under any federal, state or foreign law or regulations, (iii) to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, (iv) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, (v) to effect all necessary registrations and filings, including, but not limited to, filings under the HSR Act and submissions of information requested by governmental authorities, (vi) provide all necessary information for the Proxy Statement and (vii) to fulfill all conditions to this Agreement.

    (b) Each of the parties hereto agrees to furnish to the other party hereto such necessary information and reasonable assistance as such other party may request in connection with its preparation of necessary filings or submissions to any regulatory or governmental agency or authority, including, without limitation, any filing necessary under the provisions of the HSR Act or any other applicable Federal or state statute. At any time upon the written request of Parent, Company shall advise Parent of the number of shares of Company Common Stock or any series of Preferred Stock outstanding on such date.

    5.4. PUBLICITY. Company, Parent and Purchaser agree to consult with each other in issuing any press release and with respect to the general content of other public statements with respect to the transactions contemplated hereby, and shall not issue any such press release prior to such consultation, except as may be required by law.

    5.5. NO SOLICITATION. (a) Company shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly, (i) solicit any Company Takeover Proposal (as hereinafter defined) or (ii) participate in any discussions or negotiations regarding any Company Takeover Proposal; provided, however, that if, at any time prior to Company Stockholders Meeting, the Board of Directors of Company determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to Company's stockholders under applicable law the Company may, in response to a Company Takeover Proposal that was not solicited, and subject to compliance with Section 5.5(c), (x) furnish information with respect to Company to any person pursuant to a customary confidentiality agreement (as determined by Company after consultation with its outside counsel) and (y) participate in negotiations regarding such Company Takeover Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any director or executive officer of Company or any of its subsidiaries, whether or not such person is purporting to act on behalf of

Company or any of its subsidiaries or otherwise, shall be deemed to be a breach of this Section 5.5(a) by Company. For purposes of this Agreement, "COMPANY TAKEOVER PROPOSAL" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of 20% or more of the assets of Company or its subsidiaries or 20% or more of any class of equity securities of Company or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of Company or any of its subsidiaries, any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Company or any of its subsidiaries, other than the transactions contemplated by this Agreement, or any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Merger or which would reasonably be expected to dilute materially the benefits to Parent of the transactions contemplated by this Agreement.

    (b) Except as set forth in this Section 5.5, neither the Board of Directors of Company nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve to recommend, any Company Takeover Proposal or (iii) cause Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "COMPANY ACQUISITION AGREEMENT") related to any Company Takeover Proposal. Notwithstanding the foregoing, in the event that prior to the Company Stockholders Meeting the Board of Directors of Company determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to Company's stockholders under applicable law, the Board of Directors of Company may (subject to this and the following sentences) (x) withdraw or modify its approval or recommendation of the Merger and this Agreement or (y) approve or recommend a Company Superior Proposal (as defined below) or terminate this Agreement (and concurrently with or after such termination, if it so chooses, cause Company to enter into any Company Acquisition Agreement with respect to any Company Superior Proposal) but in each of the cases set forth in this clause
(y), no action shall be taken by Company pursuant to clause (y) until a time that is after the fifth business day following Parent's receipt of written notice advising Parent that the Board of Directors of Company has received a Company Superior Proposal, specifying the material terms and conditions of such Company Superior Proposal and identifying the person making such Company Superior Proposal, to the extent such identification of the person making such proposal does not breach the fiduciary duties of the Board of Directors as advised by outside legal counsel. For purposes of this Agreement, a "COMPANY SUPERIOR PROPOSAL" means any bona fide proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Company Common Stock and Company Preferred Stock then outstanding or all or substantially all the assets of Company and otherwise on terms that the Board of Directors of Company determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to Company's stockholders than the Merger.

    (c) In addition to the obligations of Company set forth in paragraphs (a) and (b) of this Section 5.5, Company shall immediately advise Parent orally and in writing of any request for information or of any Company Takeover Proposal, the material terms and conditions of such request or Company Takeover Proposal, and to the extent such disclosure is not a breach of the fiduciary duties of the Board of Directors as advised by outside legal counsel, the identity of the person making such request or Company Takeover Proposal.

    (d) Nothing contained in this Section 5.5 shall prohibit Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act, or from making any disclosure to Company's stockholders if, in the good faith judgment of the Board of Directors of Company, after consultation with outside counsel, failure so to disclose would be inconsistent with its fiduciary duties to Company's stockholders under applicable law; provided, however, neither Company nor its Board of Directors nor any committee thereof shall, except as permitted by Section 5.5(b), withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend, or propose publicly to approve or recommend, a company Takeover Proposal.

    5.6. ACCESS TO INFORMATION. From the date of this Agreement until the Effective Time, Company shall provide Parent and its authorized representatives (including counsel, environmental and other consultants, accountants and auditors) full access during normal business hours to all facilities, personnel and operations and to all books and records of it and its subsidiaries, will permit Parent to make such inspections as it may reasonably require and will cause its officers and those of its subsidiaries to furnish Parent with such financial and operating data and with respect to its business and properties as Parent may from time to time reasonably request.

    5.7. NOTIFICATION OF CERTAIN MATTERS. Company or Parent, as the case may be, shall promptly notify the other of (i) its obtaining of actual knowledge as to the matters set forth in clauses (x) and (y) below, or (ii) the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be likely to cause (x) any representation or warranty contained in Section 3.2, 3.3, 3.4, 3.10, 3.14, 3.21, 3.22, 3.23 or 3.29 to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, or (y) any material failure of Company or Parent, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by its under this Agreement; provided, however, that no such notification shall affect the representations or warranties of the parties or the conditions to the obligations of the parties hereunder.

    5.8. RESIGNATION OF DIRECTORS. At or prior to the Effective Time, Company shall take all commercially reasonable efforts to deliver to Parent the resignations of such directors of Company and its subsidiaries as Parent shall specify, effective at the Effective Time.

    5.9. INDEMNIFICATION. (a) As of the date of this Agreement and for a period of six years following the Effective Time of the Merger, Parent and the Surviving Corporation will indemnify and hold harmless any persons who were directors or officers of Company or a subsidiary of Company prior to the Effective Time of the Merger (the "INDEMNIFIED PERSONS") to the fullest extent such person could have been indemnified under the GCL or under the certificate of incorporation or bylaws of Company or the certificate of incorporation or bylaws of any subsidiary of Company in effect immediately prior to the Effective Time of the Merger, with respect to any act or failure to act by any such Indemnified Person prior to the Effective Time of the Merger.

    (b) Any determination required to be made with respect to whether an Indemnified Person's conduct complies with the standards set forth under the GCL or other applicable corporate law shall be made by independent counsel selected by the Indemnified Persons and reasonably acceptable to Parent and the Surviving Corporation. Parent or the Surviving Corporation shall pay such counsel's fees and expenses (it being agreed that neither the Indemnified Persons, Parent nor the Surviving Corporation shall challenge any such determination by such independent counsel).

    (c) The provisions of this Section 5.9 are for the benefit of the Indemnified Persons, any of whom shall have all rights at law and in equity to enforce the rights hereunder.

    (d) In the event that Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and Parent or the Surviving Corporation or such successor or assign is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each case, proper provision shall be made so that such person or the continuing or surviving corporation assumes the obligations set forth in this Section 5.9.

    (e) Parent shall cause the Surviving Corporation to maintain in effect for not less than five years from the Effective Time the current policies of directors' and officers' liability insurance maintained by Company and its subsidiaries (provided that Parent may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the Indemnified Parties in all material respects so long as no lapse in coverage occurs as a result of such substitution) with respect to all matters, including the transactions contemplated hereby, occurring prior to, and including the Effective

Time, provided that, in the event that any claim is asserted or made within such five year period, such insurance shall be continued in respect of any such claim until final disposition of any and all such claims, provided, further, that Parent shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 200% of the premiums paid as of the date hereof by Company for such insurance.

    5.10. FEES AND EXPENSES. Whether or not the Merger is consummated, Company and Parent shall bear their respective expenses incurred in connection with the Merger, including, without limitation, the preparation, execution and performance of this Agreement and the transactions contemplated hereby, and all fees and expenses of investment bankers, finders, brokers, agents, representatives, counsel and accountants.

    5.11. STOCKHOLDER LITIGATION. Each of Company and Parent shall give the other the reasonable opportunity to participate in the defense of any stockholder litigation against or in the name of Company or Parent, as applicable, and/or their respective directors relating to the transactions contemplated by this Agreement.

                                 VI. CONDITIONS

    6.1. CONDITIONS TO THE MERGER. The obligations of each party to effect the Merger shall be subject to the satisfaction or waiver, at or prior to the Effective Time, of each of the following conditions:

    (a) The Merger and this Agreement shall have been validly approved and adopted by the affirmative votes of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon.

    (b) The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

    (c) No judgment, order, decree, statute, law, ordinance, rule or regulation entered, enacted, promulgated, enforced or issued by any court or other governmental entity of competent jurisdiction or other legal restraint or prohibition shall be in effect preventing the consummation of the Offer or the Merger.

    6.2. CONDITIONS TO OBLIGATIONS OF PARENT. The obligation of Parent to effect the Merger is further subject to satisfaction or waiver of the following conditions:

    (a) All of the representations and warranties of Company set forth herein shall be true and correct as of July 16, 1997, and the representations and warranties set forth in Sections 3.2, 3.3, 3.4, 3.10, 3.14, 3.21, 3.22, 3.23 and
3.29 shall be true and correct as of the date hereof and the Closing Date, as if made at and as of such time, except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) does not have, and is not likely to have, individually or in the aggregate, a Company Material Adverse Effect or cause any material increase in the consideration required to be paid by Parent and Purchaser effectively to consummate the Merger.

    (b) Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

    (c) All necessary consents and approvals of any federal, state or local governmental authority or any other third party required for the consummation of the transactions contemplated by this Agreement shall have been obtained except for such consents and approvals the failure to obtain which individually or in the aggregate would not have material adverse effect on the Surviving Corporation or a Parent Material Adverse Effect.

    6.3. CONDITIONS TO OBLIGATIONS OF COMPANY. The obligation of Company to effect the Merger is further subject to satisfaction or waiver of the following conditions:

    (a) The representations and warranties of Parent and Purchaser set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such date, except whether the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) does not have, and is not likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

    (b) Parent and Purchaser shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

                     VII. TERMINATION, AMENDMENT AND WAIVER

    7.1. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of
Company:

    (a) by consent of the Boards of Directors of Company, Parent and Purchaser;

    (b) by Parent and Purchaser upon notice to Company if any material default under or material breach of any covenant or agreement in this Agreement by Company shall have occurred and shall not have been cured within ten days after receipt of such notice, or any representation or warranty contained herein on the part of Company shall not have been true and correct in any material respect at and as of the date made;

    (c) by Company upon notice to Parent and Purchaser if any material default under or material breach of any covenant or agreement in this Agreement by Parent or Purchaser shall have occurred and shall not have been cured within ten days after receipt of such notice, or any representation or warranty contained herein on the part of Parent or Purchaser shall not have been true and correct in any material respect at and as of the date made;

    (d) by Parent and Purchaser, on the one hand, or Company, on the other, upon notice to the other if the Merger shall not have become effective on or before September 30, 1998, unless such date is extended by the consent of the Boards of Directors of Company, Parent and Purchaser evidenced by appropriate resolutions; PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

    (e) by any of Parent, Purchaser and Company if the approval of the stockholders of Company required for consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or any adjournment thereof;

    (f) by Parent or Purchaser, if Section 5.5 shall be breached by Company or any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative of Company, in any material respect and Company shall have failed promptly to terminate the activity giving rise to such breach and use best efforts to cure such breach upon notice thereof from Parent or Purchaser, or Company shall breach Section
5.5 by failing to promptly notify Parent or Purchaser as required thereunder;

    (g) by Parent or Purchaser if, at any time, (i) Company shall have withdrawn or modified in any manner adverse to Parent or Purchaser its approval or recommendation of this Agreement or the Merger or failed to reconfirm its recommendation within 15 business days after a written request to do so, or recommended any Company Takeover Proposal or (ii) the Board of Directors of Company or any committee thereof shall have resolved to take any of the foregoing actions;

    (h) by the Company if it elects to terminate this Agreement in accordance with Section 5.5(b); PROVIDED that it has complied with all provisions thereof, including the notice provisions therein, and that it complies with applicable requirements relating to the payment (including the timing of the payment) of the termination fee required by Section 7.3; or

    (i) by Parent or Purchaser in accordance with the provisions of the last paragraph of Section 5.1 of this Agreement; provided that it has complied with all provisions thereof, including the notice provisions therein.

    7.2. EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to the provisions of Section 7.1, the provisions of this Agreement (other than Sections 5.10, 7.2, 7.3 and 7.4 hereof) shall become void and have no effect, with no liability on the part of any party hereto or its stockholders or directors or officers in respect thereof, except as set forth in Sections 7.3 and 7.4, PROVIDED that nothing contained herein shall be deemed to relieve any party of any liability it may have to any other party with respect to a breach of its obligations under this Agreement.

    7.3. TERMINATION PAYMENT. As compensation for entering into this Agreement, taking action to consummate the transactions hereunder and incurring the costs and expenses related thereto and other losses and damages, including the foregoing of other opportunities, Company and Parent agree as follows:

    (a) Company shall pay to Parent the sum of $10.0 million plus all reasonably documented out-of-pocket expenses (including, but not limited to, the reasonable fees and expenses of counsel and its other advisers) of Parent and Purchaser incurred in connection with the transactions contemplated by this Agreement (including the preparation and negotiation of this Agreement) promptly after, but in no event later than two days following, whichever of the following first occurs:

        (i) Parent or Purchaser shall have exercised its right to terminate this Agreement pursuant to Sections 7.1(b), 7.1(f), 7.1(g) or 7.1(i) hereof.

        (ii) Company shall have exercised its right to terminate this Agreement pursuant to Section 7.1(e) or Section 7.1(h).

    (c) Company shall not be obligated to make any payment pursuant to this
Section 7.3, if at the time such payment becomes due Parent or Purchaser is in material breach of its obligations under this Agreement.

    7.4. PROCEEDS OF THE GOOD FAITH DEPOSIT. (a) Subject to Section 7.4(c), Company shall pay out from the proceeds of the Good Faith Deposit an amount equal to $15,000,000 (the "TERMINATION FEE") to Tel-Save Holdings, Inc. ("TEL-SAVE") to satisfy termination fees arising from Company's termination of that certain Agreement and Plan of Merger dated as of July 16, 1997 among Tel-Save, TSHCo, Inc. and Company.

    (b) Subject to Section 7.4(c), Company shall pay the Good Faith Deposit (less the Termination Fee) to Tel-Save in exchange for the termination of any options to purchase Company Common Stock held by Tel-Save under that certain Option Agreement dated as of July 16, 1997 by and between Tel-Save and Company.

    (c) In the event that Parent or Purchaser terminates this Agreement pursuant to Section 7.1(a), 7.1(b), 7.1(f), 7.1(g) or 7.1(i) or Company terminates this Agreement other than pursuant to Section 7.1(c) or Section 7.1(d), then Company must repay to Purchaser the Good Faith Deposit (including any Termination Fee which has been paid to Tel-Save).

    7.5. AMENDMENT. This Agreement may be amended by the parties hereto only in a writing signed on behalf of each of them, at any time before or after approval of the Agreement by the stockholders of Company, but after such approval no amendment shall be made which alters the Merger Consideration without the further approval of the stockholders of Company other than Parent; provided that no amendment or consent given or made on behalf of Company shall be effective unless approved by a majority of the members of the Board as constituted as of the date hereof (or of any successor directors duly elected by such members).

    7.6. WAIVER. Any term or provision of this Agreement (other than the requirements for approval by the stockholders of Company) may be waived in writing at any time by the party which is, or whose stockholders are, entitled to the benefits thereof.

                            VIII. GENERAL PROVISIONS

    8.1. DEFINITIONS. As used in the Agreement, the following terms have the following respective meanings:

    AGREEMENT:  as defined in the recitals.

    BOARD:  as defined in the recitals.

    CERTIFICATE OF MERGER:  as defined in Section 2.5.

    CERTIFICATES:  as defined in Section 2.8(b).

    CLOSING DATE:  means the date on which the Effective Time occurs.

    COBRA:  as defined in Section 3.17(n).

    CODE:  means the Internal Revenue Code of 1986, as amended.

    COMPANY:  as defined in the first paragraph of this Agreement.

    COMPANY ACQUISITION AGREEMENT:  as defined in Section 5.5(b).

    COMPANY COMMON STOCK: means issued and outstanding shares of Common Stock, par value $.004 per share, of Company.

    COMPANY MATERIAL ADVERSE EFFECT:  as defined in Section 3.1.

    COMPANY STOCKHOLDER APPROVAL:  as defined in Section 5.2(b).

    COMPANY STOCKHOLDER MEETING:  as defined in Section 5.2(b).

    COMPANY STOCK OPTION PLANS:  as defined in Section 2.9.

    COMPANY SUPERIOR PROPOSAL:  as defined in Section 5.5(b).

    COMPANY TAKEOVER PROPOSAL:  as defined in Section 5.5(a).

    CONSULTANT:  as defined in Section 5.1.

    CONSULTANT NOTICE:  as defined in Section 5.1.

    CONVERTIBLE PREFERRED STOCK:  as defined in Section 2.6(d).

    DISCLOSURE STATEMENT:  as defined in Section 3.2.

    DISSENTING SHARES:  as defined in Section 2.6(e).

    EFFECTIVE TIME:  as defined in Section 2.5.

    ERISA:  the Employee Retirement Income Security Act of 1974, as amended.

    ERISA AFFILIATE:  as defined in Section 3.17(d).

    EXCHANGE ACT:  as defined in Section 1.2(b).

    EXCHANGE AGENT: Continental Stock Transfer & Trust Company or such other a bank or trust company to be designated by Parent prior to the Effective Time to act as exchange agent.

    FHC:  means Fairchild Holding Corp.

    FHC INDEMNIFICATION AGREEMENT: means the Indemnification Agreement between FHC and Company dated March 13, 1996.

    FII:  as defined in Section 3.27.

    FIRST BOSTON:  as defined in Section 1.2(a).

    GCL:  as defined in the recitals.

    GOOD FAITH DEPOSIT:  as defined in Section 2.10.

    HSR ACT:  as defined in Section 3.5(b).

    INDEMNIFIED PERSONS:  as defined in Section 5.9(a).

    IRS:  as defined in Section 3.17(e).

    MERGER:  as defined in the recitals.

    MERGER CONSIDERATION:  as defined in Section 2.6(d).

    MULTIEMPLOYER PLAN:  as defined in Section 3.17(k).

    OFFER DOCUMENTS:  as defined in Section 1.1(b).

    OFFER TO PURCHASE:  as defined in Section 1.1(b).

    OTHER PLANS:  as defined in Section 3.17(b).

    PARENT:  as defined in the first paragraph of this Agreement.

    PARENT MATERIAL ADVERSE EVENT:  as defined in Section 4.1.

    PBGC:  as defined in Section 3.17(j).

    PENDING TRANSACTIONS: means the pending transactions regarding ICS Communications, Inc. and GE Capital-Rescum, L.L.P.

    PENSION BENEFIT PLANS:  as defined in Section 3.17(a).

    PER SHARE AMOUNT:  as defined in Section 2.6(a).

    PER SHARE OFFER AMOUNT:  as defined in the recitals.

    PERSON: an individual, partnership, joint venture, corporation, trust, unincorporated organization and a government or any department or agency thereof.

    PLANS:  as defined in Section 3.17(c).

    PLEDGE AGENT:  shall mean Gadsby & Hannah.

    PLEDGE AGREEMENT: means the Pledge Agreement dated as of March 13, 1996 by RHI in favor of Gadsby & Hannah as pledge agent.

    PREFERRED PER SHARE AMOUNT:  as defined in Section 2.6(d).

    PREFERRED SHARES:  as defined in Section 2.6(d).

    PROXY FILINGS:  as defined in Section 5.2(a).

    PROXY STATEMENT:  as defined in Section 3.8.

    PURCHASER:  as defined in the first paragraph of this Agreement.

    RHI:  means RHI Holdings, Inc.

    RHI INDEMNIFICATION AGREEMENT: means the Indemnification Agreement dated March 13, 1996 by and among TFC, RHI and Company.

    SCHEDULE 14D-1:  as defined in Section 1.1(b).

    SCHEDULE 14D-9:  as defined in Section 1.2(b).

    SEC:  as defined in Section 1.1(b).

    SEC REPORTS:  as defined in Section 3.6.

    SECURITIES ACT:  as defined in Section 3.6.

    SERIES D STOCK:  as defined in Section 2.6(d).

    SHARES:  means collectively, all shares of Company Common Stock.

    SHARES CONSIDERATION:  as defined in Section 2.6(a).

    SPECIAL PREFERRED STOCK:  as defined in Section 2.6(d).

    SUBSIDIARY: with respect to any Person, any corporation or other business entity, a majority (by number of votes) of the shares of capital stock (or other voting interests) of which at the time outstanding is owned by such Person directly or indirectly through Subsidiaries.

    SURVIVING CORPORATION:  as defined in Section 2.1.

    TEL-SAVE:  as defined in Section 7.4(a).

    TERMINATION FEE:  as defined in Section 7.4(a).

    TFC:  means The Fairchild Corporation.

    TAX OR TAXES:  as defined in Section 3.16.

    WELFARE PLANS:  as defined in Section 3.17(b).

    8.2. NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. No representations, warranties or agreements in this Agreement or in any instrument delivered by Parent, Purchaser or Company pursuant to this Agreement shall survive the Merger.

    8.3. NOTICES. All notices, requests, claims, demands, consents and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by fax or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

       if to Parent or Purchaser, a copy to:

           Intermedia Communications Inc.
            3625 Queen Palm Drive
            Tampa, Florida 33619
            Attention: Chief Financial Officer
            Telecopy: (813) 829-2470

       with a copy to:

           Kronish, Lieb, Weiner & Hellman LLP
            1114 Avenue of the Americas
            New York, NY 10036
            Attention: Ralph J. Sutcliffe, Esq.
            Telecopy: (212) 479-6275

       if to Company, a copy to:

           Shared Technologies Fairchild Inc.
            100 Great Meadow Road, Suite 104
            Wethersfield, CT 06109
            Telecopy No.: (860) 258-2455
            Attention: Kenneth M. Dorros, Esq.

       with a copy to:

           Cahill Gordon & Reindel
            80 Pine Street
            New York, NY 10005
            Telecopy No.: (212) 269-5420
            Attention: James J. Clark, Esq..

       and

           The Fairchild Corporation
            300 West Service Road
            P.O. Box 10803
            Chantilly, VA 22021
            Telecopy No.: (703) 478-5775
            Attention: Donald E. Miller, Esq.

    8.4. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated thereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement including the Merger, be consummated as originally contemplated to the fullest extent possible.

    8.5. MISCELLANEOUS. This Agreement (including the exhibits, documents and instruments referred to herein or therein) (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof; (b) is not intended to confer upon any other person other than the parties hereto any rights or remedies hereunder; (c) shall not be assigned by operation of law or otherwise, except that each of Parent and Purchaser may assign its rights and obligations hereunder without the consent of Company to one or more direct or indirect Subsidiaries of Parent (it being recognized that such an assignment shall not release or discharge the assignor from its obligations under this Agreement); and (d) shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement may be executed in two or more counterparts which together shall constitute a single instrument.

    8.6. SPECIFIC PERFORMANCE. The parties agree that due to the unique subject matter of this transaction, monetary damages will be insufficient to compensate the non-breaching party in the event of a breach of any part of this Agreement. Accordingly, the parties agree that the non-breaching party shall be entitled (without prejudice to any other right or remedy to which it may be entitled) to an appropriate decree of specific performance, or an injunction restraining any violation of this Agreement or other equitable remedies to enforce this Agreement (without establishing the likelihood of irreparable injury or posting bond or other security), and the breaching party waives in any action or proceeding brought to enforce this Agreement the defense that there exists an adequate remedy at law.

    8.7. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY OR AGAINST IT ON ANY MATTERS WHATSOEVER, IN CONTRACT OR IN TORT, ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT.

    [Remainder of Page Intentionally Left Blank]

    IN WITNESS WHEREOF, Parent, Purchaser and Company have caused this Agreement to be executed by their respective duly authorized officers on the date first above written.

                                              INTERMEDIA COMMUNICATIONS INC.

                                              By:        /s/ROBERT M. MANNING
                                                         Name: Robert M. Manning
                                                         Title: Senior Vice President
                                                              and Chief Financial Officer

                                              MOONLIGHT ACQUISITION CORP.

                                              By:        /s/ROBERT M. MANNING
                                                         Name: Robert M. Manning
                                                         Title: President

                                              SHARED TECHNOLOGIES FAIRCHILD INC.

                                              By:        /s/ANTHONY D. AUTORINO
                                                         Name: Anthony D. Autorino
                                                         Title: Chief Executive Officer

                                   SCHEDULE A

    Long Distance Services Agreement, dated November 13, 1997, between Company and Tel-Save Holdings, Inc.

                                                                         ANNEX A

                            CONDITIONS TO THE OFFER

    Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or pay for any Shares tendered pursuant to the Offer, and may terminate or amend the Offer and may postpone the acceptance for payment of and payment for Shares tendered, if (i) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer, or (ii) at any time on or after the date of this Agreement, and prior to the acceptance for payment of Shares, any of the following conditions shall exist:

        (a) any judgment, order, decree, statute, law, ordinance, rule or regulation entered, enacted, promulgated, enforced or issued by any court or other governmental entity of competent jurisdiction or other legal restraint or prohibition shall be in effect preventing the consummation of the Offer;

        (b) all necessary consents and approvals of any federal, state or local governmental authority or any other third party required for the consummation of the Offer and the transactions contemplated by this Agreement shall not have been obtained except for such consents and approvals the failure to obtain which individually or in the aggregate would not have a material adverse effect on the Surviving Corporation or a Parent Material Adverse Effect;

        (c) any of the representations and warranties of Company set forth in the Agreement shall not be true and correct as of July 16, 1997 or any of the representations and warranties set forth in Sections 3.2, 3.3, 3.4, 3.10, 3.14, 3.21, 3.22, 3.23 and 3.29 of the Agreement shall not be true as of the date Parent shall first accept Shares for payment, where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) has, or is likely to have, individually or in the aggregate, a Company Material Adverse Effect or cause any material increase in the consideration required to be paid by Parent and Purchaser effectively to consummate the Offer or the Merger;

        (d) Company shall not have performed any obligation required to be performed by it under this Agreement as of the date Parent shall first accept Shares for payment, where the non-performance of such obligation has, or is likely to have, individually or in the aggregate, a Company Material Adverse Effect or cause any material increase in the consideration required to be paid by Parent and Purchaser effectively to consummate the Offer;

        (e) the Merger Agreement shall have been terminated in accordance with its terms; or

        (f) Purchaser and Company shall have agreed that Purchaser shall terminate the Offer or postpone the acceptance for payment of or payment for Shares thereunder;

which, in the reasonable judgment of Purchaser in any such case, and regardless of the circumstances (including any action or inaction by Parent or any of its affiliates) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

    The foregoing conditions are for the sole benefit of Purchaser and Parent and may be asserted by Purchaser or Parent regardless of the circumstances giving rise to any such condition or may be waived by Purchaser or Parent in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

         [LOGO]

                                                       [LOGO]

                                                                        ANNEX II

                                                               November 26, 1997

The Board of Directors
Shared Technologies Fairchild Inc.
100 Great Meadow Road
Wethersfield, CT 06109

Dear Sir and Madam:

    You have asked us to advise you with respect to the fairness to the stockholders of Shared Technologies Fairchild Inc. (the "Company"), other than Intermedia Communications Inc. (the "Acquiror") and The Fairchild Corporation and RHI Holdings, Inc. (collectively, "Fairchild/RHI"), from a financial point of view, of the consideration to be received by such stockholders pursuant to the terms of the Agreement and Plan of Merger, dated as of November 20, 1997 (the "Merger Agreement"), among the Company, the Acquiror, and Moonlight Acquisition Corp. (the "Sub"). The Merger Agreement provides, among other things, that (i) the Sub will commence, as soon as practicable, a cash tender offer to acquire 4,000,000 of the issued and outstanding shares of Company common stock, par value $0.004 per share (the "Common Shares") at a price of $15.00 per Common Share, net to the seller (the "Offer"); (ii) promptly following the consummation of the Offer, the Sub will be merged with and into the Company with the Company as the surviving corporation (the "Merger"); (iii) the Company will become a wholly owned subsidiary of the Acquiror as a result of the Merger; and (iv) each of the then outstanding Common Shares will be converted into the right to receive $15.00 cash.

    Immediately prior to the execution of the Merger Agreement, the Acquiror entered into a stock option agreement (the "Option Agreement") with certain stockholders of the Company granting the Acquiror an exclusive and irrevocable option to (i) purchase from Fairchild/RHI (x) 6,225,000 Common Shares at $15.00 net to the seller in cash per share and (y) 250,000 shares of the Company's Convertible Preferred Stock at $15.00 multiplied by the number of shares of Common Stock into which such share of the Company's Convertible Preferred Stock is convertible; (ii) purchase from Anthony D. Autorino 870,416 Common Shares and options to purchase 296,667 Common Shares at $15.00 net to the seller in cash per share; and (iii) purchase from Jefferey J. Steiner up to 47,500 Common Shares and options to purchase 116,667 Common Shares at $15.00 net to the seller in cash per share. The Option Agreement also provides for each stockholder named in the preceding sentence to irrevocably appoint the Acquiror its attorney and proxy to, among other things, vote and take other actions in favor of the consummation of the transactions contemplated by the Merger Agreement. The shares to which the Acquiror was granted an irrevocable option to purchase under the Option Agreement, together with the shares owned directly by the Acquiror, will give the Acquiror control of slightly in excess of 50% of the Company's common stock on a fully diluted basis.

    In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to the Company, as well as the Merger Agreement. We have also reviewed certain other information, including financial forecasts, provided to us by the Company and have met with the Company's management to discuss the business and prospects of the Company.

    We have also considered certain financial and stock market data of the Company, and we have compared those data with similar data for other publicly held companies in businesses similar to the Company and we have considered the financial terms of certain other business combinations and other transactions which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

    In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's management as to the future financial performance of the Company. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon financial, economic, market and other conditions as they exist as of the date hereof and can be evaluated on the date hereof.

    We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We will also receive a fee for rendering this opinion. In the past, we have performed certain investment banking services for the Company and the Acquiror and have received customary fees for such services.

    In the ordinary course of business, we and our affiliates may actively trade the debt and equity securities of both the Company and the Acquiror for our and such affiliates' own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

    It is understood that this letter is for the information of the Company in connection with its consideration of the Offer and the Merger, does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed Merger or whether such stockholder should tender shares pursuant to the Offer and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sales of securities, nor shall this letter be used for any other purposes, without or prior written consent.

    Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration to be received by the stockholders of the Company in the Offer and the Merger is fair to such stockholders, other than the Acquiror and Fairchild/RHI, from a financial point of view.

                                          Very truly yours,
                                          CREDIT SUISSE FIRST BOSTON CORPORATION

                                                                       ANNEX III

                           TEXT OF SECTION 262 OF THE
                GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

SECTION 262 APPRAISAL RIGHTS.

    (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

        (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of to act upon the agreement of merger or consolidation, were either
    (i) listed on a national securities exchange or designed as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of
    Section 251 of this title.

        (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

           a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

           b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

           c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

           d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the Intermedia corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

        (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not Less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

        (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
    (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                       SHARED TECHNOLOGIES FAIRCHILD INC.
                        100 GREAT MEADOW ROAD, SUITE 104
                        WETHERSFIELD, CONNECTICUT 06109

                   Proxy for Special Meeting of Stockholders
                               February 10, 1998

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints Vincent DiVincenzo and Kenneth Dorros, jointly and severally, proxies for the undersigned with full power of substitution, and hereby authorizes them to represent and to vote, in accordance with the instructions on the reverse side of this card, all shares of the common stock par value $.004 per share (the "Shares") of Shared Technologies Fairchild Inc. the undersigned is entitled to vote at the Special Meeting of Stockholders to be held on February 10, 1998 at 100 Great Meadow Road, Suite 104, Wethersfield, Connecticut 06109, commencing at 9:00, Eastern Time, or at any postponement or adjournment thereof. The proxies may vote in their discretion upon such other business as may properly be brought before the meeting or any postponement or adjournment thereof.

   COMMENTS/ADDRESS CHANGE: PLEASE MARK COMMENTS/ADDRESS BOX ON REVERSE SIDE

                                    (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. WHERE NO                   /X/     PLEASE MARK
VOTING INSTRUCTIONS ARE GIVEN, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR ITEM 1.                        YOUR VOTES AS
                                                                                                                         THIS

Item 1--Approve the Merger Agreement as described in the Company's Proxy Statement. The Board       FOR      AGAINST     ABSTAIN
of Directors unanimously recommends a vote FOR the Merger Agreement.                                / /        / /         / /

Item 2--In the discretion of the Board of Directors, upon such                                      / /        / /         / /
other business as may be properly brought before the Special
Meeting or any postponement or adjournment thereof.

                                                                          If you plan to attend the Special Meeting,
                                                                          please check this box

                                                                          COMMENTS/ADDRESS CHANGE
                                                                          Please mark this box if you have written
                                                                          comments/ address change on the reverse side.

                                                                          Receipts is hereby acknowledged of the Notice of
                                                                          Special Meeting and Proxy Statement of Shared
                                                                          Technologies Fairchild, Inc.


                                                                                / /

                                                                                / /

Signature(s)________________________________________________ Date_______________

Please mark, date and sign as your name appears opposite and return it in the enclosed envelope. If acting as executor, administrator, trustee, guardian, etc. you should so indicate when signing. If the signer is a corporation, please sign full corporate name.